As filed with the Securities and Exchange Commission on May 27, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VESTIN REALTY TRUST I, INC.
(Exact name of Registrant as specified in its charter)

Maryland	6162	20-2891283
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
8379 West Sunset Road
Las Vegas, Nevada 89113
Telephone: (702) 227-0965
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Michael V. Shustek
President and Chief Executive Officer
Vestin Realty Trust I, Inc.
8379 West Sunset Road
Las Vegas, Nevada 89113
Telephone: (702) 227-0965
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
COPIES TO:
Hillel T. Cohn, Esq.
Charles C. Kim, Esq.
Ben Chung, Esq.
Morrison & Foerster LLP
555 West Fifth Street, Suite 3500
Los Angeles, California 90013-1024
(213) 892-5200

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and prior to the effective time of the proposed merger described in this Registration Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered(1)	per Share(2)	Offering Price(2)	Registration Fee

Common Stock, $0.0001 par value per share	7,602,594	$9.75	$74,125,291.50	$8,724.55

(1)	Includes the maximum number of shares of common stock of Registrant that may be issuable to holders of units of Vestin Fund I, LLC in the proposed merger of Vestin Fund I, LLC with and into the Registrant as described in the proxy statement/ prospectus that forms a part of this Registration Statement.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/ prospectus is not complete and may be changed. Vestin Realty Trust I, Inc. may not issue the common stock to be issued in connection with the transactions described in this proxy statement/ prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/ prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 27, 2005.
Vestin Fund I, LLC
8379 West Sunset Road
Las Vegas, Nevada 89113
                        , 2005
Dear Vestin Fund I, LLC Member:
      You are invited to attend a special meeting of members of Vestin Fund I, LLC, or Fund I, to be held at the Palace Station Hotel and Casino, 2411 W. Sahara Avenue, Las Vegas, Nevada 89102, on                    ,                    , 2005 at 1:00 p.m., local time.
      I am pleased to report that after careful consideration the board of directors of Vestin Mortgage, Inc., as the sole manager of Fund I, has unanimously approved a plan to restructure our business operations to allow our company to qualify as a real estate investment trust, or a REIT, for U.S. federal income tax purposes. We refer to this restructuring plan as the REIT conversion. The REIT conversion is being undertaken in order to provide our members with liquidity while maintaining the business operations and assets of Fund I. We intend to operate our business after the REIT conversion substantially as it is currently conducted, while leaving intact the current management structure and substantially replicating in Vestin Realty Trust your rights in Fund I. The REIT conversion will not change our investment objectives or operating policies.
      The REIT conversion will include, among other things, the merger of Fund I with and into Vestin Realty Trust I, Inc., a recently formed Maryland corporation. In the merger, you will receive one share of Vestin Realty Trust common stock for each unit of Fund I you own. We anticipate that the shares of Vestin Realty Trust common stock will trade on the Nasdaq National Market under the symbol “VRTA.”
      At the special meeting, you will be asked to consider and vote upon a proposal to adopt and approve the merger agreement, which will implement the REIT conversion.
      Your vote is very important. We cannot complete the merger unless the holders of at least a majority of the outstanding units of Fund I vote to adopt and approve the merger agreement. After careful consideration, the board of directors of Vestin Mortgage, as the sole manager of Fund I, has unanimously approved the merger agreement and recommends that you vote “FOR” the adoption and approval of the merger agreement, which will implement the REIT conversion.
      Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you do not vote, it will have the same effect as voting against the merger proposal. Returning the proxy card does not deprive you of your right to attend the special meeting and to vote your units in person.
      This proxy statement/ prospectus is a prospectus of Vestin Realty Trust as well as a proxy statement for Fund I and provides you with detailed information about the REIT conversion and the special meeting. We encourage you to read carefully this entire proxy statement/ prospectus, including all its annexes. We especially encourage you to read the “Risk Factors” section beginning on page 7, including, among others, the following risks related to the REIT conversion:

•	Our management has no experience operating a mortgage REIT, and we cannot assure you that our management’s past experience will be sufficient to successfully manage our business as a mortgage REIT, including complying with complicated U.S. federal income tax rules and regulations.

•	If we fail to qualify as a REIT for U.S. federal income tax purposes, we will be taxed as a corporation and our liability for certain U.S. federal, state and local income taxes can be expected to increase significantly, which can be expected to result in a material decrease in cash available for distribution to our stockholders.

•	You will no longer have redemption rights after the REIT conversion.

•	If you sell the Vestin Realty Trust common stock you receive in the merger after the REIT conversion, the price you receive may be less than the amount you may be able to receive through an exercise of your redemption rights.
      We appreciate your cooperation in considering and acting on the matters presented.

Sincerely,

Michael V. Shustek
Chairman, President and Chief Executive Officer
Vestin Mortgage, Inc., the sole manager of
Vestin Fund I, LLC
      Neither the Securities and Exchange Commission nor any state securities regulator or other regulatory body has approved the securities to be issued in the merger or determined if this proxy statement/ prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
      This proxy statement/ prospectus is dated                    , 2005 and is being first mailed to unitholders of Fund I on or about                    , 2005.

VESTIN FUND I, LLC
8379 West Sunset Road
Las Vegas, Nevada 89113
NOTICE OF SPECIAL MEETING OF UNITHOLDERS
To Be Held On                         , 2005
       Notice is hereby given that a special meeting of unitholders of Vestin Fund I, LLC, a Nevada limited liability company (“Fund I”), will be held at the Palace Station Hotel and Casino, 2411 W. Sahara Avenue, Las Vegas, Nevada 89102, on                     ,                     , 2005 at 1:00 p.m., local time, for the following purposes:

1. To consider and vote upon a proposal to adopt and approve the agreement and plan of merger, dated as of , 2005, by and between Fund I and Vestin Realty Trust I, Inc., a newly formed Maryland corporation, pursuant to which Fund I will be merged with and into Vestin Realty Trust. The merger agreement will implement the restructuring of the business operations of Fund I to allow Vestin Realty Trust, as the surviving entity in the merger, to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes. The merger agreement is included as Annex A to this proxy statement/ prospectus; and

2. To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.
      Fund I reserves the right to cancel or defer the merger even if unitholders of Fund I vote to approve the merger agreement and the other conditions to the consummation of the merger are satisfied or waived if the board of directors of Vestin Mortgage, Inc., as the sole manager of Fund I, determines that the merger is no longer in the best interests of Fund I and its unitholders. There is no time limit for Fund I to cancel or defer the merger.
      Holders of record of Fund I units at the close of business on                     , 2005, the record date, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.
      The merger cannot be completed unless the holders of at least a majority of the outstanding units of Fund I vote to adopt and approve the merger agreement. Even if you plan to attend the special meeting, we request that you sign and date the enclosed proxy card and return it without delay in the enclosed postage-paid envelope so that your units will be represented at the special meeting. If you do not vote, it will have the same effect as voting against the merger proposal.

By Order of the Board of Directors of
Vestin Mortgage, Inc., as the sole manager of
Vestin Fund I, LLC

Michael V. Shustek
Chairman, President and Chief Executive Officer
Las Vegas, Nevada
                    , 2005

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This proxy statement/ prospectus may contain statements that constitute forward-looking statements, and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements.
      In some cases you can identify forward-looking statements by terms such as “anticipate,” “project,” “may,” “intend,” “might,” “will,” “could,” “would,” “expect,” “believe,” “estimate,” “potential,” by the negative of these terms and by similar expressions. These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties, many of which are beyond our ability to control or predict. You should not put undue reliance on any forward-looking statements. These forward-looking statements present our estimates and assumptions only as of the date of this proxy statement/ prospectus.
      Important factors that could cause actual results to differ materially and adversely from those expressed or implied by the forward-looking statements include:

•	general industry, economic and business conditions (which will, among other things, affect availability and cost of financing, interest rate fluctuations and operating expenses);

•	adverse changes in the real estate markets;

•	inflation and interest rate, market and monetary fluctuations;

•	higher defaults on our loan portfolio than we expect;

•	our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes;

•	the ability of certain of our wholly-owned subsidiaries to qualify as taxable REIT subsidiaries for U.S. federal income tax purposes;

•	our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by the U.S. federal income tax laws and regulations applicable to REITs;

•	changes in U.S. federal income tax laws and regulations applicable to REITs;

•	changes in the legal and regulatory environment in our industry; and

•	other risks inherent in the real estate business.
      The above list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative but by no means exhaustive. Therefore, all forward-looking statements should be evaluated with the understanding of their inherent risk and uncertainty. Except for our ongoing obligation to disclose material information as required by U.S. federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this proxy statement/ prospectus.

ANNEXES

Annex A	Agreement and Plan of Merger
Annex B	Articles of Incorporation of Vestin Realty Trust I, Inc.
Annex C	Articles Supplementary of Vestin Realty Trust I, Inc.
Annex D	Bylaws of Vestin Realty Trust I, Inc.
Annex E	Form of Management Agreement

QUESTIONS AND ANSWERS ABOUT THE REIT CONVERSION AND MERGER

Q:	What is proposed?

A:	The board of directors of Vestin Mortgage, Inc., as the sole manager of Vestin Fund I, LLC, or Fund I, has approved a plan to restructure our business operations to enable us to elect to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes. We refer to this plan, including the related restructuring transactions, as the REIT conversion. Following the REIT conversion, we intend to continue our mortgage lending business consistent with past practices. The REIT conversion will not change our investment objectives or operating policies.

Q:	Why are we proposing the REIT conversion?

A:	We are proposing the REIT conversion primarily for the following reasons:

• provide liquidity for unitholders as we anticipate the shares of Vestin Realty Trust common stock to be issued in the merger will trade on the Nasdaq National Market; and

• maximize the availability of assets for investments in mortgage loans by eliminating the need to reserve capital to satisfy redemption requests.

Q:	What is a REIT?

A:	A REIT is a corporation that derives most of its income from real estate mortgages and real property and whose assets predominantly consist of such mortgages and property. The corporation must make a special election for U.S. federal income tax purposes to be treated as a REIT. Subject to a number of significant exceptions, a corporation that qualifies as a REIT generally is not subject to U.S. federal corporate income taxes on income and gain that it distributes to its stockholders, thereby reducing its corporate-level taxes.

Q:	What happens in the REIT conversion?

A:	The REIT conversion involves several restructuring transactions:

The Merger

The principal restructuring transaction is the merger of Fund I with and into Vestin Realty Trust I, Inc., a recently formed Maryland corporation. Vestin Realty Trust will be the surviving entity in the merger and will succeed to and continue the business of Fund I. As a consequence of the merger and the REIT conversion:

• each outstanding unit of Fund I will be converted into one share of common stock of Vestin Realty Trust;

• we anticipate the shares of Vestin Realty Trust common stock will trade on the Nasdaq National Market;

• Vestin Realty Trust will succeed to and continue to operate, directly or indirectly, all of the existing business of Fund I;

• your rights as stockholders of Vestin Realty Trust will be governed by the articles of incorporation and articles supplementary of Vestin Realty Trust, which we sometimes refer to collectively in this proxy statement/ prospectus as the charter, and bylaws of Vestin Realty Trust; and

• Vestin Mortgage will continue to manage our day-to-day business operations, subject to the oversight of the board of directors of Vestin Realty Trust, pursuant to the terms and conditions of a management agreement.

We have attached a copy of the merger agreement as Annex A to this proxy statement/ prospectus. We have also attached copies of the articles of incorporation, articles supplementary and bylaws of Vestin Realty Trust and the form of management agreement as Annex B, Annex C, Annex D and Annex E, respectively, to this proxy statement/ prospectus. We urge you to read each of these documents carefully. While our management structure will be substantially similar to that of Fund I, there are certain

v

differences. See “Comparison of Rights of Unitholders of Fund I and Stockholders of Vestin Realty Trust.”

Other Important Restructuring Transactions

Prior to the consummation of the REIT conversion, Fund I will transfer various properties to one or more wholly-owned subsidiaries of Vestin Realty Trust in order to avoid 100% U.S. federal penalty taxes on any income from the future sale of these properties. The transferred assets will consist primarily of real property foreclosed upon by Fund I to be sold to third parties. These wholly-owned subsidiaries will elect to be treated as “taxable REIT subsidiaries” effective upon the REIT conversion. Income from these wholly-owned taxable REIT subsidiaries will be either distributed to Vestin Realty Trust, where it will contribute to income available for distribution to stockholders or be reinvested into Vestin Realty Trust’s business, or be retained by the taxable REIT subsidiaries and used to fund their operations.

A taxable REIT subsidiary is a corporation in which a REIT owns stock and which joins the REIT in filing a taxable REIT subsidiary election on Internal Revenue Service, or IRS, Form 8875. A taxable REIT subsidiary also includes any corporation in which a taxable REIT subsidiary owns securities representing more than 35% of the voting power or more than 35% of the value of the issuing corporation’s outstanding securities. A taxable REIT subsidiary generally can conduct activities that generate gross income that would not be qualifying income for purposes of the gross income tests applicable to REITs and generally can hold assets that would not be qualifying assets for purposes of the quarterly asset tests applicable to REITs. As the name implies, taxable REIT subsidiaries are subject to corporate income tax on the income they recognize and, unlike a REIT, they are not allowed a deduction for distributions they pay on their stock.

Q:	Will our business operations change after the REIT conversion?

A:	We plan to operate our business after the REIT conversion substantially as it is currently conducted. Our investment objectives will not change and may not be changed without the approval of a majority of our stockholders. In addition, we will continue to use our current mortgage loan underwriting guidelines and our existing investment policies. In that regard, although we will no longer be subject to the Mortgage Program Guidelines of the North American Securities Administrators Association, Inc., or NASAA, once we are listed on the Nasdaq National Market, we will continue to comply voluntarily with the NASAA Guidelines unless a majority of our unaffiliated directors determines that it is in our best interests to vary our mortgage lending practices from the NASAA Guidelines. Vestin Mortgage will continue to serve as our manager after the REIT conversion. Unlike before, however, Vestin Mortgage will manage our business subject to the oversight of the board of directors of Vestin Realty Trust and pursuant to the terms and conditions of a management agreement, the form of which is attached as Annex E to this proxy statement/ prospectus.

Q:	What are the material terms of the management agreement with Vestin Mortgage?

A:	General. Vestin Mortgage will implement our business strategies on a day-to-day basis subject to the oversight of the board of directors of Vestin Realty Trust. The terms and conditions of the management agreement, including the duties and obligations of Vestin Mortgage thereunder, are substantially similar to those currently set forth in the operating agreement for Fund I.

Compensation. Vestin Mortgage will be compensated based on the various services it provides as our manager according to the schedules set forth in the management agreement and our bylaws. The compensation structure under the management agreement and our bylaws is the same as currently set forth in the operating agreement for Fund I. The fees payable by us to Vestin Mortgage may not be changed without the approval of a majority in interest of Vestin Realty Trust’s stockholders.

Term; Termination. The management agreement will continue in force for the duration of the existence of Vestin Realty Trust. The management agreement will automatically terminate upon the affirmative vote of a majority in interest of stockholders entitled to vote on the matter. This provision is identical to the current operating agreement for Fund I which permits a majority of Fund I members to terminate Vestin

Mortgage as a managing member. In addition, the board of directors of Vestin Realty Trust may terminate the management agreement for cause at any time upon 90 days’ written notice of termination.

Q:	Will I continue to have redemption rights after the REIT conversion?

A:	No. Under the operating agreement for Fund I, you currently have the right to withdraw as a member and require Fund I to redeem your units upon withdrawal, subject to certain conditions and limitations, including a maximum cap on the total amount that may be redeemed by all members during any calendar year equal to 10% of the amount of the capital accounts of all members. The redemption demands have exceeded this limit, resulting in fully-subscribed redemption requests through 2017. Consequently, many unitholders who would like to attain liquidity for their units have been unable to do so within the timeframe they desire.

You will not have any redemption rights as a stockholder of Vestin Realty Trust after the REIT conversion. However, we anticipate that the shares of Vestin Realty Trust common stock to be issued in the merger will trade on the Nasdaq National Market. Since Vestin Realty Trust will be a publicly traded entity, it is not practical to provide redemption rights.

Q:	How will my rights as an equity holder change after the REIT conversion?

A:	Your current rights as a unitholder of Fund I are governed primarily by the operating agreement for Fund I. If the merger proposal is approved by unitholders of Fund I and the merger is consummated, you will become a stockholder of Vestin Realty Trust and your rights as a stockholder of Vestin Realty Trust will be governed by the Maryland General Corporation Law, or the MGCL, and the charter and bylaws of Vestin Realty Trust.

The REIT conversion has been structured to preserve in all material respects your rights in Fund I by replicating them in Vestin Realty Trust. In that regard, your rights to vote on certain matters as a stockholder of Vestin Realty Trust will be substantially similar to your voting rights as a member of Fund I. However, some important differences exist between your rights as a unitholder of Fund I and your rights as a stockholder of Vestin Realty Trust.

The major difference is that you will not have redemption rights after the REIT conversion. Also, distributions after completion of the REIT conversion will be made on a quarterly basis rather than on a monthly basis as currently required by the operating agreement for Fund I. Another significant difference is that the charter of Vestin Realty Trust prohibits ownership, directly or by the attribution provisions of the U.S. federal tax laws, by any person of more than a specified percentage (by value or by number of shares, whichever is more restrictive) of the outstanding shares of Vestin Realty Trust’s stock. This ownership limitation is being implemented primarily to satisfy certain requirements under the Internal Revenue Code of 1986, or the Code, that are applicable to REITs in general and to otherwise address concerns relating to stock ownership.

Q:	What will I receive in connection with the merger?

A:	At the time of the completion of the merger, you will receive one share of Vestin Realty Trust common stock for each unit of Fund I you hold. We anticipate the shares of Vestin Realty Trust common stock you receive in connection with the merger will trade on the Nasdaq National Market under the symbol “VRTA.”

Q:	Will Vestin Realty Trust make distributions in the future?

A:	We currently intend to distribute substantially all REIT taxable income and net capital gain on a quarterly basis to the extent practicable, consistent with Fund I’s current policy to distribute all of its net income available for distribution. As a mortgage REIT, Vestin Realty Trust generally will have to distribute annually at least 90% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gain). REIT taxable income generally is the net income of a REIT determined for U.S. federal income tax purposes subject to specified adjustments, including a deduction for dividends paid and excluding net capital gain. If the REIT conversion is completed, we plan to continue to pay dividends. However, we intend to make regular quarterly distributions after the REIT conversion rather than the current monthly distributions. The actual amount and timing of the distributions will be as authorized by the board of directors of, and declared by, Vestin Realty Trust and will depend on, among other factors, our financial condition and earnings.

If you dispose of your shares of Vestin Realty Trust common stock before the record date for a distribution payment, you will not receive that distribution payment.

Q:	Are there risks I should consider in deciding whether to vote for the merger proposal?

A:	Yes, in evaluating the merger proposal, you should consider carefully the following factors.

You will lose your redemption rights in connection with the REIT conversion. Because of the cap on the total amount that may be redeemed during any calendar year, Fund I currently has fully-subscribed redemption obligations through 2017. There may be significant initial downward pressure on the market price of Vestin Realty Trust’s common stock after the REIT conversion because of these redemption requests and, as a result, you may receive less upon a sale of the Vestin Realty Trust common stock than what you may be able to receive by exercising redemption rights.

Based upon its intended qualification as a non-publicly traded partnership, the U.S. federal income tax rules governing Fund I are less complex compared to such rules governing REITs. Because we have never operated as a REIT and our management has no experience managing a REIT and complying with the complicated REIT qualification requirements, we may not be able to successfully manage our business as a REIT. Moreover, assuming Fund I is not treated as a publicly traded partnership, it is not subject to U.S. federal income taxes. In contrast, Vestin Realty Trust will be subject to U.S. federal income taxation if it fails to qualify as a REIT and, even if it qualifies as a REIT, a portion of its income may be subject to U.S. federal income taxation. You should also consider the specific factors discussed in the “Risk Factors” section beginning on page 7.

Q:	How does our manager recommend I vote on the merger proposal?

A:	The board of directors of Vestin Mortgage, as the sole manager of our company, believes the merger and REIT conversion are advisable and in the best interests of our company and unitholders. The board of directors of Vestin Mortgage unanimously recommends that you vote “FOR” the adoption and approval of the merger agreement.

As of the record date, Vestin Mortgage owned and was entitled to vote 100,000 units of Fund I, representing approximately one percent of the units entitled to vote with respect to the merger proposal. Michael V. Shustek, our President and Chief Executive Officer, indirectly owns all of the capital stock of Vestin Mortgage. We currently expect that Vestin Mortgage will vote all of its Fund I units “FOR” the merger proposal.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained in this proxy statement/ prospectus, including its annexes. You should then complete and sign the proxy card and return it in the enclosed postage-paid envelope as soon as possible so that your units can be voted at the special meeting. If you do not include instructions on how to vote your properly signed proxy, your units will be voted “FOR” the adoption and approval of the merger agreement.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your units in person whether or not you sign and return the proxy card.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to our manager, Vestin Mortgage, stating that you would like to revoke your proxy. Second, you can complete and return a new proxy card. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy.

Q:	What vote is required to approve the merger proposal?

A:	The adoption and approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding units of our company on the record date. If you do not vote, it will have the same effect as voting against the merger proposal. As of the record date, the affirmative vote of units will be required.

Q:	When do we expect to complete the merger?

A:	We are working toward completing the merger as quickly as possible. We currently expect to complete the merger as soon as practicable after the requisite approval is obtained at the special meeting and the closing conditions are satisfied or waived.

However, we reserve the right to cancel or defer the merger even if unitholders vote to approve the merger proposal and the other conditions to the consummation of the merger are satisfied or waived if the board of directors of Vestin Mortgage, as the sole manager of our company, determines that the merger is no longer in the best interests of our company unitholders. There is no time limit for us to cancel or defer the merger.

Q:	Am I entitled to dissenters’ rights?

A:	Under Nevada law, you are not entitled to any dissenters’ or appraisal rights in connection with the merger and REIT conversion.

Q:	Where will my new Vestin Realty Trust common stock be traded?

A:	Vestin Realty Trust has applied to have its shares of common stock issued in the merger listed on the Nasdaq National Market. We expect that the new Vestin Realty Trust common stock will trade under the symbol “VRTA.” If the shares of Vestin Realty Trust common stock are not approved for listing on Nasdaq or a national securities exchange acceptable to Fund I, we will not complete the merger.

Q:	Who is paying for the expenses incurred in connection with the REIT conversion?

A:	Vestin Mortgage, our manager, will pay for all expenses incurred in connection with the REIT conversion.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or the REIT conversion, or if you need additional copies of this proxy statement/ prospectus, you should contact our information agent:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
(800) 322-2885 (Toll Free)

You may also contact:

Vestin Fund I, LLC
8379 West Sunset Road
Las Vegas, Nevada 89113
Attention: John W. Alderfer
(702) 227-0965

SUMMARY OF THE PROXY STATEMENT/ PROSPECTUS
      This summary highlights selected information from this proxy statement/ prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/ prospectus and the other documents to which this proxy statement/ prospectus refers in order to fully understand the REIT conversion and the merger. In particular, you should read the annexes attached to this proxy statement/ prospectus, including the merger agreement attached as Annex A and the form of management agreement attached as Annex E. You also should read the articles of incorporation, articles supplementary and bylaws of Vestin Realty Trust, which are attached as Annex B, Annex C and Annex D, respectively, because they will governing your rights as a stockholder of Vestin Realty Trust following the merger.
      The information contained in this proxy statement/ prospectus, unless otherwise indicated, assumes the REIT conversion and all the transactions related to the REIT conversion, including the merger, will occur. When used in this proxy statement/ prospectus, the terms “we,” “our” and “us” refer to Fund I with respect to the period before the merger and the REIT conversion, and Vestin Realty Trust with respect to the period after the REIT conversion.
The Companies
      Vestin Fund I, LLC is a Nevada limited liability company that invests in loans secured by real estate through deeds of trust and mortgages. Our sole manager is Vestin Mortgage, Inc., a licensed mortgage broker in the State of Nevada. We invest in mortgage loans throughout the areas in which Vestin Mortgage and its correspondents have experience, primarily Arizona, California, Hawaii, Nevada, New York and Texas. The loans we invest in are selected for us by Vestin Mortgage from among loans originated by Vestin Mortgage or non-affiliated mortgage brokers. When Vestin Mortgage or a non-affiliated mortgage broker originates a loan for us, that entity identifies the borrower, processes the loan application, makes or invests in the loan and brokers or sells the loan to us. Fund I generally invests in short-term mortgage loans, typically with terms of one to two years. We believe that our loans are attractive to borrowers because of the expediency of Vestin Mortgage’s loan approval process, which takes about ten to twenty days.
      Vestin Realty Trust I, Inc. is a Maryland corporation recently formed for the sole purpose of converting our company into a REIT. Upon the consummation of the merger, Vestin Realty Trust will succeed to and continue the business of Fund I and will make an election to be taxed as a REIT for U.S. federal income tax purposes. Vestin Realty Trust has conducted no business to date other than that incident to facilitating the REIT conversion.
      The principal executive offices of both Fund I and Vestin Realty Trust are located at 8379 West Sunset Road, Las Vegas, Nevada 89113. Their telephone number at that location is (702) 227-0965. Fund I maintains a website at http://www.vestinfunds.com. Information contained in the website does not constitute part of this proxy statement/ prospectus.
The REIT Conversion
      The board of directors of Vestin Mortgage, as the sole manager of Fund I, has approved a plan, pending the approval of the unitholders of Fund I, to restructure our business operations so that Vestin Realty Trust, as the successor to the assets and business operations of Fund I following the merger, may qualify as a REIT for U.S. federal income tax purposes. We refer to the merger, the related restructuring transactions and the election of REIT status by Vestin Realty Trust in this proxy statement/ prospectus as the REIT conversion. The REIT conversion is designed to enable Vestin Realty Trust, as the business successor of Fund I, to reposition its assets and business operations in a manner eligible to elect to be treated as a REIT for U.S. federal income tax purposes. If Vestin Realty Trust qualifies as a REIT, subject to certain significant exceptions as further discussed in “Other Restructuring Transactions; Formation of Taxable REIT Subsidiaries” and “Material United States Federal Income Tax Consequences — United States Federal Income Taxation of Vestin Realty Trust Following the Merger,” Vestin Realty Trust generally will not be subject to corporate-level U.S. federal income tax on that portion of its REIT taxable income and net capital gain that is distributed to its stockholders. Vestin Realty Trust intends to distribute on a quarterly basis substantially all of its income and gain to its stockholders. Subject to the referenced exceptions, this treatment generally would eliminate the U.S. federal “double taxation” on earnings (at the corporate and stockholder levels) that generally results from investments in corporations.
      We are distributing this proxy statement/ prospectus to you as a holder of Fund I units in connection with the solicitation of proxies by the board of directors of Vestin Mortgage, as the sole manager of Fund I, for your approval of a proposal to adopt and approve the merger agreement, which will implement the REIT conversion including the related restructuring transactions. A copy of the merger agreement is attached as Annex A to this proxy statement/ prospectus.
      Fund I reserves the right to cancel or defer the merger even if unitholders of Fund I vote to approve the merger agreement and the other conditions to the consummation of the merger are satisfied or waived if the board of directors of Vestin Mortgage, Inc., as the sole manager of Fund I, determines that the merger is no longer in the best interests of Fund I and its unitholders. There is no time limit for Fund I to cancel or defer the merger.
      We estimate that one-time transaction costs incurred in connection with the REIT conversion will be approximately $          . Vestin Mortgage will pay for all costs incurred in connection with the REIT conversion.
Operation and Management of Business After the REIT Conversion
      We plan to operate our business after the REIT conversion substantially as it is currently conducted. Our investment objectives will not change and may not be changed without the approval of a majority of our stockholders. In addition, we will continue to use our current mortgage loan underwriting guidelines and our existing investment policies. In that regard, although we will no longer be subject to the Mortgage Program Guidelines of the NASAA once we are listed on the Nasdaq National Market, we will continue to comply voluntarily with the NASAA Guidelines unless a majority of our unaffiliated directors determines that it is in our best interest to vary our mortgage lending practices from the NASAA Guidelines. Vestin Mortgage will continue to serve as our manager after the REIT conversion. Unlike before, however, Vestin Mortgage will manage our business subject to the oversight of our board of directors and pursuant to the terms and conditions of the form of management agreement attached as Annex E to this proxy statement/ prospectus.
Management Agreement (page 25)
      Vestin Mortgage will implement our business strategies on a day-to-day basis pursuant to a management agreement, a form of which is attached as Annex E to this proxy statement/ prospectus, subject to the oversight of the board of directors of Vestin Realty Trust. The terms and conditions of the management agreement, including the duties and obligations of Vestin Mortgage thereunder, are substantially similar to those currently set forth in the operating agreement for Fund I.
      Vestin Mortgage will be compensated based on the various services it provides as our manager according to the schedules set forth in the management agreement and our bylaws. The compensation structure under the management agreement and our bylaws is the same as currently set forth in the operating agreement for Fund I. The fees payable by us to Vestin Mortgage may not be changed without the approval of a majority in interest of Vestin Realty Trust stockholders.
      The management agreement will continue in force for the duration of the existence of Vestin Realty Trust. However, the management agreement will automatically terminate upon the affirmative vote of a majority in interest of stockholders entitled to vote on the matter. This provision is identical to the current operating agreement for Fund I which permits a majority of Fund I members to terminate Vestin Mortgage as manager. In addition, the board of directors of Vestin Realty Trust may terminate the management agreement for cause at any time upon 90 days’ written notice of termination.

Conflicts of Interest (page 50)
      We will continue to depend substantially on Vestin Mortgage to manage our operations after the REIT conversion. Vestin Mortgage will face the same conflicts of interest in managing the affairs of Vestin Realty Trust as currently exist in connection with its management of Fund I, including:

•	Vestin Mortgage will receive substantial fees from borrowers for obtaining, processing, making and brokering, managing and selling mortgage loans, as well as for other services. Many of these fees are paid on an up-front basis. Vestin Mortgage’s compensation is based on the volume and size of the mortgages selected for us, and our interests may diverge from those of Vestin Mortgage and Michael V. Shustek, who indirectly owns 100% of Vestin Mortgage, in deciding whether we should invest in a particular loan. Vestin Mortgage will receive an immediate benefit through the payment of up-front fees from borrowers irrespective of the risk we may bear in connection with our ability to collect on such loans.

•	Vestin Mortgage will be receiving fees from borrowers that would otherwise increase our returns. Because Vestin Mortgage receives all of these fees, our interests will diverge from those of Vestin Mortgage and Mr. Shustek when Vestin Mortgage determines whether we should charge higher interest rates or Vestin Mortgage should receive higher fees from borrowers.

•	Vestin Mortgage must allocate its time between our activities and its other activities. These other activities include its current activities as a licensed mortgage broker and acting as the manager of Vestin Fund II, LLC, or Fund II, Vestin Fund III, LLC, or Fund III, and inVestin Nevada, Inc., funds with objectives similar to ours. Additional such funds may be formed by Vestin Mortgage in the future.
Date, Time, Place and Purpose of the Special Meeting (page 18)
      The special meeting will be held at the Palace Station Hotel and Casino, 2411 W. Sahara Avenue, Las Vegas, Nevada 89102, on                     ,                     , 2005 at 1:00 p.m., local time, to consider and vote upon the merger proposal described in the notice of special meeting of unitholders of Fund I.
Unitholders Entitled to Vote (page 18)
      The board of directors of Vestin Mortgage, as the sole manager of Fund I, has fixed the close of business on                     , 2005 as the record date for the determination of unitholders entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were                     units of Fund I outstanding and entitled to vote and approximately 1,200 holders of record.
Recommendation of Manager (page 18)
      The board of directors of Vestin Mortgage, as the sole manager of Fund I, believes that the REIT conversion is advisable for Fund I and its unitholders and unanimously recommends that you vote “FOR” the adoption and approval of the merger agreement.
      As of the record date, Vestin Mortgage owned and was entitled to vote 100,000 units of Fund I, representing approximately one percent of the units entitled to vote with respect to the merger proposal. Mr. Shustek indirectly owns all of the capital stock of Vestin Mortgage. We currently expect that Vestin Mortgage will vote all of its Fund I units “FOR” the merger proposal.
Votes Required; No Dissenters’ Rights
      The adoption and approval of the merger agreement, which will implement the REIT conversion, requires the affirmative vote of the holders of at least a majority of the units of Fund I outstanding on the record date. If you do not vote in favor of the merger proposal, it will have the same effect as a vote against approval of the REIT conversion. As of the record date, the affirmative vote of                     units will be required.

      Under Nevada law, you are not entitled to any dissenters’ or appraisal rights in connection with the merger and the REIT conversion.
      In the event that the merger is not approved by unitholders of Fund I at the special meeting, Fund I will continue to operate as a Nevada limited liability company and the REIT conversion will not be completed at this time.
      Fund I reserves the right to cancel or defer the merger even if unitholders of Fund I vote to approve the merger agreement and the other conditions to the consummation of the merger are satisfied or waived if the board of directors of Vestin Mortgage, Inc., as the sole manager of Fund I, determines that the merger is no longer in the best interests of Fund I and its unitholders. There is no time limit for Fund I to cancel or defer the merger.
Interests of Directors and Executive Officers of Vestin Mortgage in the REIT Conversion
      Except for the management agreement and the potential conflicts of interest that may arise with Vestin Mortgage managing our affairs, we are not aware of any interests of directors or executive officers of Vestin Mortgage in the merger that are different from, or in addition to, the interests of other unitholders of Fund I.
Units Owned by Directors and Executive Officers of Vestin Mortgage
      As of the record date, the directors and executive officers of Vestin Mortgage, the sole manager of Fund I, as a group, beneficially owned and were entitled to vote 100,980 units of Fund I, representing approximately one percent of the units entitled to vote with respect to the merger proposal. 100,000 of these shares are held by Vestin Mortgage, which is indirectly owned by Mr. Shustek. Vestin Mortgage and its directors and executive officers will own the same percentage of Vestin Realty Trust common stock after the merger. None of these directors or executive officers or Vestin Mortgage have entered into any voting agreements with respect to his, her or its votes on the merger proposal. However, we expect that Vestin Mortgage and its directors and executive officers will vote all of his, her or its units “FOR” the merger proposal.
Conditions to the Merger (page 23)
      Fund I and Vestin Realty Trust will complete the merger only if the conditions specified in the merger agreement are either satisfied or waived, which include, but are not limited to, the following:

•	the merger agreement must be approved by the holders of a majority of the outstanding Fund I units;

•	Vestin Realty Trust’s registration statement registering the shares of its common stock to be issued in the merger, of which this proxy statement/ prospectus forms a part, must be effective, no stop order suspending its effectiveness may be in effect, and no proceeding for suspending its effectiveness may be pending or threatened by the Securities and Exchange Commission, or the SEC;

•	the Vestin Realty Trust common stock shall have been approved for listing on the Nasdaq National Market or a national securities exchange acceptable to Fund I;

•	Fund I must receive from its special tax counsel a legal opinion generally to the effect that (a) the merger qualifies as a transaction described in Section 351 of the Code and (b) Vestin Realty Trust’s organization and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT for the taxable year 2005 and thereafter;

•	Fund I shall have determined, in its sole discretion, that no legislation or proposed legislation with a reasonable possibility of being enacted would have the effect of substantially impairing the ability of Vestin Realty Trust to qualify as a REIT; and

•	all necessary state and local governmental and third-party consents must have been received.

Regulatory Approvals (page 24)
      We are not aware of any U.S. federal, state or local regulatory requirements that must be complied with or approvals that must be obtained prior to the consummation of the merger, other than

•	compliance with applicable U.S. federal and state securities laws; and

•	the filing and acceptance of articles of merger as required by the MGCL and the Nevada Revised Statutes.
Restrictions on the Ability to Sell Vestin Realty Trust Common Stock
      All shares of Vestin Realty Trust common stock to be received by unitholders of Fund I in connection with the merger will be freely transferable unless a holder is considered an “affiliate” of either Fund I or Vestin Realty Trust under the Securities Act of 1933, or the Securities Act. Generally speaking, affiliates of Vestin Realty Trust would consist of its officers, directors and holders of 5% or more of its common stock and any other persons controlling Vestin Mortgage.
Material United States Federal Income Tax Consequences (page 103)
      It is intended that the merger will be treated as a transaction described in Section 351 of the Code. Assuming the merger is so treated, you generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.
      Tax matters are complicated and the tax consequences of the merger to you will depend on the facts of your particular circumstances, including whether you are a “U.S. person” for U.S. federal income tax purposes. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/ prospectus. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.
Qualification of Vestin Realty Trust as a REIT
      Vestin Realty Trust expects to qualify as a REIT for U.S. federal income tax purposes effective for its taxable year ending December 31, 2005. If it so qualifies, Vestin Realty Trust will be permitted to deduct dividends paid to its stockholders, allowing its income and gain represented by such dividends to avoid taxation at the entity level and to be taxed generally only at the stockholder level. Vestin Realty Trust intends to distribute on a quarterly basis substantially all of its income and gain. As a REIT, however, Vestin Realty Trust, will be subject to separate, corporate-level tax, including potential 100% penalty taxes under various circumstances as well as certain state and local taxes. In addition, Vestin Realty Trust intends to own one or more taxable REIT subsidiaries that will be subject to full corporate income tax. Furthermore, Vestin Realty Trust’s ability to qualify as a REIT will depend upon its continuing satisfaction following the REIT conversion of various requirements, such as those related to the diversity of its stock ownership, the nature of its assets, the sources of its income and the distributions to its stockholders, including a requirement that Vestin Realty Trust distribute to its stockholders at least 90% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gain). If Vestin Realty Trust fails to qualify as a REIT, it will be subject to U.S. federal income tax at regular corporate rates.
Comparative Stockholder Rights (page 89)
      Your current rights as a unitholder of Fund I are governed primarily by the operating agreement for Fund I. If the merger proposal is approved by unitholders of Fund I and the merger is consummated, you will become a stockholder of Vestin Realty Trust and your rights as a stockholder of Vestin Realty Trust will be governed by the MGCL and the charter and bylaws of Vestin Realty Trust.
      The REIT conversion has been structured to preserve in all material respects your rights in Fund I by replicating them in Vestin Realty Trust, including your rights to vote on certain matters. However, some important differences exist between your rights as a unitholder of Fund I and your rights as a stockholder of Vestin Realty Trust.
      The major difference is that you will not have redemption rights after the REIT conversion. Also, distributions after completion of the REIT conversion will be made on a quarterly basis rather than on a monthly basis as currently required by the operating agreement for Fund I. Another significant difference is that the charter of Vestin Realty Trust prohibits ownership, directly or by the attribution provisions of the U.S. federal tax laws, by any person of more than a specified percentage (by value or by number of shares, whichever is more restrictive) of the outstanding shares of Vestin Realty Trust’s stock. This ownership limitation is being implemented primarily to satisfy certain requirements under the Code that are applicable to REITs in general and to otherwise address concerns relating to stock ownership. A chart comparing your rights as a stockholder of Vestin Realty Trust and a unitholder of Fund I is set forth under “Comparison of Rights of Unitholders of Fund I and Stockholders of Vestin Realty Trust.”
      Copies of the articles of incorporation, articles supplementary and bylaws of Vestin Realty Trust are attached as Annex B, Annex C and Annex D, respectively, to this proxy statement/ prospectus.

RISK FACTORS
      In considering whether to approve the merger agreement and the REIT conversion, you should consider carefully the material risks described below. These factors should be considered in conjunction with the other information included elsewhere in this proxy statement/ prospectus.
Risks and Effects of the Merger and the REIT Conversion

Our management has no experience operating a mortgage REIT, and we cannot assure you that our management’s past experience will be sufficient to successfully manage our business as a mortgage REIT. If we fail to comply with REIT requirements, we would incur U.S. federal income taxes at the corporate level, which would reduce our distributions to you.
      We have never operated as a mortgage REIT, and our management has no experience in complying with the income, asset and other limitations imposed by the REIT provisions of the Code. These provisions are complex, and the failure to comply with these provisions in a timely manner could prevent us from qualifying as a REIT or could force us to pay unexpected taxes and penalties. In such event, our net income would be reduced and we would have less funds available for distribution to you.
      If we fail to qualify as a REIT, we would be subject to U.S. federal income tax at regular corporate rates. Also, unless the IRS granted us relief under certain statutory provisions, we would remain disqualified as a REIT for four years following the year we first fail to qualify. If we fail to qualify as a REIT, we would have to pay significant income taxes and therefore would have less money available for investments or for distributions to our stockholders. This would likely have a significant adverse effect on the value of our securities. In addition, we would no longer be required to make distributions to our stockholders to maintain preferential U.S. federal income taxation as a REIT.

You will lose your redemption rights in connection with the REIT conversion.
      You currently have the right to withdraw as a member of Fund I and require Fund I to redeem your units, subject to certain conditions and limitations, including a maximum cap on the total amount that may be redeemed by all members during any calendar year equal to 10% of the amount of the capital accounts of all members, except upon the vote of the members to dissolve Fund I under the operating agreement. The redemption demands have exceeded this limit, resulting in fully-subscribed redemption requests through 2017. However, you will not have any redemption rights as a stockholder of Vestin Realty Trust after the REIT conversion. The merger was structured to provide liquidity to unitholders by listing the shares on the Nasdaq National Market. It is not practical to provide redemption rights to stockholders of a publicly traded company.

Sales of our common stock after the REIT conversion could have an adverse effect on our stock price.
      Sales of a substantial number of shares of our common stock after the REIT conversion, or the perception that such sales could occur, could adversely affect the prevailing market prices for our common stock. All of the shares issued in the merger, other than any shares issued to our “affiliates” as defined in Rule 144(a) under the Securities Act, will be freely tradable without restriction or further registration under the Securities Act. In addition, none of our shares outstanding upon completion of the merger will be subject to lock-up agreements. We cannot predict the effect that future sales of our common stock will have on the market price of our common stock.
      In order to comply with our operating agreement and the Code, we may redeem no more than 10% of the members’ capital in any calendar year. As of March 31, 2005, the total of redemptions made from inception was $37.0 million. Balances in Members’ capital accounts as of January 1, 2005 was $81.7 million, which limited redemptions to $8.2 million for calendar 2005. As of March 31, 2005, remaining requests to redeem approximately $2.3 million in 2005, $7.4 million in 2006, $6.6 million in 2007, $6.0 million in 2008, $5.4 million in 2009, $4.8 million in 2010, $4.3 million in 2011, $3.9 million in 2012, $3.5 million in 2013, $3.2 million in 2014, $2.8 million in 2015 and $2.6 million in 2016 had been logged. Given these redemption requests, there may be significant initial downward pressure on the market price of Vestin Realty Trust’s common stock after the REIT conversion. As a result, the price you will be able to sell the Vestin Realty Trust common stock you receive in the merger may be less than what you would have been able to receive by exercising redemption rights.

We cannot assure you that we will have access to funds to meet our distribution and tax obligations.
      In order to qualify as a REIT, we will be required each year to distribute to our stockholders at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding any net capital gain). Furthermore, we will be subject to corporate-level U.S. federal income taxation on our undistributed income and gain. We intend to make distributions to our stockholders of substantially all of our income and gain so as to comply with the 90% distribution requirement and limit corporate-level U.S. federal income taxation of Vestin Realty Trust. However, differences in timing between taxable income and cash available for distribution could require us to borrow funds to enable us to meet these distribution requirements. We also could be required to pay taxes and liabilities in the event we were to fail to qualify as a REIT. Our inability to retain earnings (resulting from these distribution requirements) generally may require us to refinance debt that matures with additional debt or equity. There can be no assurance that any of these sources of funds, if available at all, would be available to meet our distribution and tax obligations.
Risks Related to Our Business

We will rely on our manager to manage our day-to-day operations and select our loans for investment.
      Our ability to achieve our investment objectives and to pay dividends to you depends upon our manager’s performance in obtaining, processing, making and brokering loans for us to invest in and determining the financing arrangements for borrowers. You will have no opportunity to evaluate the financial information or creditworthiness of borrowers, the terms of mortgages, the real property that is our collateral or other economic or financial data concerning our loans.

Our manager lacks experience with certain real estate markets.
      We invest in mortgage loans throughout the areas in which our manager and its correspondents have experience, primarily Arizona, California, Hawaii, Nevada and Texas. Depending on the market and on our company’s performance, we plan to expand our investments throughout the United States. However, our manager has limited experience outside of the Southwest. Real estate markets vary greatly from location to location and the rights of secured real estate lenders vary considerably from state to state. Our manager’s limited experience in most U.S. real estate markets may impact its ability to make prudent investment decisions on our behalf. Accordingly, where our manager deems it necessary, it plans to utilize independent real estate advisors and local legal counsel located in markets where it lacks experience for consultation prior to making investment decisions. You will not have an opportunity to evaluate the qualifications of such advisors and no assurance can be given that they will render prudent advice to our manager.

We depend on key personnel.
      Our success depends in part upon the continued contributions of certain key personnel of our manager, including Michael V. Shustek, some of whom would be difficult to replace because of their extensive experience in the field, extensive market contacts and familiarity with our company. If any of these key employees were to cease employment, our operating results could suffer. Our future success also depends in large part upon our manager’s ability to hire and retain additional highly skilled managerial, operational and marketing personnel. Our manager may require additional operations and marketing people who are experienced in obtaining, processing, making and brokering loans and who also have contacts in the relevant markets. Competition for personnel is intense, and we cannot assure you that we will be successful in attracting and retaining skilled personnel. If our manager were unable to attract and retain key personnel, the ability of our manager to make prudent investment decisions on our behalf may be impaired.

Any borrowing by us will increase your risk and may reduce the amount we have available to distribute to stockholders.
      We anticipate that we will borrow funds to expand our capacity to invest in mortgage loans. We may borrow up to 70% of the fair market value of our outstanding mortgage loans at any time. Any such borrowings will require us to carefully manage our cost of funds. No assurance can be given that we will be successful in this effort. Should we be unable to repay the indebtedness and make the interest payments on the loans, the lender will likely declare us in default and require that we repay all amounts owing under the loan facility. Even if we are repaying the indebtedness in a timely manner, interest payments owing on the borrowed funds may reduce our income and the distributions you receive.
      We may borrow funds from several sources, and the terms of any indebtedness we incur may vary. However, some lenders may require as a condition of making a loan to us that the lender will receive a priority on mortgage repayments received by us. As a result, if we do not collect 100% on our investments, the first dollars may go to our lenders and we may incur a loss which will result in a decrease of the amount available for distribution to you. In addition, we may enter into securitization arrangements in order to raise additional funds. Such arrangements could increase our leverage and adversely affect our cash flow and our ability to make distributions to you.
      After the REIT conversion, we will need cash to meet our minimum REIT dividend distribution requirements and limit U.S. federal income taxation. Because we will be required to distribute annually to our stockholders at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains) to qualify as a REIT and because we intend to distribute substantially all of our REIT taxable income and net capital gain, our ability to reduce debt and finance growth will depend in large part on external sources of capital. In addition, if our minimum distribution requirements to maintain our REIT status and minimize U.S. federal income taxation become large relative to our cash flow as a result of our taxable income exceeding our cash flow from operations, then we may be required to borrow funds or raise capital to meet those distribution requirements. Any equity financing may result in substantial dilution to our stockholders, and any debt financing may include restrictive covenants. We may not be able to raise capital on reasonable terms, if at all.

Defaults on our mortgage loans will decrease our revenues and your distributions.
      We are in the business of investing in mortgage loans and, as such, we are subject to risk of defaults by borrowers. Our performance will be directly impacted by any defaults on the loans in our portfolio. We may experience a higher rate of defaults than conventional mortgage lenders. We seek to mitigate the risk by estimating the value of the underlying collateral and insisting on low loan-to-value ratios. However, we cannot assure you that these efforts will fully protect us against losses on defaulted loans. Moreover, during the period of time when a defaulted loan is the subject of foreclosure proceedings, it is likely that we will earn less (if any) income from such loans. Any failure of a borrower to repay loans or interest on loans will reduce our revenues and your distributions and the value of your common stock. As of March 31, 2005, we had in our portfolio approximately $16.1 million of non-performing assets, which include loans in non-accrual status.

Our underwriting standards and procedures are more lenient than conventional lenders, which may result in a higher level of non-performing assets and less amounts available for distribution to you.
      Our underwriting standards and procedures are more lenient than conventional lenders in that we will invest in loans to borrowers who may not be required to meet the credit standards of conventional mortgage lenders, which may lead to greater non-performing assets in our loan portfolio and create additional risks to your return. We approve mortgage loans more quickly than other mortgage lenders. Generally, we will not spend more than 20 days assessing the character and credit history of our borrowers. Due to the nature of loan approvals, there is a risk that the credit inquiry we perform will not reveal all material facts pertaining to the borrower and the security. There may be a greater risk of default by our borrowers, which may impair our ability to make timely distributions to you and which may reduce the amount we have available to distribute to you.

We depend upon our real estate security to protect us on the loans we make.
      We depend upon our real estate security to protect us on the loans that we make. We depend upon the skill of independent appraisers to value the security underlying our loans. However, notwithstanding the experience of the appraisers, they may make mistakes, or the value of the real estate may decrease due to subsequent events. Our appraisals are generally dated within 12 months of the date of loan origination and may have been commissioned by the borrower. Therefore, the appraisals may not reflect a decrease in the value of the real estate due to events subsequent to the date of the appraisals. In addition, most of the appraisals are prepared on an as-if developed basis. If the loan goes into default prior to completion of the project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of our loan, thus reducing the amount of funds available to distribute to you.

We typically make “balloon payment” loans, which are riskier than loans with payments of principal over an extended period of time.
      The loans we invest in or purchase generally require the borrower to make a “balloon payment” on the principal amount upon maturity of the loan. A balloon payment is a large principal balance that is payable after a period of time during which the borrower has repaid none or only a small portion of the principal balance. Loans with balloon payments are riskier than loans with even payments of principal over an extended time period like 15 or 30 years because the borrower’s repayment depends on its ability to sell the property profitably, obtain suitable refinancing or otherwise raise a substantial amount of cash when the loan comes due. There are no specific criteria used in evaluating the credit quality of borrowers for mortgage loans requiring balloon payments. Furthermore, a substantial period of time may elapse between the review of the financial statements of the borrower and the date when the balloon payment is due. As a result, there is no assurance that a borrower will have sufficient resources to make a balloon payment when due.

Our loans are not guaranteed by any governmental agency.
      Our loans are not insured or guaranteed by a federally owned or guaranteed mortgage agency. Consequently, our recourse if there is a default may only be to foreclose upon the mortgaged real property. The value of the foreclosed property may have decreased and may not be equal to the amount outstanding under the corresponding loan, resulting in a decrease of the amount available to distribute to you.

Our mortgage loans will not be marketable, and we expect no secondary market to develop.
      We do not expect our mortgage loans to be marketable, and we do not expect a secondary market to develop for them. As a result, we will generally bear all the risk of our investment until the loans mature. This will limit our ability to hedge our risk in changing real estate markets and may result in reduced returns to our investors.

We may have difficulty protecting our rights as a secured lender.
      We believe that our loan documents will enable us to enforce our commercial arrangements with borrowers. However, the rights of borrowers and other secured lenders may limit our practical realization of those benefits. For example:

•	Judicial foreclosure is subject to the delays of protracted litigation. Although we expect non-judicial foreclosure to be quicker, our collateral may deteriorate and decrease in value during any delay in foreclosing on it;

•	The borrower’s right of redemption during foreclosure proceedings can deter the sale of our collateral and can for practical purposes require us to manage the property;

•	Unforeseen environmental hazards may subject us to unexpected liability and procedural delays in exercising our rights;

•	The rights of senior or junior secured parties in the same property can create procedural hurdles for us when we foreclose on collateral;

•	We may not be able to pursue deficiency judgments after we foreclose on collateral; and

•	State and federal bankruptcy laws can prevent us from pursuing any actions, regardless of the progress in any of these suits or proceedings.

By becoming the owner of property, we may incur additional obligations.
      We intend to own real property only if we foreclose on a defaulted loan and purchase the property at the foreclosure sale. Acquiring a property at a foreclosure sale may involve significant costs. If we foreclose on the security property, we expect to obtain the services of a real estate broker and pay the broker’s commission in connection with the sale of the property. We may incur substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. In addition, significant expenditures, including property taxes, maintenance costs, mortgage payments, insurance costs and related charges, must be made on any property we own regardless of whether the property is producing any income.
      Under applicable environmental laws, any owner of real property may be fully liable for the costs involved in cleaning up any contamination by materials hazardous to the environment. Even though we might be entitled to indemnification from the person that caused the contamination, there is no assurance that the responsible person would be able to indemnify us to the full extent of our liability. Furthermore, we would still have court and administrative expenses for which we may not be entitled to indemnification.

A prolonged economic slowdown or a lengthy or severe recession could harm our business.
      The risks associated with our business are more acute during periods of economic slowdown or recession because these periods can be accompanied by decreased demand for consumer credit and declining real estate values. As a non-conventional lender willing to invest riskier loans, rates of delinquencies, foreclosures and losses on our loans could be higher than those generally experienced in the mortgage lending industry during periods of economic slowdown or recession. In addition, declining real estate values negatively affect loan-to-value ratios of home equity collateral, which reduces the ability for borrowers to use home equity to support borrowings and is likely to result in a decrease in our level of new loan originations. Any sustained period of increased delinquencies, foreclosures or losses could adversely affect our ability to originate, purchase and securitize loans, which could significantly harm our business, financial condition, liquidity and results of operations.
      Our results are subject to fluctuations in interest rates and other economic conditions.
      As of March 31, 2005, none of our loans had a prepayment penalty. Based on our manager’s historical experience, we expect that at least 90% of our loans will continue to not have a prepayment penalty. Should interest rates decrease, our borrowers may prepay their outstanding loans with us in order to receive a more favorable rate. This may reduce the amount of funds we have available to distribute to you.
      Our results of operations will vary with changes in interest rates and with the performance of the relevant real estate markets. If the economy is healthy, we expect that more people will be borrowing money to acquire, develop or renovate real property. However, if the economy grows too fast, interest rates may increase too much and the cost of borrowing may become too expensive. Alternatively, if the economy enters a recession, real estate development may slow. A slowdown in real estate lending may mean we will have fewer loans to acquire, thus reducing our revenues and the distributions you receive.
      One of the results of interest rate fluctuations is that borrowers may seek to extend their low-interest-rate mortgage loans after market interest rates have increased. Our loan documents may permit us to raise the interest rate we charge on extended loans anywhere from between 0.75% to 3% from the then-current rate on the loan. This creates two risks for us:

•	There is no assurance that this permitted rate increase will be adequate if interest rates have increased beyond the range contemplated by our loan documents. If interest rates rise, borrowers under loans with monthly or quarterly principal payments may be compelled to extend their loans to decrease the principal paid with each payment because the interest component has increased. If this happens, we are likely to be at a greater risk of the borrower defaulting on the extended loan, and the increase in the interest rate on our loan may not be adequate compensation for the increased risk. Additionally, any fees paid to extend the loan are paid to our manager, not to us . Our revenues and distributions will decline if we are unable to reinvest at higher rates or if an increasing number of borrowers default on their loans; and

•	If, at a time of relatively low interest rates, a borrower should prepay obligations that have a higher interest rate from an earlier period, we will likely not be able to reinvest the funds in mortgage loans earning that higher rate of interest. In the absence of a prepayment fee, we will receive neither the anticipated revenue stream at the higher rate nor any compensation for its loss. This is a risk if the loans we invest in do not have prepayment penalties or exit fees.

      Our results will also reflect other economic conditions, such as a particular industry migrating to or from one of the states into which we make loans.

We face competition for mortgage loans that may reduce available yields and fees available.
      Our competitors consist primarily of conventional mortgage lenders and mortgage loan investors, including commercial banks, insurance companies, mortgage brokers, pension funds and other institutional lenders. Many of the companies against which we and our manager compete have substantially greater financial, technical and other resources than either our company or our manager. If our competition decreases interest rates on their loans or makes funds more easily accessible, yields on our loans could decrease and the costs associated with making loans could increase, both of which would reduce our revenues and the distributions you receive.

Vestin Mortgage serves as our manager pursuant to a long-term management agreement that may be difficult to terminate.
      We have entered into a long-term management agreement with Vestin Mortgage to act as our manager. The management agreement will continue in force for the duration of the existence of Vestin Realty Trust. The management agreement may only be terminated upon the affirmative vote of a majority in interest of stockholders entitled to vote on the matter or by our board of directors for cause upon 90 days’ written notice of termination. Consequently, it may be difficult to terminate our management agreement and replace our manager in the event that our performance does not meet expectations or for other reasons unless the conditions for termination of the management agreement are satisfied.

Our manager will face conflicts of interest concerning the allocation of its personnel’s time.
      Our manager is also the manager of Fund II, Fund III and inVestin Nevada, funds with investment objectives similar to ours. Our manager and Mr. Shustek, who indirectly owns 100% of our manager, anticipate that they will also sponsor other real estate programs having investment objectives similar to ours. As a result, our manager and Mr. Shustek may have conflicts of interest in allocating their time and resources between our business and other activities. During times of intense activity in other programs and ventures, our manager and its key people will likely devote less time and resources to our business than they ordinarily would. Our management agreement with our manager does not specify a minimum amount of time and attention that our manager and its key people are required to devote to our company. Thus, our manager may not spend sufficient time managing our operations, which could result in our not meeting our investment objectives.

Our manager will face conflicts of interest arising from our fee structure.
      Our manager will receive substantial fees from borrowers for transactions involving loan mortgages. Many of these fees are paid on an up-front basis. These fees are quantified and described in greater detail under “Management Agreement — Compensation.” Our manager’s compensation is based on the volume and size of the mortgages selected for us. Our interests may diverge from those of our manager and Mr. Shustek to the extent that our manager benefits from up-front fees which are not shared with us.
      Our manager will be receiving fees from borrowers that would otherwise increase our returns. Because our manager receives all of these fees, our interests will diverge from those of our manager and Mr. Shustek when our manager decides whether we should charge the borrower higher interest rates or our manager should receive higher fees from borrowers.

Our manager will face conflicts of interest relating to other investments in mortgage loans.
      We expect to invest in mortgage loans when one or more other companies managed by our manager are also investing in mortgage loans. There is a risk that our manager may select for us a mortgage loan investment that provides lower returns than a mortgage loan investment purchased by another program or entity managed by our manager. Our manager also serves as the manager for Fund II, Fund III and inVestin Nevada, which has the same investment objectives as our company. There are no restrictions or guidelines on how our manager will determine which loans are appropriate for us and which are appropriate for Fund II, Fund III, inVestin Nevada or another company which our manager manages.
United States Federal Income Tax Risks Relating to Our REIT Qualification

Our failure to qualify as a REIT would subject us to U.S. federal income tax, which would reduce amounts available for distribution our to stockholders.
      Following the REIT conversion, we intend to elect to be taxed as a REIT under the Code. Our qualification as a REIT requires us to satisfy numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within our control. We intend that our organization and method of operation will enable us to qualify as a REIT, but we may not so qualify or we may not be able to remain so qualified in the future. Future legislation, new regulations, administrative interpretations or court decisions could adversely affect our ability to qualify as a REIT or adversely affect our stockholders.
      If we fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at corporate rates, and we would not be allowed to deduct dividends paid to our stockholders in computing our taxable income. We may also be disqualified from treatment as a REIT for the four taxable years following the year in which we failed to qualify. The additional tax liability would reduce our net earnings available for investment or distribution to stockholders. In addition, we would no longer be required to make distributions to our stockholders. Even if we continue to qualify as a REIT, we will continue to be subject to certain U.S. federal, state and local taxes on our income and property.

Changes in the tax laws could make investments in REITs less attractive and could reduce the tax benefits of our REIT conversion.
      The U.S. federal income tax laws governing REITs and the administrative interpretations of those laws may be amended or changed at any time. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or you as a stockholder.

Dividends from a REIT are currently taxed at a higher rate than corporate dividends.
      Under the Tax Relief and Reconciliation Act of 2003, the maximum U.S. federal income tax rate on both dividends from certain domestic and foreign corporations and net capital gain for individuals was reduced to 15% until 2008. However, this reduced rate of tax on dividends generally will not apply to Vestin Realty Trust’s dividends (except those dividends identified by the company as “capital gain dividends” which are taxable as long-term capital gain) and therefore such dividends generally will be taxed as ordinary income. Ordinary income generally is subject to U.S. federal income tax rate of 35% for individuals. The higher tax rate on dividends of Vestin Realty Trust may cause the market to devalue Vestin Realty Trust common stock relative to stock of those corporations whose dividends qualify for the lower rate of taxation. Please note that, as a general matter, dividends from a REIT will be taxed at the same rate as your share of Fund I’s taxable income attributable to its realized net interest income.

A portion of our business is potentially subject to prohibited transactions tax.
      As a REIT, we will be subject to a 100% tax on our net income from “prohibited transactions.” In general, prohibited transactions are sales or other dispositions of property to customers in the ordinary course of business. Sales by us of property in the course of our business will generally constitute prohibited transactions.
      We intend to avoid the 100% prohibited transactions tax on property foreclosed upon by Fund I prior to the REIT conversion by holding and selling such properties through one or more wholly-owned taxable REIT subsidiaries. However, under the Code, no more than 20% of the value of the assets of a REIT may be represented by securities of one or more taxable REIT subsidiaries and a taxable REIT subsidiary generally cannot operate a lodging or health care facility. Fund I currently holds properties, valued in the aggregate at approximately $8.1 million at March 31, 2005, which may be subject to the prohibited transaction tax. These limitations may require Fund I to sell such properties at discounted prices prior to the REIT conversion or preclude Vestin Realty Trust from holding such properties through taxable REIT subsidiaries, which could result in imposition of the 100% prohibited transactions tax upon any gain from the sale of such properties. Such sales could also cause disposition of other amounts in the future to be subject to the 100% prohibited transactions tax.

Taxable REIT subsidiaries are subject to corporate-level tax, which may devalue Vestin Realty Trust’s common stock relative to other companies.
      Taxable REIT subsidiaries are corporations subject to corporate-level tax. Vestin Realty Trust’s use of taxable REIT subsidiaries may cause the market to value its common stock lower than the stock of other publicly traded REITs which may not use taxable REIT subsidiaries and lower than the equity of mortgage pools taxable as non-publicly traded partnerships such as Fund I’s intended qualification prior to the REIT conversion, which generally are not subject to any U.S. federal income taxation on their income and gain.

Our use of taxable REIT subsidiaries may have adverse U.S. federal income tax consequences.
      We must comply with various tests to qualify and continue to qualify as a REIT for U.S. federal income tax purposes, and our income from and investments in taxable REIT subsidiaries generally do not constitute permissible income and investments for purposes of the REIT qualification tests. While we will attempt to ensure that our dealings with our taxable REIT subsidiaries will not adversely affect our REIT qualification, we cannot assure you that we will successfully achieve that result. Furthermore, we may be subject to a 100% penalty tax, or our taxable REIT subsidiaries may be denied deductions, to the extent our dealings with our taxable REIT subsidiaries are not deemed to be arm’s length in nature.

We may endanger our REIT status if the dividends we receive from our taxable REIT subsidiaries exceed applicable REIT gross income tests.
      The annual gross income tests that must be satisfied to ensure REIT qualification may limit the amount of dividends that we can receive from our taxable REIT subsidiaries and still maintain our REIT status. Generally, not more than 25% of our gross income can be derived from non-real estate related sources, such as dividends from a taxable REIT subsidiary. If, for any taxable year, the dividends we received from our taxable REIT subsidiaries, when added to our other items of non-real estate related income, represent more than 25% of our total gross income for the year, we could be denied REIT status, unless we were able to demonstrate, among other things, that our failure of the gross income test was due to reasonable cause and not willful neglect.

We may lose our REIT status if we issue shares under our stockholders’ rights plan.
      Under Section 562(c) of the Code, a REIT generally cannot pay a dividend unless the dividend is pro rata, with no preference to any share of stock as compared to other shares of the same class of stock. A REIT that is not in compliance with this requirement may lose its REIT status. Under our stockholders’ rights plan, upon certain events, some holders of our common stock and not others will have the right to acquire shares of Series A preferred stock. When effective, this right could be treated as a deemed dividend to those holders of our common stock entitled to the right with no dividend to other such holders. Thus, this right, when effective, could be treated as a dividend which is not consistent with the requirements of Section 562(c) of the Code, which could result in the loss of our REIT qualification.
Risks of Ownership of Our Common Stock

A public market for Vestin Realty Trust’s common stock may not develop or be maintained.
      There has never been a public market for our common stock prior to the REIT conversion. Vestin Realty Trust has applied to list its common stock on the Nasdaq National Market under the symbol “VRTA.” However, we cannot assure you that an established or liquid trading market for the common stock will develop or that it will continue if it does develop. In the absence of a public market, you may be unable to liquidate your investment in our company.

The market price and trading volume of our common stock may be volatile following the REIT conversion.
      The market price of our common stock may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Given the fact that Fund I currently has fully-subscribed redemption obligations through 2017, there may be significant initial downward pressure on the market price of Vestin Realty Trust’s common stock after the REIT conversion as stockholders liquidate their investment in our company. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors, many of which are beyond our control, that could negatively affect our stock price or result in fluctuations in the price or trading volume of our common stock include:

•	increases in loans defaulting or becoming non-performing or being written off;

•	actual or anticipated variations in our quarterly operating results or distributions;

•	publication of research reports about us or the real estate industry;

•	changes in market valuations of similar companies;

•	changes in tax laws affecting REITs;

•	adverse market reaction to any increased indebtedness we incur in the future; and

•	general market and economic conditions.

Market interest rates could have an adverse effect on our stock price.
      One of the factors that will influence the price of our common stock will be the dividend yield on our common stock (as a percentage of the price of our common stock) relative to market interest rates. Thus, an increase in market interest rates may lead prospective purchasers of our common stock to expect a higher dividend yield, which would adversely affect the market price of our common stock.

Our charter documents and Maryland law contain provisions that may delay, defer or prevent a change of control transaction.
      Following the REIT conversion, you will be a stockholder of Vestin Realty Trust. The charter and bylaws of Vestin Realty Trust and Maryland corporate law contain a number of provisions (as further described under

“Material Provisions of Maryland Law and of our Charter and Bylaws” and “Comparison of Rights of Unitholders of Fund I and Stockholders of Vestin Realty Trust”) that could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interests, including:

•	Ownership Limit. Our articles of incorporation, subject to certain exceptions, authorizes our board of directors to take such actions as are necessary and desirable to preserve our qualification as a REIT and to limit any person to actual or constructive ownership of no more than a specified percentage of the number or value, whichever is more restrictive, of the outstanding shares of our stock. In particular, no person may acquire more than 15% of our stock without exception. The ownership limit may have the effect of precluding a change in control of us by a third party, even if such change in control would be in the interest of the our stockholders (and even if such change in control would not reasonably jeopardize our REIT status).

•	Staggered Board. Our board of directors will be divided into three classes, with each class serving staggered three-year terms. This classification of our board of directors may have the effect of delaying or preventing changes in our control or management.

•	Removal of Directors. Directors may be removed only for cause and only by the affirmative vote of stockholders holding at least a majority of the shares then outstanding and entitled to be cast for the election of directors.

•	Stockholders’ Rights Plan. We have a stockholders’ rights plan that enables the board of directors of Vestin Realty Trust to deter coercive or unfair takeover tactics and to prevent a person or a group from gaining control of Vestin Realty Trust without offering a fair price to all stockholders.

•	Duties of directors with respect to unsolicited takeovers. Under Maryland law, a director is required to perform his or her duties (a) in good faith, (b) in a manner he or she believes to be in the best interests of the corporation and (c) with the care that an ordinarily prudent person in a like position would use under similar circumstances. Maryland law provides protection for Maryland corporations against unsolicited takeovers by, among other things, retaining the same standard of care in the performance of the duties of directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to (a) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (b) authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholders rights plan, (c) make a determination under Maryland Business Combination Act or Maryland Control Share Acquisition Act or (d) act or fail to act solely because of the effect of the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under Maryland law the act of the directors of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

•	Maryland General Corporation Law. Certain provisions of the MGCL may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

•	‘business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting shares) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.
        We have opted out of the control share provisions of the MGCL pursuant to a provision in our bylaws. However, our board of directors may by amendment to our bylaws opt in to the control share provisions of the MGCL in the future.

•	Advance notice of director nominations and stockholder proposals. Our bylaws impose certain advance notice requirements that must be met for nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.
      Maryland law provides that a director has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Upon completion of the REIT conversion, as permitted by the MGCL, our charter will limit the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.
      In addition, our articles of incorporation will authorize us to obligate our company, and our bylaws will require us, to indemnify our directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. Accordingly, in the event that actions taken in good faith by any of our directors or officers impede the performance of our company, your ability to recover damages from such director or officer will be limited.

VOTING AND PROXIES
      This proxy statement/ prospectus is being furnished to you in connection with the solicitation of proxies by the board of directors of Vestin Mortgage, as the sole manager of Fund I, for use at the special meeting for the purposes described in this proxy statement/ prospectus and in the accompanying notice of special meeting of unitholders of Fund I.
Date, Time and Place of the Special Meeting
      The special meeting of unitholders of Fund I will be held on                     ,                     , 2005 at 1:00 p.m., local time, at the Palace Station Hotel and Casino, 2411 W. Sahara Avenue, Las Vegas, Nevada 89102.
Purpose of the Special Meeting
      At the special meeting, holders of Fund I units of record as of the record date will be eligible to vote upon the following proposal:

•	Merger Proposal: To adopt and approve the agreement and plan of merger, dated , 2005, between Fund I and Vestin Realty Trust pursuant to which the REIT conversion will be effected; and

•	To transact any other business that is properly brought before the special meeting or at any adjournments or postponements of the special meeting.
Recommendation of the Manager
      The board of directors of Vestin Mortgage, as the sole manager of Fund I, has unanimously approved the merger agreement, the REIT conversion and the other transactions contemplated by the merger agreement and has determined that these actions are advisable and in the best interests of Fund I and its unitholders. The board of directors of Vestin Mortgage, as the sole manager of Fund I, unanimously recommends that you vote “FOR” the adoption and approval of the merger agreement, which will effect the REIT conversion and the other transactions contemplated by the merger agreement.
      On the record date, Vestin Mortgage owned and was entitled to vote 100,000 units of Fund I, representing approximately one percent of the units entitled to vote with respect to the merger proposal. Mr. Shustek indirectly owns all of the capital stock of Vestin Mortgage. We currently expect that Vestin Mortgage will vote all of its Fund I units “FOR” the merger proposal.
Record Date and Unit Information
      The board of directors of Vestin Mortgage, as the sole manager of Fund I, has fixed the close of business on                     , 2005 as the record date for the determination of unitholders entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were                     Fund I units outstanding and entitled to vote and approximately 1,200 holders of record. Each Fund I unit has one vote on any matter properly brought before the special meeting or at any adjournments or postponements of the special meeting.
Quorum; Vote Required
      We must have a quorum at the special meeting to transact any business. This means that a majority of our outstanding units must be represented in person or by proxy at the special meeting. Proxies marked as abstentions will be counted for purposes of determining the presence of a quorum at the special meeting. An abstention on the merger proposal will have the effect of a vote cast against such proposal. If you fail to return a proxy card or attend the special meeting and do not vote, it will have the same effect as a vote against the merger proposal.
      The adoption and approval of the merger agreement requires an affirmative vote of the holders of a majority of the Fund I units entitled to vote at the special meeting. A vote for the adoption and approval of the merger agreement has the effect of approving the REIT conversion and the related transactions contemplated by the merger agreement. We have attached a copy of the merger agreement as Annex A to this proxy statement/ prospectus.
      Fund I reserves the right to cancel or defer the merger even if unitholders of Fund I vote to approve the merger agreement and the other conditions to the consummation of the merger are satisfied or waived if the board of directors of Vestin Mortgage, Inc., as the sole manager of Fund I, determines that the merger is no longer in the best interests of Fund I and its unitholders. There is no time limit for Fund I to cancel or defer the merger.
      Under Nevada law, you will not be entitled to dissenters’ rights of appraisal as a result of the merger and REIT conversion. See “Terms of the Merger — Absence of Dissenters’ Rights.”
Units Owned by Directors and Executive Officers of Vestin Mortgage
      As of the record date, the directors and executive officers of Vestin Mortgage, the sole manager of Fund I, as a group, beneficially owned and were entitled to vote 100,980 units of Fund I, representing approximately one percent of the units entitled to vote with respect to the merger proposal. 100,000 of these units are held by Vestin Mortgage, which is indirectly owned by Mr. Shustek. None of these directors or executive officers or Vestin Mortgage have entered into any voting agreements with respect to his, her or its votes on the merger proposal. However, we expect that each of these directors and executive officers and Vestin Mortgage will vote all of his, her or its units “FOR” adoption and approval of the merger agreement, which will effect the REIT conversion.
Voting Procedures
      Whether or not you expect to attend the special meeting in person, we urge you to vote your units by signing, dating and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the special meeting. Submitting your proxy now will not prevent you from voting your units at the special meeting if you desire to do so, as your vote by proxy is revocable at your option.
      If you sign and return the proxy card at or before the special meeting, your units will be voted as you specify on the proxy card. If you sign and return the proxy card but do not specify a vote, your units will be voted “FOR” the merger proposal.
      We will appoint an inspector of elections to count the votes cast in person or by proxy at the special meeting. If you mark your proxy to abstain from voting on any matter, your units will be counted for purposes of determining whether there is a quorum but will not be voted on that matter.
      You may revoke your proxy at any time after you have sent in your proxy card and before your proxy is voted at the special meeting by:

•	giving written notice to our manager at Vestin Mortgage, Inc., 8379 West Sunset Road, Las Vegas, Nevada 89113 that you revoke your proxy;

•	submitting another proxy with a later date; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not by itself revoke a proxy.
      We are not aware of any matter that will be brought before the special meeting other than those described in this proxy statement/ prospectus. If any other matter is properly brought before the meeting, the persons named as your proxies will be authorized by the proxy card to vote the units represented by that proxy card in accordance with their discretion.
Solicitation of Proxies and Expenses
      Vestin Mortgage will bear the cost of this proxy solicitation. The directors, officers, and regular employees of Vestin Mortgage, our manager, may also solicit proxies in person or by telephone or other means. These individuals will not receive additional compensation for these efforts, but may be paid for reasonable out-of-pocket expenses in connection with the solicitation.

MERGER PROPOSAL
ADOPTION AND APPROVAL OF THE AGREEMENT
PURSUANT TO WHICH THE REIT CONVERSION WILL BE EFFECTED
      This section of this proxy statement/ prospectus describes the principal aspects of the proposed merger and REIT conversion, including the merger agreement. While we believe that this description covers the material terms of the merger and the REIT conversion, this summary may not contain all of the information that is important to you. You can obtain a more complete understanding of the REIT conversion by reading the merger agreement, a copy of which is attached to this proxy statement/ prospectus as Annex A and is incorporated into this proxy statement/ prospectus by reference. You are encouraged to read the merger agreement and the other annexes to this proxy statement/ prospectus carefully and in their entirety.
Background of the REIT Conversion
      We were organized as a Nevada limited liability company in December 1999 and commenced our operations in August 2000. We completed the public offering of our units in June 2001. Although our units were registered for sale with the SEC and we have approximately 1,200 unitholders, there is no trading market for our units and unitholders seeking liquidity generally have had to rely upon the redemption rights provided in our operating agreement. However, those redemption rights are subject to a number of limitations, including a maximum cap which provides that unitholders may not require us to redeem an amount exceeding 10% of our aggregate capital accounts in any year as required by the Code and our operating agreement to maintain our status as a non-publicly traded partnership. The redemption demands have exceeded this limit, resulting in fully subscribed redemption requests through 2017. Consequently, many unitholders who would like to attain liquidity for their units have been unable to do so within the timeframe they desire.
      A number of unitholders have advised Vestin Mortgage of their frustration at being unable to sell their units. In order to address this problem, in February 2005, Vestin Mortgage began to explore the possibility of converting Fund I into a REIT whose shares would be listed on a national securities exchange or automated inter-dealer quotation system. Vestin Mortgage held discussions with a number of unitholders in order to gauge their interest in a potential conversion into a REIT. After determining that there was a sufficient level of interest, Vestin Mortgage consulted with broker dealers who make markets in REIT shares as well as with financial and legal advisers. Based on these consultations, Vestin Mortgage decided to prepare this proposal to convert Fund I into a REIT and present it to unitholders for their approval.
Our Reasons for the REIT Conversion
      The board of directors of Vestin Mortgage, as the sole manager of Fund I, has unanimously determined that the merger, which will effect the REIT conversion, and the related restructuring transactions are in the best interests of Fund I and its unitholders. In reaching its determination, the board of directors consulted with Fund I’s financial advisors with respect to the tax implications of the reorganization and related REIT qualification, as well as with management and its legal advisors. The factors considered by the board of directors included, but were not limited to, the following:

•	provide liquidity for our unitholders as we anticipate the shares of Vestin Realty Trust common stock to be issued in the merger will trade on the Nasdaq National Market; and

•	maximize the availability of assets for investments in mortgage loans by eliminating the need to reserve capital to satisfy redemption requests.
      The board of directors of Vestin Mortgage weighed the advantages against the potential risks of the REIT conversion, including that we will need to comply with the highly complicated REIT qualification provisions under the Code. In addition, the board of directors considered the potential risks discussed in “Risk Factors — Risks and Effects of the Merger and the REIT Conversion” beginning on page 7.
      The foregoing discussion includes the material information and factors considered by the board of directors. The board of directors did not quantify or otherwise assign relative weights to the particular factors considered, but conducted an overall analysis of the information explained to and considered by it in reaching its determination.
Organizational Actions
      We formed Vestin Realty Trust as a Maryland corporation because we believe that Maryland law is generally favorable to organizing and conducting business as a REIT. As discussed below, Maryland law facilitates qualification as a REIT by authorizing the charter of a Maryland corporation to provide for restrictions on ownership and transferability designed to permit a corporation to qualify as a REIT under the Code or for any other purpose. In addition, unlike other states, including Delaware, Maryland does not presently impose a franchise tax on corporations, which will result in cost savings to us in annual franchise tax payments and related fees. Maryland’s status as a jurisdiction favorable to REITs is evidenced by the large number of publicly-traded REITs that have chosen to operate as a regular Maryland corporation or as a special statutory Maryland real estate investment trust.
      To satisfy certain requirements that are applicable to REITs and to limit stock ownership above certain levels, Vestin Realty Trust has included ownership limits in its charter. Under the laws of some states, including Delaware, such restrictions would not be binding with respect to securities issued before adoption of the restriction unless holders of such securities agree to or vote for such restriction. Under Maryland law and because of the merger, however, all shares of Vestin Realty Trust common stock issued in the merger and thereafter would be subject to the ownership limit in the Vestin Realty Trust charter, for which authority exists under Maryland law.
      Pursuant to the Vestin Realty Trust charter, if certain proposed transfers of stock or other events occur that result in a person owning shares in excess of the ownership limit, then that number of shares of stock actually or constructively owned by that person in violation of the ownership limit will be automatically transferred to a trustee of a trust for the exclusive benefit of one or more charitable beneficiaries. The intended transferee will not acquire any rights in the shares. Shares held by the trustee will constitute issued and outstanding shares of stock. The trustee will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid before Vestin Realty Trust’s discovery that shares of stock have been transferred to the trustee will be paid to the trustee upon demand and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividends or distributions paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland corporate law, effective as of the date that such shares have been transferred to the trustee, the trustee will have the authority (at the trustee’s sole discretion) (1) to rescind as void any vote cast by an intended transferee before our discovery that such shares have been transferred to the trustee and (2) to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if Vestin Realty Trust has already taken irreversible corporate action, then the trustee may not rescind and recast such vote.
      Prior to the consummation of the REIT conversion, we will transfer various properties that Fund I foreclosed upon to one or more wholly-owned taxable REIT subsidiaries in order to comply with certain REIT qualification restrictions and to avoid penalty taxes on any income from the future sale of these properties. Income from these wholly-owned taxable REIT subsidiaries will be either distributed to Vestin Realty Trust, where it will contribute to income available for distribution to our stockholders or be reinvested into Vestin Realty Trust’s business, or be retained by the taxable REIT subsidiaries and used to fund their operations.
      In the event unitholders of Fund I do not approve the merger agreement at the special meeting, Fund I will continue to operate as a Nevada limited liability company, the merger will not take place and the other transactions comprising the conversion to a REIT will not be completed at this time.
      Fund I reserves the right to cancel or defer the merger even if unitholders of Fund I vote to approve the merger agreement and the other conditions to the consummation of the merger are satisfied or waived if the board of directors of Vestin Mortgage, Inc., as the sole manager of Fund I, determines that the merger is no longer in the best interests of Fund I and its unitholders. There is no time limit for Fund I to cancel or defer the merger.

TERMS OF THE MERGER
      The following is a summary of the material terms of the merger agreement. For a complete description of all of the terms of the merger, you should refer to the copy of the merger agreement that is attached to this proxy statement/ prospectus as Annex A and incorporated herein by reference. This summary is not complete and is qualified in its entirety by reference to the merger agreement. You should read carefully the merger agreement in its entirety as it is the legal document that governs the merger.
Structure and Completion of the Merger
      The merger agreement provides that Fund I will merge with and into Vestin Realty Trust, whereupon the separate existence of Fund I will cease and Vestin Realty Trust will be the surviving entity in the merger. At the effective time of the merger, each outstanding unit of Fund I will be converted into one share of Vestin Realty Trust common stock. In connection with the merger, Vestin Realty Trust will directly or indirectly succeed to and continue to operate all of the business of Fund I.
      Fund I anticipates that the merger will become effective as promptly as practicable following approval by the Fund I unitholders of the merger agreement at the special meeting and satisfaction or waiver of the other conditions to the merger. The merger agreement provides that Fund I or Vestin Realty Trust may abandon the merger at any time before its effectiveness. Fund I has no current intention of abandoning or causing Vestin Realty Trust to abandon the merger after the special meeting if approval is obtained and the other conditions to the merger are satisfied or waived. See “— Conditions to the Merger.”
      The board of directors of Vestin Mortgage, as the sole manager of Fund I, and the board of directors of Vestin Realty Trust have both approved the merger agreement and the transactions contemplated by the merger agreement, subject to approval of the unitholders of Fund I. Assuming the unitholders of Fund I approve the merger agreement at the special meeting and the other conditions to the merger are satisfied or waived, the merger will become effective at the time the articles of merger is (a) accepted for record by the Department of Assessments and Taxation of Maryland in accordance with the MGCL and (b) accepted for filing by the Nevada Secretary of State in accordance with the Nevada Revised Statutes.
      It is expected that the Vestin Realty Trust common stock will be approved for listing on the Nasdaq National Market at or before the effective time of the merger. If the shares of Vestin Realty Trust common stock are not approved for listing on Nasdaq or a national securities exchange acceptable to Fund I, we will not close the merger.
Other Effects of the Merger
      We expect the following to occur in connection with the merger:

•	Charter Documents and Governing Law. Vestin Realty Trust and its stockholders will be governed by Maryland corporate law and the articles of incorporation, articles supplementary and bylaws of Vestin Realty Trust, copies of which are attached to this proxy statement/ prospectus as Annexes B, C and D, respectively.

•	Other Restructuring Transactions. Properties acquired through foreclosure prior to completion of the merger will be transferred to one or more wholly-owned taxable REIT subsidiaries in order to comply with certain REIT qualification restrictions and to avoid penalty taxes on any income from the future sale of these properties.

•	Directors and Officers. The directors and officers of Vestin Realty Trust immediately before the merger will continue to be the directors and officers, respectively, of Vestin Realty Trust immediately after the merger.

•	Management Agreement. Vestin Mortgage will serve as manager of Vestin Realty Trust, subject to the oversight of the board of directors of Vestin Realty Trust, pursuant to the terms and conditions of the form of management agreement attached as Annex E to this proxy statement/ prospectus.

•	Listing of Vestin Realty Trust Common Stock. We expect that the new Vestin Realty Trust common stock will trade on the Nasdaq National Market under the symbol “VRTA” following completion of the merger. If the shares of Vestin Realty Trust common stock are not approved for listing on Nasdaq or a national securities exchange acceptable to Fund I, we will not close the merger.
Conditions to the Merger
      The respective obligations of Fund I and Vestin Realty Trust to complete the merger are subject to satisfaction or waiver of the following conditions, among others:

•	Vestin Realty Trust Registration Statement. Vestin Realty Trust’s registration statement, of which this proxy statement/ prospectus is a part, must be effective, no stop order suspending its effectiveness may be in effect and no proceedings for suspending its effectiveness may be pending or threatened by the SEC.

•	Unitholder Approval. The holders of at least a majority of the outstanding Fund I units shall have approved the merger agreement.

•	Exchange Listing. The Vestin Realty Trust common stock shall have been approved for listing on the Nasdaq or a national securities exchange acceptable to Fund I.

•	Tax Opinions. Fund I shall have received from its special tax counsel a legal opinion generally to the effect that (a) the merger qualifies as a transaction described in Section 351 of the Code and (b) Vestin Realty Trust’s organization and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT for the taxable year 2005 and thereafter.

•	Governmental and Third-Party Consents. Any necessary state and local governmental and third-party consents must have been received.

•	No Adverse Tax Legislation. Fund I shall have determined, in its sole discretion, that no legislation or proposed legislation with a reasonable possibility of being enacted would have the effect of impairing the ability of Vestin Realty Trust to qualify as a REIT.
Termination of the Merger Agreement
      Either Fund I or Vestin Realty Trust may terminate the merger agreement if:

•	a governmental authority has issued a final, non-appealable order, decree or ruling, or taken any other action, that would permanently prohibit the merger;

•	the unitholders of Fund I fail to approve the merger agreement; or

•	any closing condition is not satisfied or waived.
      We have no current intention of abandoning the merger after the special meeting if unitholder approval is obtained and the other conditions to the merger are satisfied or waived. However, Fund I reserves the right to cancel or defer the merger even if unitholders of Fund I vote to approve the merger agreement and the other conditions to the consummation of the merger are satisfied or waived if the board of directors of Vestin Mortgage, Inc., as the sole manager of Fund I, determines that the merger is no longer in the best interests of Fund I and its unitholders. There is no time limit for Fund I to cancel or defer the merger.
Interests of Directors and Executive Officers of Vestin Mortgage in the REIT Conversion
      Except for the management agreement and the potential conflicts of interest that may arise with Vestin Mortgage managing our affairs, we are not aware of any interests of directors or executive officers of Vestin Mortgage in the merger that are different from, or in addition to, the interests of other unitholders of Fund I.

Regulatory Approvals
      We are not aware of any U.S. federal, state or local regulatory requirements that must be complied with or approvals that must be obtained prior to consummation of the merger, other than:

•	compliance with applicable U.S. federal and state securities laws; and

•	the filing and acceptance of articles of merger as required by the MGCL and the Nevada Revised Statutes.
Absence of Dissenters’ Rights
      Under Nevada law, the unitholders of Fund I will not be entitled to dissenter’s rights of appraisal as a result of the merger and the REIT conversion.
Restrictions on Sales of Vestin Realty Trust Common Stock Issued in the Merger
      All shares of Vestin Realty Trust common stock that current Fund I unitholders receive pursuant to the merger will be freely transferable, except for shares received by persons deemed to be “affiliates” of Fund I or Vestin Realty Trust under the Securities Act at the time of the special meeting. These affiliates may not sell their shares of Vestin Realty Trust common stock received in connection with the merger unless the sale, transfer or other disposition is:

•	made in conformity with the requirements of Rule 145(d) under the Securities Act;

•	made pursuant to an effective registration statement under the Securities Act; or

•	otherwise exempt from registration under the Securities Act.
      Persons who may be deemed affiliates for this purpose generally include individuals or entities that control, are controlled by, or are under common control with, either Fund I, Vestin Realty Trust or Vestin Mortgage and may include some of each company’s respective officers and directors, as well as some of each company’s respective principal stockholders. The registration statement of which this proxy statement/ prospectus forms a part does not cover the resale of shares of Vestin Realty Trust common stock to be received by affiliates in the merger.
Accounting Treatment of the Merger
      For accounting purposes, the merger will be accounted for as a purchase of Fund I by Vestin Realty Trust using the purchase method of accounting.
OTHER RESTRUCTURING TRANSACTIONS;
FORMATION OF TAXABLE REIT SUBSIDIARIES
      We will effect certain structural changes prior to, or substantially concurrent with, the proposed merger. These restructuring transactions are designed to ensure, following consummation of the merger, Vestin Realty Trust’s eligibility to elect REIT status and to improve Vestin Realty Trust’s tax efficiency. We have commenced the pre-merger restructuring transactions, and will continue to pursue these transactions unless the merger agreement, which will effect the REIT conversion, is not approved by Fund I unitholders at the special meeting.

MANAGEMENT AGREEMENT
      The following is a summary of the material terms of the management agreement to be executed in connection with the REIT conversion. For a complete description of all of the terms of the management agreement, you should refer to the form of management agreement that is attached to this proxy statement/ prospectus as Annex E and incorporated herein by reference. This summary is not complete and is qualified in its entirety by reference to the form of management agreement. You should read carefully the management agreement in its entirety.
General Duties
      Vestin Mortgage will continue to serve as our manager after the REIT conversion. Subject to the oversight of our board of directors and in accordance with the governing documents of Vestin Realty Trust and its subsidiaries, Vestin Mortgage will implement our business strategies on a day-to-day basis, manage and provide services to our company and, to the extent directed by our board of directors, will provide similar services to any subsidiary of our company. Without limiting the foregoing, Vestin Mortgage will perform other services as may be required from time to time for management and other activities relating to the assets of our company as our board of directors reasonably requests or Vestin Mortgage deems appropriate under the particular circumstances, including:

•	serving as our consultant with respect to formulation of investment criteria, interest rate risk management and preparation of policy guidelines by our board of directors;

•	advising us in developing criteria for mortgage asset purchase commitments that are tailored to our long-term investment objectives, and making available to us its knowledge and experience with respect to mortgage assets;

•	evaluating, selecting, purchasing and committing to purchase mortgage assets meeting our investment criteria and the maintenance and administration of our portfolio of mortgage assets;

•	advising and negotiating with respect to our agreements with third-party lenders to provide borrowings to us, encumbering our assets as security for such borrowings, and entering into such third-party agreements on our behalf;

•	furnishing reports and statistical and economic analysis to our company regarding our activities and the services performed for us by Vestin Mortgage;

•	investing or reinvesting any money of our company in accordance with policies and procedures established from time to time by our board of directors, including without limitation maintaining and investing working capital reserves in cash or short-term investments;

•	providing the executive and administrative personnel, office space and services required in rendering services to our company;

•	administering the day-to-day operations of our company and performing and supervising the performance of such other administrative functions necessary in the management of our company, which includes authority to contract on behalf of our company with third parties to provide various services, including facilities and costs associated therewith, technology, management information systems and other similar operations or administrative services;

•	overseeing the day-to-day operations of our company and performing and supervising the performance of such other administrative functions necessary in the management of our company as may be agreed upon by Vestin Mortgage and our board of directors, including the collection of revenues and payment of our debts and obligations;

•	counseling our company in connection with policy decisions made by our board of directors;

•	communicating on behalf of our company with the holders of the equity and debt securities of our company as required to satisfy the reporting and other requirements of any governmental bodies or agencies and to maintain effective relations with such holders;

•	evaluating, advising and selecting what agreements our company will enter into and whether we should enter into joint ventures with other companies to invest in mortgage assets, and entering into such agreements and joint ventures on behalf of our company;

•	advising, negotiating, managing and overseeing the origination, extension, modification, re-financing, evaluation, selection, acquisition, processing, brokerage and servicing of mortgage assets;

•	foreclosing upon real property on behalf of us or any of our subsidiaries and advising, developing, managing and either holding for investment on behalf of our company or any of our subsidiaries, or disposing of real property acquired by our company or our subsidiaries through foreclosure of any secured assets, either directly or through general partnerships, joint ventures or otherwise;

•	counseling our company regarding the maintenance of our exemption from the Investment Company Act of 1940 and monitoring compliance with the requirements for maintaining exemption from that Act;

•	counseling our company regarding the maintenance of our status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set forth in the Code and the income tax regulations promulgated thereunder;

•	qualifying and causing our company to qualify to do business in all applicable jurisdictions;

•	causing our company to retain qualified accountants and tax experts to assist in developing appropriate accounting procedures and testing systems and to conduct quarterly compliance reviews;

•	providing all actions necessary for compliance by our company to make required U.S. federal, state and local regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements under applicable regulations and contractual undertakings and all reports, documents and filings, if any, required under the Securities Exchange Act of 1934, or the Exchange Act, and all applicable tax report filings; and

•	performing such other services as may be required from time to time for management and other activities relating to the assets of our company as our board of directors reasonably request or Vestin Mortgage deems appropriate under the particular circumstances, including without limitation winding up the affairs of our company upon our dissolution.
Obligations of Vestin Mortgage
      Vestin Mortgage will use commercially reasonable efforts to provide that each mortgage asset conforms to the acquisition and investment criteria of our company and will take such other action as it deems necessary or appropriate with regard to the protection of our investments. Our acquisition and investment criteria may be modified from time to time upon approval of a majority of our unaffiliated directors.
      Vestin Mortgage will take all action and refrain from any action which, in its sole judgment made in good faith, is necessary to maintain the status of our company as a REIT or which, in its sole judgment made in good faith, is necessary to ensure that our company does not violate any material law, rule or regulation of any governmental body or agency having jurisdiction over our company or any of our subsidiaries or which would otherwise not be permitted by the governing instruments of our company and our subsidiaries, any operating policies adopted by our company or any agreements provided to Vestin Mortgage. If Vestin Mortgage is ordered to take any such action by our board of directors, Vestin Mortgage will promptly notify our board of directors of Vestin Mortgage’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the governing instrument, operating policies, or any agreements provided to Vestin Mortgage.

      Vestin Mortgage will cause a quarterly and annual compliance report to be prepared for our company, either by a firm independent of Vestin Mortgage and its affiliates and having the proper expertise to determine compliance with the REIT provisions of the Code or by Vestin Mortgage in consultation with an independent advisor. Vestin Mortgage will deliver to us each quarterly report no later than 30 days following the end of the applicable quarter and each annual report no later than 90 days following the end of the applicable fiscal year. In addition, Vestin Mortgage will prepare, or cause to be prepared, regular reports for our board of directors that will review our acquisitions of mortgage assets, portfolio composition and characteristics, credit quality, performance and compliance with the policies approved by our board of directors.
Limitations on Vestin Mortgage’s Authority
      Vestin Mortgage will have no authority to:

•	do any act in contravention of the management agreement;

•	do any act which would make it impossible to carry on the ordinary business of our company;

•	confess a judgment against our company;

•	possess company property or assign our rights in property for other than a company purpose;

•	sell all or substantial all of our assets in one or a series of related transactions that is not in the ordinary course of business, without the prior affirmative vote or consent of our unaffiliated directors;

•	grant to any of its affiliates an exclusive right to sell any company assets;

•	receive or permit Vestin Mortgage or any of its affiliates to receive any insurance brokerage fee or write any insurance policy covering our company or any company property;

•	receive from us a rebate or participate in any reciprocal business arrangement which would enable Vestin Mortgage or any of its affiliates to do so;

•	commingle our assets with those of any other person;

•	use or permit another person to use our assets in any manner, except for the exclusive benefit of our company;

•	obtain a loan from our company to Vestin Mortgage or any of its affiliates; or

•	sell any real property owned by our company or our subsidiaries as a result of foreclosure of secured assets by our company or any of our subsidiaries to Vestin Mortgage or any of its affiliates.
      These restrictions on Vestin Mortgage’s authority are identical to the restrictions set forth in the operating agreement for Fund I. However, these restrictions may be changed with the approval of a majority of our unaffiliated directors.
Other Activities of Vestin Mortgage
      Nothing in the management agreement (or in Fund I’s current operating agreement) prevents Vestin Mortgage, its affiliates, or any of the officers, directors or employees of Vestin Mortgage or its affiliates, from engaging in other businesses or from rendering services of any kind to any other person or entity, including the purchase of, or advisory service to others investing in, any type of real estate investment, including investments that meet the principal investment objectives of our company, and including providing management services to REITs other than our company who have investment objectives similar to those of our company. Vestin Mortgage currently serves as manager of other funds with objectives similar to ours and intends to do so in the future. Directors, officers, employees and agents of Vestin Mortgage and its affiliates may serve as trustees, directors, officers, employees, agents, nominees or signatories for our company or any of our subsidiaries, to the extent permitted by their governing instruments, or by any resolutions duly adopted by our board of directors pursuant to our governing instruments.

Other Investment Advisory Activities of Vestin Mortgage
      Nothing contained in the management agreement (or in Fund I’s current operating agreement) prevents Vestin Mortgage or its affiliates from acting as manager for any other person, firm or corporation (including any investment company), whether or not the investment objectives or policies of any such other person, firm or corporation are similar to those of our company, and will not in any way bind or restrict Vestin Mortgage or any of its affiliates from buying, selling or trading any securities or loans for their own accounts or for the account of others for whom Vestin Mortgage or any of its affiliates may be acting. We acknowledge that Vestin Mortgage will base allocation decisions on the procedures it considers fair and equitable, including, without limitation, such considerations as investment objectives, restrictions and time horizon, availability of cash and the amount of existing holdings. While information and recommendations supplied to our company will, in Vestin Mortgage’s judgment, be appropriate under the circumstances and in light of the investment objectives and policies of our company, they may be different from the information and recommendations supplied by Vestin Mortgage or its affiliates to investment companies, funds and advisory accounts. We will be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but we recognize that we are not entitled to receive preferential treatment as compared with the treatment given by Vestin Mortgage to any investment company, fund or advisory account.
Compensation
      Vestin Mortgage will be compensated for their services as set forth below.
      Fees paid by our company. Vestin Mortgage will be entitled to receive from our company, or any of our subsidiaries, as the case may be, the fees set forth in our bylaws and any subsidiary’s bylaws, in addition to the fees to be paid by the borrowers directly to Vestin Mortgage pursuant to the terms of the management agreement. The fees payable by us pursuant to our bylaws include:

•	General. Under no circumstances may Vestin Mortgage receive any compensation not permitted under the Mortgage Program Guidelines of the NASAA unless indicated to the contrary by the context or unless a majority of our unaffiliated directors determines that it is in our best interests not to comply with the NASAA Guidelines. We will pay Vestin Mortgage an annual management fee up to 0.25% of the aggregate capital contributions. Vestin Mortgage will be reimbursed for out-of-pocket expenses incurred on our behalf, such as legal and accounting fees. No additional reimbursement will be paid to Vestin Mortgage or its affiliates for any general or administrative overhead expenses incurred by Vestin Mortgage or its affiliates or for any other expenses they may incur, including (a) rent, depreciation, utilities, capital equipment and other administrative items and (b) salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any controlling person of Vestin Mortgage or its affiliates.

•	Administrative Fees on Resales of Foreclosed Property. Our company or any of our subsidiaries will pay Vestin Mortgage up to 3% of proceeds where Vestin Mortgage substantially contributed to the sale and up to 6% for all persons involved. Our company or any of our subsidiaries, as the case may be, will pay these fees promptly out of the proceeds of a sale of the relevant real estate. No foreclosed property will be sold by our company or any of our subsidiaries to Vestin Mortgage or its affiliates unless approved by a majority of our unaffiliated directors.
      These fees are the same as provided in the current operating agreement for Fund I and may not be changed without the approval of a majority in interest of the Vestin Realty Trust’s stockholders.
      Fees paid by borrowers. Vestin Mortgage will be entitled to receive directly from borrowers fees that will generally be in the range set forth below:

•	Loan Placement Fees for Loan Selection and Brokerage. Vestin Mortgage will be entitled to receive a fee of an amount equal to approximately 2%-6% of the principal amount of each loan. The percentage to be received by Vestin Mortgage will be a competitive fee, based on local market conditions, and may exceed 6% of the principal amount.

•	Loan Evaluation and Processing Fees. Vestin Mortgage will be entitled to receive a fee of an amount equal to approximately 5% of each loan, the exact percentage of which may be higher than 5%, but which will be a competitive fee based on local market conditions.

•	Service Fee for Administering Loans. Subject to regulatory requirements, Vestin Mortgage will be entitled to receive, where permitted, mortgage service fees, which when added to all other fees paid in connection with the servicing of a particular mortgage, does not exceed an amount equal to approximately one-fourth of one percent (0.25%) of the principal amount outstanding on such loan.

•	Loan Extension or Modification Fee. Vestin Mortgage will be entitled to receive a fee equal to approximately 2%-5% of outstanding principal amount of the loan, as permitted by local law and local market conditions, and may exceed 5% of the outstanding principal amount if permitted by local law and consistent with local market conditions.

•	Loan Assumption and Reconveyance Fees. Vestin Mortgage will be entitled to receive a fee in connection with the assumption or reconveyance of a loan based on the principal amount of such loan. The fee will be competitive, based on local market conditions.
Term; Termination
      The management agreement will continue in force for the duration of the existence of Vestin Realty Trust. The management agreement will automatically terminate upon the affirmative vote of a majority in interest of stockholders entitled to vote on the matter. The authority to terminate the management agreement through majority vote of the stockholders is similar to the authority of a majority in interest of Fund I’s unitholders to terminate Vestin Mortgage’s status as manager.
Termination For Cause
      At our option, the management agreement will be terminated upon 90 days’ written notice of termination from our board of directors to Vestin Mortgage if any of the following events occurs:

•	if a majority of our unaffiliated directors determines that Vestin Mortgage has violated the management agreement in any material respect and, after written notice of such violation, Vestin Mortgage has failed to cure such violation within 30 days, unless during such 30-day period Vestin Mortgage has commenced to cure such violation and thereafter diligently prosecutes to cure such violation; or

•	there is entered an order for relief or similar decree or order with respect to Vestin Mortgage by a court having competent jurisdiction in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or state bankruptcy, insolvency or other similar laws relating to insolvency; or Vestin Mortgage (i) ceases, or admits in writing its inability, to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors; (ii) applies for, or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of Vestin Mortgage or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against Vestin Mortgage and continue undismissed for 30 days; (iii) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorizes such application or consent, or proceedings to such end are instituted against Vestin Mortgage without such authorization, application or consent and are approved as properly instituted and remain undismissed for 30 days or result in adjudication of bankruptcy or insolvency; or (iv) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for 30 days; provided, that in the event Vestin Mortgage becomes the subject of a case under federal bankruptcy or similar federal or state laws and remains in possession of its property and continues to operate its business (as a debtor in possession or otherwise), we will not have the option to terminate the management agreement unless the unaffiliated directors determine in good faith that as a result of such proceeding Vestin Mortgage cannot reasonably be expected to fulfill its obligations under the management agreement.

MARKET PRICE INFORMATION AND DIVIDEND AND DISTRIBUTION POLICY
      There has never been a public market for Fund I’s units. On                     , 2005, there were approximately 1,200 holders of record of Fund I units.
      We expect that, upon consummation of the merger and REIT conversion, the Vestin Realty Trust common stock will be listed and trade on the Nasdaq National Market under the symbol “VRTA.”
      In order to maintain its qualification as a REIT under the Code, Vestin Realty Trust is required to distribute (within a certain period after the end of each year) at least 90% of its REIT taxable income for such year (determined without regard to the dividends paid deduction and by excluding net capital gain). Vestin Realty Trust currently intends, to the extent practicable, to distribute substantially all of its REIT taxable income and net capital gain each year, consistent with Fund I’s practice of distributing all of its net income available for distribution. We may distribute an amount in excess of our REIT taxable income, which amount will be treated as a return on your capital. Vestin Realty Trust anticipates that distributions will be paid during January, April, July and October of each year for the preceding quarter. Vestin Realty Trust anticipates that distributions generally will be paid from cash available for distribution (generally equal to cash from operations (other than repayments of mortgage loan principal) less an amount set aside for creation or restoration of reserves during the quarter). However, the actual amount and timing of the dividends will be as determined and declared by the board of directors of Vestin Realty Trust and will depend on its financial condition, earnings and other factors.

BUSINESS
      The information in this section assumes that the merger has been consummated, and that Vestin Realty Trust has succeeded to and is continuing the business of Fund I.
General
      Vestin Realty Trust was organized as a Maryland corporation on May 24, 2005 by Fund I to succeed to and to continue the business of Fund I upon consummation of the REIT conversion and merger of Fund I with and into Vestin Realty Trust pursuant to the merger agreement. Vestin Realty Trust has conducted no business to date other than that incident to the merger and the other transactions comprising the conversion of Vestin Realty Trust into a REIT, and has no material assets or liabilities.
      Vestin Mortgage, Inc., a licensed mortgage broker in the State of Nevada, serves as our manager, subject to the oversight of our board of directors. Vestin Mortgage is a wholly-owned subsidiary of Vestin Group, Inc., a privately held Delaware corporation. Through its subsidiaries, Vestin Group is engaged in asset management, real estate lending and other financial services.
      We invest in mortgage loans throughout the areas in which Vestin Mortgage and its correspondents have experience, primarily Arizona, California, Hawaii, Nevada, New York and Texas. The loans we invest in are selected for us by Vestin Mortgage from among loans originated by Vestin Mortgage or non-affiliated mortgage brokers. When Vestin Mortgage or a non-affiliated mortgage broker originates a loan for us, that entity identifies the borrower, processes the loan application, makes or invests in the loan, and brokers or sells the loan to us. We generally invest in short-term mortgage loans, typically with terms of one to two years. We believe that our loans are attractive to borrowers because of the expediency of Vestin Mortgage’s loan approval process, which takes about ten to twenty days.
      As a non-conventional lender, we are more willing to invest in mortgage loans to borrowers that conventional lenders would not deem to be creditworthy. Because of our increased willingness to fund riskier loans, borrowers are willing to pay us an interest rate that is two to five points above the rates charged by conventional lenders. We invest a significant amount of our funds in loans in which the real property being developed is not generating any income to the borrower. The “balloon payment” loans in which we invest are riskier because the borrower’s repayment depends on its ability to refinance the loan or develop the property so it can refinance the loan.
      Our principal investment objectives are to:

•	produce revenues from the interest income on our mortgage loans;

•	provide quarterly cash distributions from the net income earned on our mortgage loans; and

•	reinvest, to the extent permissible, payments of principal and sales (net of expenses).
Acquisition and Investment Policies
      Our acquisition and investment policies will be substantially similar to the policies of Fund I. Specifically, we seek to invest about 97% of our assets in mortgage loans. Approximately 3% will be held as a working capital cash reserve.
      The majority of our collateral on our mortgage loans is the real property that the borrower is purchasing or developing with the funds that we make available. We sometimes refer to these real properties as the security properties. While we may invest in other types of loans, most of the loans in which we invest have been made to real estate developers with a lesser proportion of loans involving land loans.
      Our mortgage investments are not insured or guaranteed by any government agency.

      Vestin Mortgage continuously evaluates prospective investments, selects the mortgages in which we invest and makes all investment decisions on our behalf. In evaluating prospective mortgage loan investments, Vestin Mortgage considers such factors as the following:

•	the ratio of the amount of the investment to the value of the property by which it is secured, or the loan-to-value ratio;

•	the potential for capital appreciation or depreciation of the property securing the investment;

•	expected levels of rental and occupancy rates, if applicable;

•	potential for rental increases, if applicable;

•	current and projected revenues from the property, if applicable;

•	the status and condition of the record title of the property securing the investment;

•	geographic location of the property securing the investment; and

•	the financial condition of the borrowers and their principals, if any, who guarantee the loan.
      Vestin Mortgage may obtain our loans from non-affiliated mortgage brokers and previous borrowers, and by solicitation of new borrowers in those states where permissible. We may purchase existing loans that were originated by third-party lenders and acquired by Vestin Mortgage to facilitate our purchase of the loans. Vestin Mortgage will sell the loans to us for no greater than Vestin Mortgage’s cost, not including its service fees and compensation. There are no specific requirements or guidelines governing Vestin Mortgage’s discretion in determining which mortgage loans it will place with us and which it will place with other funding sources.
      When selecting mortgage loans for us, Vestin Mortgage adheres to the following guidelines, which are intended to control the quality of the collateral given for our loans and which may be modified with the approval of a majority of our unaffiliated directors. When making an investment decision, we will take into account the rules and regulations applicable to REITs, including the impact of the investment on our qualification as a REIT.

1. Priority of Mortgages. Generally, our assets are secured by first mortgages. First mortgages are mortgages secured by a full or divided interest in a first deed of trust secured by the property. Other mortgages that we invest in on the security property are not intended to be junior to more than one other mortgage. As of March 31, 2005, approximately 99.8% of the principal amount of our outstanding interest in loans was secured by first mortgages.

2. Loan-to-Value Ratio. The amount of our loan combined with the outstanding debt secured by a senior mortgage on a security property generally does not exceed the following percentage of the appraised value of the security property at origination:

Type of Secured Property	Loan-to-Value Ratio

Residential	75%
Unimproved Land	60% (of the anticipated as-if developed value)
Acquisition and Development	60% (of the anticipated as-if developed value)
Commercial Property	75% (of the anticipated as-if developed value)
Construction	75% (of the anticipated as-if developed value)
Leasehold Interest	75% (of the value of leasehold interest)

The target loan-to-value ratio for our loan portfolio as a whole is approximately 70%. However, we may deviate from these guidelines under certain circumstances. For example, Vestin Mortgage, in its discretion, may increase any of the above loan-to-value ratios if a given loan is supported by credit adequate to justify a higher loan-to-value ratio, including personal guarantees. We do not have specific requirements with respect to the projected income or occupancy levels of a property securing our investment in a particular loan. These loan-to-value ratios will not apply to financing offered by us to the purchaser of any real estate acquired through foreclosure, or to refinance an existing loan that is in default when it matures. In those cases, Vestin Mortgage, in its sole discretion, shall be free to accept any reasonable financing terms it deems to be in our best interest.

Vestin Mortgage receives an appraisal at the time of loan underwriting, which may have been commissioned by the borrower and also may precede the placement of the loan with us. Such appraisals are generally dated no greater than 12 months prior to the date of loan origination. The appraisal may be for the current estimate of the as-if developed value of the property which approximates the post-construction value of the collateralized property assuming that such property is developed. As-if developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes, selection by a purchaser against multiple alternatives, and successful development by the purchaser, upon which development is dependent on availability of financing. As most of the appraisals will be prepared on an as-if developed basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of the loan.

Vestin Mortgage retains appraisers who are licensed or qualified as independent appraisers and certified by or hold designations from one or more of the following organizations: the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the National Association of Review Appraisers, the Appraisal Institute, the Society of Real Estate Appraisers, M.A.I., Class IV Savings and Loan appraisers or from among appraisers with other qualifications acceptable to Vestin Mortgage. In some cases, Vestin Mortgage may accept an appraiser selected by the borrowers. However, appraisals are only estimates of value and cannot be relied on as measures of realizable value. An employee or agent of Vestin Mortgage will review each appraisal report and will conduct a physical inspection for each property. A physical inspection includes an assessment of the subject property, the adjacent properties and the neighborhood but generally does not include entering any structures on the property.

3. Construction Mortgage Loans. We invest in construction loans other than home improvement loans on residential property, when the loan-to-value ratio does not exceed 75% of the appraised, completed value of the security property at origination.

4. Terms of Mortgage Loans. Our current loans range from a four-month term to a 72-month term. Most of our loans are for a term of 12 months. Our original loan agreements, however, permit extensions to the term of the loan by mutual consent. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take out financing.

Our loans generally provide for payments of interest only with a “balloon” payment of principal payable in full at the end of the term. In addition, we invest in mortgage loans which require borrowers to maintain interest reserves funded from the principal amount of the loan for a period of time.

5. Escrow Conditions. Our loans will often be funded by us through an escrow account held by a title insurance company or a lawyer where permitted by law, subject to the following conditions:

•	Borrowers will obtain title insurance coverage for all loans, providing title insurance in an amount at least equal to the principal amount of the loan. Title insurance insures only the validity and priority of our deed of trust, and does not insure us against loss by other causes, such as diminution in the value of the security property.

•	Borrowers will obtain fire and casualty insurance for all loans secured by improved real property, covering us in an amount sufficient to cover the replacement cost of improvements.

•	All insurance policies, notes, deeds of trust or mortgages, escrow agreements, and any other loan documents for a particular transaction will cover us as a beneficiary.

6. Purchase of Mortgage Investments from Affiliates. We may acquire mortgage loans from our affiliates, including Vestin Mortgage, for a price not in excess of the carrying value of the note, plus allowable fees and expenses, but without the allowance of any other compensation for the loans.

7. Note Hypothecation. We may also acquire mortgage loans secured by assignments of secured promissory notes. These mortgage loans must satisfy our stated investment standards, including our loan-to-value ratios, and also may not exceed 80% of the principal amount of the assigned note upon acquisition. For example, if the property securing a note we acquire is commercial property, the total amount of outstanding debts secured by the property must not exceed 75% of the appraised value of the property, and the mortgage loan will not exceed 80% of the principal amount of the assigned note. For mortgage loans secured by promissory notes, we will rely on the appraised value of the underlying property, as determined by an independent written appraisal which was conducted within the then- preceding twelve months. If an appraisal was not conducted within that period, then we will arrange for a new appraisal to be prepared for the property prior to acquisition of the loan.

8. Participation. We participate in loans with other lenders, including affiliates as permitted by NASAA Guidelines, by providing funds for or purchasing an undivided interest in a loan meeting our investment guidelines described above. Typically, we participate in loans if:

•	We did not have sufficient funds to invest in an entire loan;

•	We are seeking to increase the diversification of our loan portfolio; or

•	Vestin Mortgage originated a loan that fit within our investment guidelines but it would constitute more than 20% of our anticipated capital contribution or otherwise be disproportionately large given our then existing portfolio.

Inter-creditor agreements generally provide us additional funding sources for mortgage loans whereby a third-party investor may participate in certain mortgage loans with us and/or Fund II and/or Fund III, or collectively, the lead lenders. In the event of borrower non-performance, the agreements generally provide that the lead lenders must repay the investor’s loan amount either by (i) continuing to remit to the investor the interest due on the participated loan amount, (ii) substituting an alternative loan acceptable to the investor or (iii) repurchasing the participation from the investor for the outstanding balance plus accrued interest.

An investor may participate in certain loans with the lead lenders through participation agreements. In the event of borrower non-performance, the participation agreement may allow the investor to be repaid up to the amount of the investor’s investment prior to the lead lenders being repaid.

As of March 31, 2005, approximately 15.9% of our loans were loans in which we participated with other lenders.

9. Diversification. We will continue to comply voluntarily with the NASAA Guidelines unless a majority of our unaffiliated board members determines that it is in our best interests not to comply with such guidelines. The NASAA Guidelines provide that we neither invest in nor make mortgage loans on any one property which would exceed, in the aggregate, an amount equal to 20% of our capital nor may we invest in or make mortgage loans to or from any one borrower which would exceed, in the aggregate, an amount greater than 20% of our capital. As of March 31, 2005, our single largest loan represented approximately 10.4% of our capital.

10. Reserve Fund. We have established contingency working capital reserves of approximately 3% of our capital to cover our unexpected cash needs.

11. Credit Evaluations. When reviewing a loan proposal, Vestin Mortgage determines whether a borrower has sufficient equity in the security property. Vestin Mortgage may also consider the income level and creditworthiness of a borrower to determine its ability to repay the mortgage loan.

Mortgage Loans to Affiliates
      We will not invest in mortgage loans made to Vestin Mortgage, Vestin Group or any of our affiliates. However, we may acquire an investment in a mortgage loan payable by Vestin Mortgage when Vestin Mortgage has assumed the obligations of the borrower under that loan, through a foreclosure on the property.
Purchase of Loans from Vestin Mortgage and its Affiliates
      In addition to those loans Vestin Mortgage selects for us, we purchase loans that were originated by Vestin Mortgage or other parties and first held for Vestin Mortgage’s own portfolio, as long as the loan is not in default and otherwise satisfies all of our lending criteria. This requirement also applies to any loan originated by an affiliate of Vestin Mortgage, such as Vestin Group, Michael V. Shustek or another principal of Vestin Mortgage. However, we will not acquire a loan from or sell a loan to a mortgage program in which Vestin Mortgage has an interest except in compliance with NASAA Guidelines. The NASAA Guidelines, however, will not apply if a majority of our unaffiliated directors determines that it is in our best interests to deviate from the NASAA Guidelines.
Types of Loans We Invest In
      We primarily invest in loans which are secured by first or second mortgages on real property. Such loans fall into the following categories: raw and unimproved land, acquisition and development, construction, commercial and residential loans. The following discussion sets forth certain guidelines our manager intends to follow in allocating our investments among the various types of loans. Our manager, however, may change these guidelines at its discretion, subject to review by our board of directors. Actual investments will be determined by our manager pursuant to the terms of the management agreement, and the actual percentages invested among the various loan categories may vary from the guidelines below.

Raw and Unimproved Land Loans
      Approximately 15% to 25% of the loans invested in by us may be loans made for the purchase or development of raw, unimproved land. Generally, we determine whether to invest in these loans based upon the appraised value of the property and the borrower’s actual capital investment in the property. We will generally invest in loans for up to 60% of the as-if developed appraised value of the property and we generally require that the borrower has invested in the property actual capital expenditures of at least 25% of the property’s value. As-if developed values on raw and unimproved land loans often dramatically exceed the immediate sales value and may include anticipated zoning changes, selection of a purchaser against multiple alternatives, and successful development by the purchaser, upon which development is dependent on availability of financing. As of March 31, 2005, approximately 23.3% of our loans were in this category.

Acquisition and Development Loans
      Approximately 10% to 25% of the loans invested in by us may be acquisition and development loans. These loans enable borrowers to acquire and/or complete the basic infrastructure and development of their property prior to the construction of buildings or structures. Such development may include installing utilities, sewers, water pipes, and/or streets. We will generally invest in loans with a face value of up to 60% of the appraised value of the property. Loan-to-value ratios on acquisition and development loans are calculated using as-if developed appraisals. Such appraisals have the same valuation limitations as raw and unimproved land loans, described above. As of March 31, 2005, approximately 10.8% of our loans were in this category.

Construction Loans
      Approximately 10% to 70% of our loans may be construction loans. A construction loan provides funds for the construction of one or more structures on developed land. Funds under this type of loan will generally not be forwarded to the borrower until work in the previous phase of the project has been completed and an independent inspector has verified certain aspects of the construction and its costs. We will typically require material and labor lien releases by the borrower per completed phase of the project. We will review the appraisal of the value of the property and proposed improvements, and will generally finance up to 75% of the appraised value of the property and proposed improvements. Such appraisals have the same valuation limitations as raw and unimproved land loans described above. As of March 31, 2005, approximately 6.2% of our loans were in this category.

Commercial Property Loans
      Approximately 20% to 50% of the loans invested in by us may be commercial property loans. Commercial property loans provide funds to allow commercial borrowers to acquire income producing property or to make improvements or renovations to the property in order to increase the net operating income of the property so that it may qualify for institutional refinancing. We will review the appraisal of the value of the property and will generally invest in loans for up to 75% of such appraised value of the property. As of March 31, 2005, approximately 48.6% of our loans were in this category.

Residential Loans
      A small percentage of the loans invested in by us may be residential loans. Such loans facilitate the purchase or refinance of one to four family residential property units. We will generally invest in loans for up to 75% of the value of the property. As of March 31, 2005, there were no loans in this category.

Local Agency Bonds
      From time to time, we will evaluate investment opportunities in local agency bonds and other securities secured by real property or interests in real property and may in the future invest in one or more of these instruments. As of March 31, 2005, we did not have any of these securities in our portfolio.
Collateral
      The types of collateral that will secure the loans include a first deed of trust, a second deed of trust or a leasehold interest.

First Deed of Trust
      Most of our loans are secured by a first deed of trust. Thus as a lender, we will have rights as a first mortgage lender of the collateralized property. As of March 31, 2005, approximately 99.8% of our loans were secured by a first deed of trust.

Second Deed of Trust
      Up to 10% of our loans may be secured by second deeds of trust. In a second mortgage loan, the rights of the lender (such as the right to receive payment on foreclosure) will be subject to the rights of the first mortgage lender. In a wraparound loan, the lender’s rights will be comparably subject to the rights of a first mortgage lender, but the aggregate indebtedness evidenced by the loan documentation will be the first mortgage loan plus the new funds the lender invests. The lender would receive all payments from the borrower and forward to the senior lender its portion of the payments the lender receives. As of March 31, 2005, less than one percent of our loans were secured by a second deed of trust.
Prepayment Penalties and Exit Fees
      Generally, the loans we invest in will not contain prepayment penalties or exit fees. If our loans are at a high rate of interest in a market of falling interest rates, the failure to have a prepayment penalty provision or exit fee in the loan allows the borrower to refinance the loan at a lower rate of interest, thus providing a lower yield to us on the reinvestment of the prepayment proceeds. However, these loans will usually be written with relatively high minimum interest rates, which we would expect to minimize the risk of lower yields.

Extensions to Term of Loan
      Our original loan agreements permit extension to the term of the loan by mutual consent. Such extension are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take out financing. However, we only grant extensions when a borrower is in full compliance with the terms of the loan, including, but not limited to, the borrower’s obligation to make interest payments on the loan.
Interest Reserves
      We invest in loans which include a commitment for an interest reserve which is usually established at loan closing. The interest reserve may be advanced by us or other lenders with the amount of the borrower’s indebtedness increased by the amount of such advances. As of March 31, 2005, interest reserves had been established on approximately $19.9 million of our outstanding loans.
Balloon Payment
      Currently, all of the loans we invest in or purchase will require the borrower to make a “balloon payment” on the principal amount upon maturity of the loan. There are no specific criteria used in evaluating the credit quality of borrowers for mortgage loans requiring balloon payments. Furthermore, a substantial period of time may elapse between the review of the financial statements of the borrower and the date when the balloon payment is due. As a result, there is no assurance that a borrower will have sufficient resources to make a balloon payment when due. To the extent that a borrower has an obligation to pay mortgage loan principal in a large lump sum payment, its ability to repay the loan may be dependent upon its ability to sell the property, obtain suitable refinancing or otherwise raise a substantial amount of cash. As a result, these loans can involve a higher risk of default than loans where the principal is paid at the same time as the interest payments.
Repayment of Mortgages on Sales of Properties
      We may require a borrower to repay a mortgage loan upon the sale of the mortgaged property rather than allow the buyer to assume the existing loan. We will require repayment if we determine that repayment appears to be advantageous to us based upon then-current interest rates, the length of time that the loan has been held by us, the creditworthiness of the buyer and our objectives. We will either invest our net proceeds from any capital transaction in new mortgage loans, hold the net proceeds as cash or distribute them to our stockholders. These net proceeds will also include the principal of a loan deemed to be repaid for tax purposes as a result of the nature of a loan modification or loan extension. Capital transactions include payments of principal, foreclosures and prepayments of mortgages to the extent classified as a return of capital under the Code and any other disposition of a mortgage or property.
Variable Rate Loans
      Occasionally we may acquire variable rate loans. Variable rate loans originated by Vestin Mortgage may use as indices the one and five year Treasury Constant Maturity Index, the Prime Rate Index and the Monthly Weighted Average Cost of Funds Index for Eleventh District Savings Institutions (Federal Home Loan Bank Board). Vestin Mortgage may negotiate spreads over these indices of 2.5% to 5.5%, depending upon market conditions when the loan is made. As of March 31, 2005, we did not hold any variable rate loans, and all of the loans in the mortgage loans portfolio were fixed rate loans.
      It is possible that the interest rate index used in a variable rate loan will rise (or fall) more slowly than the interest rate of other loan investments available to us. Vestin Mortgage attempts to minimize this interest rate differential by tying variable rate loans to indices that are sensitive to fluctuations in market rates. Additionally, most variable rate loans originated by Vestin Mortgage contain provisions under which the interest rate cannot fall below the initial rate.

      Variable rate loans generally have interest rate caps. We anticipate that the interest rate cap will be a ceiling that is 2% to 4% above the starting rate with a floor rate equal to the starting rate. For these loans, there is the risk that the market rate may exceed the interest cap rate.
      Variable rate loans of five to ten year maturities are not assumable without the prior consent of Vestin Mortgage. We do not expect to invest in or purchase a significant amount of other assumable loans. To minimize our risk, any borrower assuming an existing mortgage loan will be subject to the same underwriting criteria as the original borrower.
Borrowing
      We may incur indebtedness to:

•	make distributions to enable us to comply with REIT distribution requirements;

•	finance our investments in mortgage loans;

•	prevent a default under mortgage loans that are senior to our mortgage loans;

•	discharge senior mortgage loans if this becomes necessary to protect our investment in mortgage loans; or

•	operate or develop a property that we acquired under a defaulted loan.
      Our indebtedness will not exceed 70% of the fair market value of our mortgage loans. This indebtedness may be with recourse to our assets.
      In addition, we may enter into structured arrangements with other lenders in order to provide them with a senior position in mortgage loans which we might jointly fund. For example, we might establish a wholly-owned special purpose corporation which would borrow funds from an institutional lender under an arrangement where the resulting mortgage loans would be assigned to a trust, and the trust would issue a senior certificate to the institutional lender and a junior certificate to the special purpose corporation. This would assure the institutional lender of repayment in full prior to our receipt of any repayment on the jointly funded mortgage loans.
Competition
      Generally, real estate developers depend upon the timely completion of a project to obtain a competitive advantage when selling their properties. We have sought to attract real estate developers by offering expedited loan processing, which generally provides quick loan approval and funding of a loan. As a result, we have established a market niche as a non-conventional mortgage lender.
      We consider our direct competitors to be the providers of non-conventional mortgage loans, that is, lenders who offer short-term, equity-based loans on an expedited basis for higher fees and rates than those charged by conventional lenders. To a lesser extent, we also compete with conventional mortgage lenders and mortgage loan investors, such as commercial banks, thrifts, conduit lenders, insurance companies, mortgage brokers, pension funds and other financial institutions that offer conventional mortgage loans. No particular competitor dominates the market. Many of the companies against which we compete have substantially greater financial, technical and other resources than we do. Competition in our market niche depends upon a number of factors, including price and interest rates of the loan, speed of loan processing, cost of capital, reliability, quality of service and support services.
Regulation
      We will be managed by Vestin Mortgage, subject to the oversight of the board of directors of Vestin Realty Trust, pursuant to the terms and conditions of a management agreement. Vestin Mortgage’s operations as a mortgage broker are subject to extensive regulation by federal, state and local laws and governmental authorities. Vestin Mortgage conducts its real estate mortgage business under a license issued by the State of

Nevada Mortgage Lending Division. Under applicable Nevada law, the division has broad discretionary authority over Vestin Mortgage’s activities.
      We and Vestin Mortgage are also subject to the Equal Credit Opportunity Act of 1974, which prohibits creditors from discriminating against loan applicants on the basis of race, color, sex, age or marital status, and the Fair Credit Reporting Act of 1970, which requires lenders to supply applicants with the name and address of the reporting agency if the applicant is denied credit. We are also subject to various other federal and state securities laws regulating the issuance and sale of securities, as well as the Employee Retirement Income Security Act of 1974.
      Investment capital raised by us is subject to the Mortgage Program Guidelines of the NASAA. These guidelines are adopted by various state agencies charged with protecting the interest of the investors. Administrative fees, loan fees and other compensation paid to Vestin Mortgage and its affiliates are generally limited by guidelines set forth the NASAA program guidelines. These guidelines also include certain investment procedures and criteria which are required for new loan investments. Although we will no longer be required to comply with the NASAA Guidelines once we are listed on the Nasdaq National Market, we will continue to comply voluntarily with the NASAA Guidelines unless a majority of our unaffiliated directors determines that it is in our best interests to diverge from the NASAA Guidelines.
      Because our business is regulated, the laws, rules and regulations applicable to us are subject to regular modification and change. There can be no assurance that laws, rules or regulations will not be adopted in the future that could make compliance much more difficult or expensive, restrict our ability to broker or service loans, further limit or restrict the amount of commissions, interest and other charges earned on loans brokered by us, or otherwise adversely affect our business or prospects.
Employees
      Prior to the REIT conversion, we did not have any employees. Our manager, Vestin Mortgage, and its parent company, Vestin Group, provided all of the employees necessary for our operations. As of March 23, 2005, those entities had a total of 30 employees, of which one was a part-time employee. All employees are at-will employees, and none are covered by collective bargaining agreements.
Facilities
      Our manager, Vestin Mortgage, operates from its executive offices at 8379 West Sunset Road, Las Vegas, Nevada 89113. We do not have any separate offices.
Legal Proceedings

Matters Involving Our Manager
      Vestin Group, Vestin Mortgage and Del Mar Mortgage, Inc., a company wholly-owned by Michael Shustek, the sole stockholder and CEO of Vestin Group, are defendants in a civil action entitled Desert Land, L.L.C. et al. v. Owens Financial Group, Inc. et al. The action was initiated by Desert Land on various loans arranged by Del Mar Mortgage and/or Vestin Mortgage. On April 10, 2003, the United States District Court for the District of Nevada entered judgment jointly and severally in favor of Desert Land against Vestin Group, Vestin Mortgage and Del Mar Mortgage. Judgment was predicated upon the Court’s finding that Del Mar Mortgage received an unlawful penalty fee from the plaintiffs.
      The defendants subsequently filed a motion for reconsideration. The Court denied the motion and, on August 13, 2003, held that Vestin Group, Vestin Mortgage, and Del Mar Mortgage are jointly and severally liable for the judgment in the amount of $5,683,312 (which amount includes prejudgment interest and attorney’s fees). On August 27, 2003, the Court stayed execution of the judgment against Vestin Group and Vestin Mortgage based upon the posting of a bond in the amount of $5,830,000. Mr. Shustek personally posted a cash bond without any cost or obligation to Vestin Group and Vestin Mortgage. Additionally, Del Mar Mortgage has indemnified Vestin Group and Vestin Mortgage for any losses and expenses in connection with the action, and Mr. Shustek has guaranteed the indemnification with his cash bond. On September 12, 2003, all of the defendants held liable to Desert Land appealed the judgment to the United States Court of Appeals for the Ninth Circuit. We are not a party to the action.
      Vestin Mortgage is involved in a number of legal proceedings concerning matters arising in connection with the conduct of its business activities. Vestin Mortgage believes it has meritorious defenses to each of these actions and intends to defend them vigorously. Vestin Mortgage believes that it is not a party to any pending legal or arbitration proceedings that would have a material adverse effect on its financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on its net income in any particular period.

Matters Involving Our Company
      The staff of the Pacific Regional Office of the SEC has been conducting an informal inquiry into certain matters related to us, Vestin Group, Fund II and Fund III. We have fully cooperated during the course of the informal inquiry. On January 6, 2005, we received from the SEC an “Order Directing Private Investigation and Designating Officers to Take Testimony” which appears to focus on the financial reporting of us, Fund II and Fund III. We intend to continue to cooperate fully in this matter and believe that we have complied with SEC disclosure requirements. We cannot at this time predict the outcome of this matter.

HOW WE PROTECT OUR RIGHTS AS A LENDER
      The following discussion is a summary of legal aspects of mortgage loans. Because this is a summary, it does not contain all the information that may be important to you. Many of the legal aspects of mortgage loans are governed by applicable state laws, which may vary substantially. The following material does not reflect the laws of any particular state, unless specifically indicated.
Overview of Mortgages
      We invest in mortgage loans. In connection with these loans, we receive mortgages or other similar instruments such as deeds of trust, granting us rights in the security properties. Our authority under a mortgage is governed by applicable law and the express provisions of the mortgage.
      Priority of liens on mortgaged property created by mortgages depends on their terms and on the order of filing with a state, county or municipal office, although this priority may be altered by the mortgagee’s knowledge of unrecorded liens against the security property. However, filing or recording does not establish priority over governmental claims for real estate taxes and assessments. In addition, the Code provides priority for certain tax liens over the mortgage.
Foreclosure

Non-judicial Foreclosure
      If a mortgage loan secured by a deed of trust is in default, we will protect our rights by foreclosing by a non-judicial sale. Deeds of trust differ from mortgages in form, but are in most other ways similar to mortgages. Deeds of trust will contain specific provisions enabling non-judicial foreclosure in addition to those provided for in applicable statutes upon any material default by the borrower. Applicable state law controls the extent that we have to give notice to interested parties and the amount of foreclosure expenses and costs, including attorney’s fees, which may be covered by a lender, and charged to the borrower.

Judicial Foreclosure
      Foreclosure under mortgage instruments other than deeds of trust is more commonly accomplished by judicial action initiated by the service of legal pleadings. When the mortgagee’s right to foreclose is contested, the legal proceedings necessary to resolve the issue can be time consuming. A judicial foreclosure is subject to most of the delays and expenses of other litigation, sometimes requiring up to several years to complete. For this reason, we do not anticipate using judicial foreclosure to protect our rights due to the incremental time and expense involved in these procedures.
      When foreclosing under a mortgage instrument, the sale by the designated official is often a public sale. The willingness of third parties to purchase the property will depend to some extent on the status of the borrower’s title, existing redemption rights and the physical condition of the property. It is common for the lender to purchase the security property at a public sale where no third party is willing to purchase the property, for an amount equal to the outstanding principal amount of the indebtedness and all accrued and unpaid interest and foreclosure expenses. In this case, the debt owed to the mortgagee will be extinguished. Thereafter, the mortgagee would assume the burdens of ownership, including paying operating expenses and real estate taxes and making repairs. The lender is then obligated as an owner until it can arrange a sale of the property to a third party. If we foreclose on the security property, we expect to obtain the services of a real estate broker and pay the broker’s commission in connection with the sale of the property. Depending upon market conditions, the ultimate proceeds of the sale of the property may not equal our investment in the property. A lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings.
      Lenders also need to comply with procedure-related environmental rules and regulations. An increasing number of states require that any environmental hazards are eliminated before a property may be resold. A lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. As a result, a lender could realize an overall loss on a mortgage loan even if the related mortgaged property is sold at foreclosure or resold after it is acquired through foreclosure for an amount equal to the full outstanding principal amount of the mortgage loan, plus accrued interest.
      In foreclosure proceedings, courts frequently apply equitable principles, which are designed to relieve the borrower from the legal effects of his immaterial defaults under the loan documents or the exercise of remedies that would otherwise be unjust in light of the default. These equitable principles and remedies may impede our efforts to foreclose.
Environmental Risks
      Our security property may be subject to potential environmental risks. Of particular concern may be those security properties which are, or have been, the site of manufacturing, industrial or disposal activity. These environmental risks may give rise to a diminution in value of the security property or liability for clean-up costs or other remedial actions. This liability could exceed the value of the real property or the principal balance of the related mortgage loan. For this reason, we may choose not to foreclose on contaminated property rather than risk incurring liability for remedial actions.
      Under the laws of certain states, an owner’s failure to perform remedial actions required under environmental laws may give rise to a lien on mortgaged property to ensure the reimbursement of remedial costs. In some states this lien has priority over the lien of an existing mortgage against the real property. Because the costs of remedial action could be substantial, the value of a mortgaged property as collateral for a mortgage loan could be adversely affected by the existence of an environmental condition giving rise to a lien.
      The state of law is currently unclear as to whether and under what circumstances clean-up costs, or the obligation to take remedial actions, can be imposed on a secured lender. If a lender does become liable for clean up costs, it may bring an action for contribution against the current owners or operators, the owners or operators at the time of on-site disposal activity or any other party who contributed to the environmental hazard, but these persons or entities may be bankrupt or otherwise judgment-proof. Furthermore, an action against the borrower may be adversely affected by the limitations on recourse in the loan documents.
      For the foregoing reasons, we anticipate that Vestin Mortgage will protect us and you by requiring a Phase I Environmental Site Assessment of the security properties prior to selecting a loan for us to invest in.
Second Mortgage; Rights of Senior Mortgages
      Our rights as mortgagee or beneficiary under a second mortgage will be subordinate to those of the mortgagee under the senior mortgage, including the prior rights of the senior mortgagee to receive rents, hazard insurance and condemnation proceeds and to cause the security property to be sold upon default of the mortgagor. This can extinguish a second mortgage unless we assert our subordinate interest in foreclosure litigation or satisfy the defaulted senior loan. In many states, a junior mortgagee may satisfy a defaulted senior loan in full, or may cure the default, and bring the senior loan current, in either event adding the amounts expended to the balance due on the junior loan. Absent a provision in the senior mortgage, or unless required by state law, a senior mortgagee need not give notice of default to a junior mortgagee.
      The form of mortgage used by many institutional lenders confers on the mortgagee the right both to receive insurance proceeds and condemnation awards. Thus, in the event improvements on the property are damaged or destroyed by fire or other casualty, or in the event the property is taken by condemnation, the first mortgagee will have the prior right to collect any insurance proceeds payable and any condemnation award of damages in and to apply the same to the indebtedness secured by the senior mortgage. Proceeds in excess of the amount of senior indebtedness will, in most cases, be applied to the indebtedness secured by a junior mortgage. The right to insurance proceeds and condemnation awards may be limited, as in cases where the mortgagor is allowed to use the insurance proceeds and condemnation award to repair the damage unless the security of the mortgagee has been impaired.
      The form of mortgage used by many institutional lenders also contains a “future advance” clause, which provides that additional amounts advanced to or on behalf of the mortgagor by the mortgagee are to be secured by the mortgage. While this type of clause is valid under the laws of most states, the priority of any advance made under the clause may depend on whether the advance was an “obligatory” or “optional” advance. If the mortgagee is obligated to advance the additional amounts, the advance may be entitled to receive the same priority as amounts initially made under the mortgage, notwithstanding that there may be intervening junior mortgages and other liens and notwithstanding that the mortgagee or beneficiary had actual knowledge of them. Where the mortgagee is not obligated to advance the additional amounts and has actual knowledge of the intervening junior mortgages and other liens, the advance may be subordinate to these intervening junior mortgages and other liens. Priority of advances under a “future advance” clause may also rest on state law giving priority to advances made under the loan agreement up to a “credit limit” amount stated in the recorded mortgage.
      We can also protect ourselves by including provisions obligating the mortgagor to do the following:

•	pay before delinquency all taxes and assessments on the property and, when due, all encumbrances, charges and liens on the property which appear prior to the mortgage;

•	provide and maintain fire insurance on the property;

•	maintain and repair the property;

•	not to commit or permit any waste on the property; and

•	appear and defend any action or proceeding purporting to affect the property or the rights of the mortgagee under the mortgage.
      Upon a failure of the mortgagor to perform any of these obligations, we would have the right under the mortgage to perform the obligation, with the mortgagor agreeing to reimburse us for any sums we expend on behalf of the mortgagor. All sums we expend become part of the indebtedness secured by the mortgage.
Statutory Rights of Redemption
      After a foreclosure sale pursuant to a mortgage, the borrower and foreclosed junior lienors may have a statutory period in which to redeem the property from the foreclosure sale. Redemption may be limited to where the mortgagee receives payment of all or the entire principal balance of the loan, accrued interest and expenses of foreclosure. The statutory right of redemption diminishes the ability of the lender to sell the foreclosed property. The right of redemption may defeat the title of any purchaser at a foreclosure sale or any purchaser from the lender subsequent to a foreclosure sale. One remedy we may have is to avoid a post-sale redemption by waiving our right to a deficiency judgment. Consequently, as noted above, the practical effect of the redemption right is often to force the lender to retain the property and pay the expenses of ownership until the redemption period has run.
Anti-Deficiency Legislation
      We may acquire interests in mortgage loans which limit our recourse to foreclosure upon the security property, with no recourse against the borrower’s other assets. Even if recourse is available pursuant to the terms of the mortgage loan against the borrower’s assets in addition to the mortgaged property, we may confront statutory prohibitions which impose prohibitions against or limitations on this recourse. For example, the right of the mortgagee to obtain a deficiency judgment against the borrower may be precluded following foreclosure. A deficiency judgment is a personal judgment against the former borrower equal in most cases to the difference between the net amount realized upon the public sale of the security and the amount due to the lender. Other statutes require the mortgagee to exhaust the security afforded under a mortgage by foreclosure in an attempt to satisfy the full debt before bringing a personal action against the borrower. We may elect, or be deemed to have elected, between exercising our remedies with respect to the security or the deficiency balance. The practical effect of this election requirement is that lenders will usually proceed first against the security rather than bringing personal action against the borrower. Other statutory provisions limit any deficiency judgment against the former borrower following a judicial sale to the excess of the outstanding debt over the fair market value of the property at the time of the public sale.

      In Nevada, we can pursue a deficiency judgment against the borrower or a guarantor if the value of the property securing the loan is insufficient to pay back the debt owed to us. In jurisdictions like California, however, if we desire to seek a judgment in court against the borrower for the deficiency balance, we may be required to seek judicial foreclosure and/or have other security from the borrower. We would expect this to be a more prolonged procedure, and is subject to most of the delays and expenses that affect other lawsuits.
Bankruptcy Laws
      We may be subject to delays from statutory provisions that afford relief to debtors from our ability to obtain payment of the loan, to realize upon collateral and/or to enforce a deficiency judgment. Under the United States Bankruptcy Code of 1978, which we refer to as the Bankruptcy Code, and analogous state laws, foreclosure actions and deficiency judgment proceedings are automatically suspended upon the filing of the bankruptcy petition, and often no interest or principal payments are made during the course of the bankruptcy proceeding. The delay and consequences in obtaining our remedy can be significant. Also under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of the holder of a second mortgage may prevent the senior lender from taking action to foreclose out the junior lien.
      Under the Bankruptcy Code, the amount and terms of a mortgage on property of the debtor may be modified under equitable principles or otherwise. Under the terms of an approved bankruptcy plan, the court may reduce the outstanding amount of the loan secured by the real property to the then current value of the property in tandem with a corresponding partial reduction of the amount of the lender’s security interest. This leaves the lender having the status of a general unsecured creditor for the differences between the property value and the outstanding balance of the loan. Other modifications may include the reduction in the amount of each monthly payment, which may result from a reduction in the rate of interest and/or the alteration of the repayment schedule, and/or change in the final maturity date. A court may approve a plan, based on the particular facts of the reorganization case that effected the curing of a mortgage loan default by paying arrearage over time. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor to de-accelerate a mortgage loan and to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court prior to the filing of the debtor’s petition. This may be done even if the full amount due under the original loan is never repaid. Other types of significant modifications to the terms of the mortgage or deed of trust may be acceptable to the bankruptcy court, often depending on the particular facts and circumstances of the specific case.
      In a bankruptcy or similar proceeding, action may be taken seeking the recovery as a preferential transfer of any payments made by the mortgagor under the related mortgage loan to the lender. Payments on long-term debt may be protected from recovery as preferences if they are payments in the ordinary course of business made on debts incurred in the ordinary course of business. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.
Enforceability of Certain Provisions

Due-on-Sale Provisions
      Federal law pre-empts state constitutional, statutory and case law that prohibits the enforcement of due-on-sale clauses and permits lenders to enforce these claims in accordance with their terms. As a result, due-on-sale clauses are enforceable except in those states whose legislatures exercised their limited authority to regulate the enforceability of these clauses. Due-on-sale clauses will not be enforceable in bankruptcy proceedings.

Acceleration on Default
      We may invest in mortgage loans which contain a “debt-acceleration” clause, which permits us to accelerate the full debt upon a monetary or nonmonetary default of the borrower. The courts of most states will enforce clauses providing for acceleration in the event of a material payment default after we give appropriate notices. The equity courts of any state, however, may refuse to foreclose a mortgage when an acceleration of the indebtedness would be inequitable or unjust. Furthermore, a borrower may avoid foreclosure and reinstate an accelerated loan by paying only the defaulted amounts and the costs and attorney’s fees incurred by the lender in collecting these defaulted payments.
      State courts also are known to apply various legal and equitable principles to avoid enforcement of the forfeiture provisions of installment contracts. For example, a lender’s practice of accepting late payments from the borrower may be deemed a waiver of the forfeiture clause. State courts also may impose equitable grace periods for payment of arrearage or otherwise permit reinstatement of the contract following a default. If a borrower under an installment contract has significant equity in the property, a court may apply equitable principles to reform or reinstate the contract or to permit the borrower to share the proceeds upon a foreclosure sale of the property if the sale price exceeds the debt.

Prepayment Provisions
      In the absence of state statutory provisions prohibiting prepayment fees, we expect that the courts will enforce claims requiring prepayment fees. However, in some states prepayment fees may be unenforceable for residential loans or after a mortgage loan has been outstanding for a number of years. Applicable law may limit the amount of any prepayment fee to a specified percentage of the original principal amount of the mortgage loan, to a specified percentage of the outstanding principal balance of a mortgage loan, or to a fixed number of month’s interest on the prepaid amount. We may have to contend with laws that render prepayment provisions on default or other involuntary acceleration of a mortgage loan unenforceable against the mortgagor or trustor. Some state statutory provisions may also treat prepayment fees as usurious if they exceed statutory limits. We anticipate that our loans will not have prepayment provisions.

Secondary Financing: Due-on-Encumbrance Provisions
      Some mortgage loans may have no restrictions on secondary financing, thereby permitting the borrower to use the mortgaged property as security for one or more additional loans. We are more likely to invest in mortgage loans that permit us, as first lender, to accelerate the maturity of a loan if the borrower grants a second mortgage or in mortgage loans that require our consent to any junior or substitute financing.
      Where a borrower encumbers the mortgaged property with one or more junior liens, the first lender is subjected to the following additional risks:

•	the borrower may have difficulty servicing and repaying multiple loans;

•	acts of the senior lender which prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender;

•	if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with, delay and even prevent the taking of action by the senior lender; and

•	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.
      We expect that our loans will prohibit junior mortgages and intend to monitor our loans closely so that we will know when a junior lien holder acquires an interest in the security property.

Applicability of Usury Laws
      State and federal usury laws limit the interest that lenders are entitled to receive on a mortgage loan. In determining whether a given transaction is usurious, courts may include charges in the form of points and fees as interest, but may exclude payments in the form of reimbursement of foreclosure expenses or other charges found to be distinct from interest. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the form employed and the degree of overcharge are both immaterial. Statutes differ in their provision as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may have the recorded mortgage or deed of trust cancelled upon paying its debt with lawful interest, or the lender may foreclose, but only for the debt plus lawful interest. Under a second, more severe type of statute, a violation of the usury law results in the invalidation of the transaction, thereby permitting the borrower to have the recorded mortgage or deed of trust cancelled without any payment and prohibiting the lender from foreclosing.
      Nevada law does not apply limitations on interest that may be charged on the type of loans that we intend to invest in or purchase. In California, we will only invest in loans that were made through real estate brokers licensed by the California Department of Real Estate. Mortgage loans made or arranged by a licensed real estate broker are exempt from the California usury law provisions that restrict the maximum rate of interest on California loans. All underlying mortgage loans on California property that are invested in or purchased by us will be arranged for us by such a licensed California real estate broker.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
      The following is a discussion of our anticipated policies with respect to distributions, investments, financing, lending and certain other activities. Upon consummation of the REIT conversion, our policies with respect to these activities may be reviewed and generally may be amended or revised from time to time at the discretion of our board of directors without a vote of our stockholders.
Dividend Policy
      If the merger, which will effect the REIT conversion, is approved by stockholders, we intend to pay regularly quarterly dividends. For a discussion of our dividend and distribution policy, see “Market Price Information and Dividend and Distribution Policy.”
Investment Policies

Investments in Real Estate or Interests in Real Estate.
      Our investment policies do not include making direct investments in real estate or interests in real estate other than as described below.

Investments in Real Estate Mortgages.
      We invest in mortgage loans throughout the areas in which Vestin Mortgage and its correspondents have experience, primarily Arizona, California, Hawaii, Nevada, New York and Texas. The loans we invest in are selected for us by Vestin Mortgage from among loans originated by Vestin Mortgage or non-affiliated mortgage brokers. When Vestin Mortgage or a non-affiliated mortgage broker originates a loan for us, that entity identifies the borrower, processes the loan application, makes or invests in the loan, and brokers or sells the loan to us. We generally invest in short-term mortgage loans, typically with terms of one to two years. We believe that our loans are attractive to borrowers because of the expediency of Vestin Mortgage’s loan approval process, which takes about ten to twenty days.
      As a non-conventional lender, we are more willing to invest in mortgage loans to borrowers that conventional lenders would not deem to be creditworthy. Because of our increased willingness to fund riskier loans, borrowers are willing to pay us an interest rate that is two to five points above the rates charged by conventional lenders. We invest a significant amount of our funds in loans in which the real property being developed is not generating any income to the borrower. The “balloon payment” loans in which we invest are riskier because the borrower’s repayment depends on its ability to refinance the loan or develop the property so it can refinance the loan.
      Our principal investment objectives are to:

•	produce revenues from the interest income on our mortgage loans;

•	provide quarterly cash distributions from the net income earned on our mortgage loans; and

•	reinvest, to the extent permissible, payments of principal and sales (net of expenses).

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers.
      We generally will not invest in equity securities of entities engaged in real estate activities or equity securities of other issuers, including to exercise control over such entities. We may continue to make investments in local agency bonds and other securities secured by real property or interests in real property. No such investments will be made, however, if the proposed investment would cause us to be an “investment company” under the Investment Company Act of 1940.
Financing Policies
      Our total indebtedness may not exceed 70% of the fair market value of the outstanding mortgage loans in our loan portfolio. In the future, we may seek to extend, expand, reduce or renew our financing facilities or obtain new financing facilities or lines of credit that may contain certain additional limitations on indebtedness.
      To qualify as a REIT under the Code, we generally are required each year to distribute to our stockholders at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gain), and we intend to distribute on a quarterly basis substantially all of our REIT taxable income and net capital gain. We may be required to borrow funds on a short-term basis or liquidate investments to meet the distribution requirements that are necessary to qualify as a REIT, even if management believes that it is not in our best interests to do so.
      We will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including overall prudence, the estimated market value of our properties upon refinancing and our ability to generate cash flow from our operations to cover expected debt service. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
Interested Director and Officer Transactions
      We have entered into a management agreement with Vestin Mortgage, which is indirectly, wholly-owned by Michael V. Shustek, our President and Chief Executive Officer and a member of our board of directors. Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

•	the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

•	the transaction or contract is fair and reasonable to us.
      We will adopt a policy which requires that all contracts and transactions between us or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors even if less than a quorum. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of nonaffiliated securityholders, although our board of directors will have no obligation to do so.
Policies With Respect to Other Activities
      We have authority to offer common stock or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares of common stock or any other securities and may engage in such activities in the future. We may issue Series A preferred stock as authorized by our board of directors, without the need for stockholder approval in accordance with the terms and conditions of the stockholders’ rights plan, but not for any other purpose. We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers. From time to time, we will evaluate investment opportunities in local agency bonds and other securities secured by real estate or interests in real estate and may in the future continue to invest in one or more of these instruments. At all times, we intend to make investments in such a manner as to be consistent with the requirements of the Code for us to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in Treasury Regulations), our board of directors determines that it is no longer in our best interests to qualify as a REIT. Our policies with respect to activities described above may be reviewed and modified or amended from time to time by our board of directors without a vote of the stockholders.
Reporting Policies
      We will be subject to the information and reporting requirements of the Exchange Act and will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC. Our annual reports on Form 10-K will contain financial statements certified by independent public accountants.

CONFLICTS OF INTEREST
      The relationships among us, Vestin Mortgage and the directors and other affiliates of Vestin Mortgage will result in various conflicts of interest. Vestin Mortgage and its directors and other affiliates are engaged in business activities involving real estate lending, including the management of Fund II, Fund III and inVestin Nevada, funds with investment objectives similar to ours. Vestin Mortgage anticipates engaging in additional business activities in the future that may be competitive with us. Vestin Mortgage and its officers and directors will manage our business in a manner they believe will preserve and protect your rights as a stockholder. Additionally, our charter documents contain provisions that limit our ability to enter into transactions with Vestin Mortgage and its affiliates.
      We will not be required to comply with the NASAA Guidelines once we are listed on the Nasdaq National Market. The NASAA guidelines are the Mortgage Program Guidelines and Real Estate Program Guidelines of the North American Securities Administrators Association, Inc. We will, however, continue to comply voluntarily with the NASAA Guidelines in all of our transactions with Vestin Mortgage or any of its affiliates unless a majority of our unaffiliated directors determines that it is in our best interests not to comply with such guidelines.
      We may purchase mortgage loans from our affiliates, including Vestin Mortgage, if they were acquired for the purpose of facilitating our acquisition of such loans. Our affiliates must sell such loans to us for a price no greater than the lesser of their cost, excluding certain service fees and compensation, or the fair market value of such loans, but without the allowance of any other compensation for the loans. However, we will not sell mortgage loans to Vestin Mortgage, nor acquire mortgage loans from, or sell mortgage loans to, a program in which Vestin Mortgage has an interest, except as permitted under the NASAA Guidelines or as approved by a majority of our unaffiliated directors.
      We may participate in mortgage loans with publicly registered affiliates if the investment objectives of the participants are substantially identical, there are no duplicate fees, the sponsors receive substantially identical compensation, the investment of each participant is on substantially the same terms, and the participants have a right of first refusal with regard to the sale of any participant’s interest in such loans. In addition, we will not participate in mortgage loans with non-publicly registered affiliates, except as permitted under NASAA Guidelines or as approved by a majority of our unaffiliated directors.
      The paragraphs below describe material conflicts of interest that may arise in the course of Vestin Mortgage’s management and operation of our business. The list of potential conflicts of interest reflects our knowledge of the existing or potential conflicts of interest as of the date of this proxy statement/ prospectus. We cannot assure you that no additional conflicts of interest will arise in the future.
      1. Payment of Fees and Expenses. Vestin Mortgage and its affiliates will receive substantial fees and expenses from our ongoing operations, including:
      Paid by Us.

•	annual management fee; and

•	real estate brokerage commissions payable upon the resale of foreclosed properties.
      Paid by Borrowers.

•	loan brokerage fees;

•	loan evaluation and processing fees;

•	loan servicing fees (where permitted);

•	loan extension or modification fees; and

•	loan assumption and reconveyance fees.
      Many of these fees are paid on an up-front basis. Vestin Mortgage’s compensation is based on the volume and size of the mortgages selected for us, and our interests may diverge from those of Vestin Mortgage and Michael V. Shustek, the indirect owner of Vestin Mortgage, in deciding whether we should invest in a particular loan. Vestin Mortgage will receive an immediate benefit through the payment of up-front fees from borrowers irrespective of the risk we may bear in connection with our ability to collect on such loans. As such, fees charged to us will be payable even if we are not profitable or the particular transaction causes us to incur a loss. Vestin Mortgage also will be receiving fees from borrowers which would otherwise increase our returns. Accordingly, our interests will diverge from Vestin Mortgage when Vestin Mortgage decides whether we should charge the borrower higher interest rates or whether Vestin Mortgage should receive higher fees from borrowers.
      We will pay an annual management fee to Vestin Mortgage of up to 0.25% of the aggregate capital contributions to our company. Vestin Mortgage will pay and will not be reimbursed by us for any general or administrative overhead expenses it incurs in connection with managing the operation of our company even if such amounts exceed its annual management fee. However, Vestin Mortgage may be reimbursed for expenses paid to non-affiliates on our behalf. We anticipate such expenses will consist of legal, accounting and tax preparation fees. Such amounts will be paid from available cash. In the event available cash is inadequate to cover such expenses, Vestin Mortgage may advance such expenses on our behalf and will be repaid for such advances when there are adequate funds in the cash reserve.
      2. Purchase Of Mortgage Notes from Vestin Mortgage. We will acquire our mortgage loans from or through Vestin Mortgage. Vestin Mortgage is in the business of obtaining, processing, making, brokering and selling, and managing and servicing mortgage loans. All our mortgage loans purchased from Vestin Mortgage will be at prices no higher than the lesser of the cost of the mortgage loan to Vestin Mortgage or the then current market value of the mortgage loan. A committee of officers and directors of Vestin Mortgage makes all decisions concerning the mortgage loans in which we will invest or purchase. This committee is currently comprised of Michael V. Shustek and Daniel B. Stubbs, Senior Vice President, Underwriting at Vestin Mortgage. Because Vestin Mortgage’s fees are generated by the volume of the mortgage loans we purchase, Vestin Mortgage will face a conflict of interest in determining whether a loan is appropriate for our loan portfolio.
      3. Non-Arm’s Length Agreements. Our agreements and arrangements for compensating Vestin Mortgage are not the result of arm’s-length negotiations.
      4. Competition for the Time and Services of Common Officers. We will rely on Vestin Mortgage and its directors and officers for the management of our operations. When performing their duties, the officers, directors and employees of Vestin Mortgage may, for their own account or that of others, originate mortgages and acquire investments similar to those made or acquired by us. The directors of Vestin Mortgage also may act as trustees, directors or officers, or engage in other activities for themselves and/or other entities and may acquire, broker and originate similar mortgage investments for their own account or that of others. Vestin Mortgage is the manager of Fund II, Fund III and inVestin Nevada, funds with investment objectives similar to ours. Accordingly, conflicts of interest will arise in operating more than one entity for allocating time between the entities.
      Vestin Mortgage believes it has sufficient staff to be capable of discharging its responsibility to us and to all other entities to which they or their officers or affiliates are responsible. However, during times when we and the other businesses are handling a high volume of loans, a conflict will arise as to which company’s loan processing to complete first.
      5. Competition for Investment Opportunities. Vestin Mortgage must allocate its time between our activities and its other activities. These other activities include its current activities as a licensed mortgage broker and acting as the manager of Fund II, Fund III and inVestin Nevada, Inc., funds with objectives similar to ours. Vestin Mortgage anticipates that it or its affiliates will continue to engage in businesses which are or will be competitive with ours or which have the same management as we do. To the extent that these other entities with similar investment objectives have funds available for investment when we do and a potentially suitable investment has been offered to us or one of these programs, conflicts of interest will arise as to which entity should acquire the investment.
      If any conflict arises between us and any other affiliated program as to which company will have the right to invest in a particular mortgage loan or other investment, Vestin Mortgage will make the determination largely based on a review of the respective loan portfolios. Vestin Mortgage will also base the decision on factors such as the amount of funds available for investment, yield, portfolio diversification, type and location of the property on which Vestin Mortgage will make the mortgage loan, and proposed loan or other transaction terms. The officers and directors of Vestin Mortgage will be responsible for monitoring this allocation method to be sure that it is applied fairly.
      Neither Vestin Mortgage nor its affiliates will be obligated to present to us any particular investment opportunity that comes to their attention, even if the opportunity is of a character that might be suitable for us.
      6. We May Co-Invest in Mortgages Acquired by Vestin Mortgage. If Vestin Mortgage determines that an entire loan is not suitable for our loan portfolio, we may co-invest in the loan with Vestin Mortgage or Fund II, Fund III or inVestin Nevada. If we co-invest in a loan with Vestin Mortgage, our investment will be on substantially the same terms as those of Vestin Mortgage. A conflict of interest may arise between us and Vestin Mortgage if the borrower defaults on the loan and each of us seeks to protect our interests in the loan and in the security property. Also, we have no written or oral agreement or understanding with Vestin Mortgage concerning our relative priority when a borrower defaults; as a result, you must rely on Vestin Mortgage to act in accordance with the terms and conditions of the management agreement to protect your interest.
      7. Lack of Separate Representation. We are represented by the same counsel as Vestin Mortgage and its affiliates, and we anticipate that this multiple representation by our attorneys will continue in the future. If a dispute arises between us and Vestin Mortgage or any of its affiliates, Vestin Mortgage or the affiliate will either obtain separate counsel or facilitate our retaining separate counsel for such matters. However, we do not anticipate obtaining separate counsel should there be a need in the future to negotiate or prepare contracts or other agreements between us and Vestin Mortgage for services including those contemplated by this proxy statement/ prospectus and, as a result, these agreements may not reflect arm’s length bargaining.
      8. Rights of Affiliates. Any director or officer of Vestin Mortgage and any other affiliate may acquire, own, hold and dispose of our common stock for his individual account and may exercise all rights of as a stockholder, except for voting rights with respect to the manager, to the same extent and in the same manner as if he were not an affiliate of ours.
      9. inVestin Nevada, Inc. Vestin Mortgage provides management services to inVestin Nevada. inVestin Nevada is a Nevada corporation wholly-owned by Mr. Shustek, the Chief Executive Officer and indirect owner of Vestin Mortgage. inVestin Nevada was formed on September 12, 2002, and raised approximately $42 million through the sale of subordinated notes to Nevada residents pursuant to a registration statement filed with the Securities Division of the Nevada Secretary of State and in reliance upon the exemptions from such registration requirements provided for under Section 3(a)(11) of the Securities Act and Rule 147 thereunder relating to intrastate offerings. inVestin Nevada has investment objectives similar to ours; however, it will make at least 80% of its investments in Nevada. As a result, the following additional conflicts of interest may arise involving inVestin Nevada: (i) Vestin Mortgage and its key people, including Mr. Shustek, may have conflicts of interest in allocating their time and resources between our business and the activities of inVestin Nevada; (ii) Vestin Mortgage’s management of inVestin Nevada may also result in conflicts of interest over how Vestin Mortgage determines which loans are appropriate for us and which are appropriate for inVestin Nevada; and (iii) if Vestin Mortgage determines that we should co-invest in a loan with inVestin Nevada, our investment will be on substantially the same terms as those of inVestin Nevada and a conflict of interest may arise between us and inVestin Nevada if the borrower defaults on the loan and each of us seeks to protect our interests in the loan and in the property securing the loan.
      11. Vestin Mortgage’s Compensation. The compensation Vestin Mortgage receives may create a conflict between Vestin Mortgage and us. Vestin Mortgage will receive substantial fees as a result of our investment in real property and mortgage loans. Most of our mortgage fees will be paid by borrowers for obtaining, processing, making and brokering, managing and selling of mortgage loans, many of these fees are paid on an up-front basis. Vestin Mortgage’s compensation is based on the volume and size of mortgages selected for us. Our interests will diverge from Vestin Mortgage to the extent that Vestin Mortgage benefits from up-front fees which are not shared with us. Vestin Mortgage will be receiving fees from borrowers that would otherwise increase our returns. Our interests will diverge from those of Vestin Mortgage when Vestin Mortgage decides whether we should charge borrowers higher interest rates or Vestin Mortgage should receive higher fees or in the leasing of our properties or on the sale or purchase of our real property or in determining our advisory fees.

MANAGEMENT
Directors and Executive Officers
      The following table sets forth the names, ages and positions of the individuals who serve or who we expect to serve as our directors and executive officers immediately following the merger and REIT conversion:

Name	Age	Position

Michael V. Shustek	46	President, Chief Executive Officer and Director
John W. Alderfer	60	Chief Financial Officer and Director
Robert J. Aalberts(1)(2)	54	Director
Fredrick J. Zaffarese Leavitt(1)(2)	33	Director
Roland M. Sansone(1)(2)	50	Director

(1)	Member of the audit committee.

(2)	Member of the nominating committee.
      The following table sets forth the names, ages and positions of the individuals who serve or who we expect to serve as directors and executive officers of Vestin Mortgage, our manager, immediately following the merger and REIT conversion:

Name	Age	Position

Michael V. Shustek	46	President, Chief Executive Officer and Chairman
John W. Alderfer	60	Chief Financial Officer
Daniel B. Stubbs	43	Senior Vice President, Underwriting
Jennifer Tsuneta	33	Vice President of Loan Servicing
Shannon Haddow	36	Vice President of Investor Relations

Directors and Executive Officers of Vestin Realty Trust and Vestin Mortgage
      The principal occupation and business experience for the directors and executive officers of Vestin Realty Trust and Vestin Mortgage, other than the independent and unaffiliated directors of Vestin Realty Trust described below, are as follows:
      Michael V. Shustek has been a director of Vestin Mortgage and Chairman of the Board of Directors, Chief Executive Officer and a director of Vestin Group since April 1999. In February 2004, Mr. Shustek became the President of Vestin Group. Mr. Shustek also serves on the loan committee of Vestin Mortgage. In 2003, Mr. Shustek became the Chief Executive Officer of Vestin Mortgage. In 1995, Mr. Shustek founded Del Mar Mortgage, and has been involved in various aspects of the real estate industry in Nevada since 1990. In 1993, he founded Foreclosures of Nevada, Inc., a company specializing in non-judicial foreclosures. In 1993, Mr. Shustek also started Shustek Investments, a company that originally specialized in property valuations for third-party lenders or investors and which continues today as the primary vehicle for his private investment portfolio. In 1997, Mr. Shustek was involved in the initial founding of Nevada First Bank, with the largest initial capital base of any new state charter in Nevada’s history. Mr. Shustek has co-authored two books, entitled “Trust Deed Investments,” on the topic of private mortgage lending, and “If I Can Do It, So Can You.” Mr. Shustek is a guest lecturer at the University of Nevada, Las Vegas, where he also has taught a course in Real Estate Law and Ethics. Mr. Shustek received a Bachelor of Science degree in Finance at the University of Nevada, Las Vegas.
      John W. Alderfer has served as the Chief Financial Officer of Vestin Group effective January 2005 and was elected a director of Vestin Group effective March 2005. Mr. Alderfer previously served as Chief Financial Officer of Vestin Group from September 2002 to February 2004. From February 2004 to December 2004, Mr. Alderfer served as a consultant to Vestin Group. From October 1998 to September 2002, Mr. Alderfer was retired. From September 1996 to October 1998, Mr. Alderfer was a Director, Vice

President, Treasurer, and Chief Financial Officer of Interactive Flight Technologies, Inc. From September 1990 to June 1996, Mr. Alderfer was Senior Vice President, Treasurer, and Chief Financial Officer of Alliance Gaming Corporation. Mr. Alderfer is the former Senior Vice President, Corporate Controller and Chief Accounting Officer of Summa Corporation and The Hughes Corporation, 100% owned by the Estate of Howard R. Hughes. Mr. Alderfer received his BBA degree in accounting from Texas Tech University. He is a Certified Public Accountant.
      Daniel B. Stubbs has been the Senior Vice President, Underwriting of Vestin Mortgage since January of 2000. Mr. Stubbs heads the loan department for Vestin Mortgage and is responsible for reviewing loan requests and performs due diligence necessary for risk analysis in connection with the underwriting process. In addition, Mr. Stubbs serves on the loan committee and acts as liaison for Vestin Mortgage with the various commercial loan participants. Mr. Stubbs has 15 years experience in the title insurance industry and has received a Bachelor of Arts degree in Communication Studies from the University of Nevada, Las Vegas.
      Jennifer Tsuneta will serve as Vice President of the Loan Servicing Department of Vestin Mortgage following the merger and REIT conversion. Ms. Tsuneta currently is the Manager of the Loan Servicing Department and has served in various capacities with Vestin Mortgage since 1994. As one of the very first employees of Vestin, Ms. Tsuneta is familiar with the daily company operations as well as client relations. Prior to her employment at Vestin Mortgage, Ms. Tsuneta served as an assistant in the Trust Department with Bank of America. Ms. Tsuneta received a Bachelor of Science degree in Business Administration from the University of Nevada, Las Vegas in 1993.
      Shannon Haddow will serve as Vice President of Investor Relations of Vestin Mortgage following the merger and REIT conversion. Ms. Haddow has served as the Compliance Officer for Vestin Capital, Inc. since October of 2004 and previously was a registered sales representative beginning in May of 2000. Prior to Vestin Capital, Ms. Haddow was employed as an investor relations representative with Vestin Mortgage from December 1998 to May 2000. Ms. Haddow has also served as a controller for Ivory Homes located in Salt lake City, Utah and has a real estate license in the State of Nevada as well as Series 7, 22, 24 and 63 securities licenses.

Unaffiliated Directors of Vestin Realty Trust
      The principal occupation and business experience for the independent and unaffiliated directors of Vestin Realty Trust are as follows:
      Robert J. Aalberts has been a director of Vestin Group since April 1999. Since 1991, Professor Aalberts has held the Ernst Lied Professor of Legal Studies professorship in the College of Business at the University of Nevada, Las Vegas. From 1984 to 1991, Professor Aalberts was an Associate Professor of Business Law at Louisiana State University in Shreveport, Louisiana. From 1982 through 1984, he served as an attorney for Gulf Oil Company. Professor Aalberts has co-authored a book relating to the regulatory environment, law and business of real estate; including Real Estate Law 6(th) Ed. (2006) published by the Thomson/ West Company. He is also the author of numerous legal articles, dealing with various aspects of real estate, business and the practice of law. Since 1992, Professor Aalberts has been the Editor-in-chief of the Real Estate Law Journal. Professor Aalberts received his Juris Doctor degree from Loyola University, in New Orleans, Louisiana, a Masters of Arts from the University of Missouri, Columbia, and received a Bachelor of Arts degree in Social Sciences, Geography from the Bemidji State University in Bemidji, Minnesota. He was admitted to the State Bar of Louisiana in 1982 (currently inactive status).
      Fredrick J. Zaffarese Leavitt has been a director for Vestin Group since November 2004. Since August of 1993 Mr. Zaffarese has been an accountant for the United States Department of the Interior where his responsibilities include the review and audit of various states, local and municipality governments for compliance with federal laws and regulations as well as preparation of financial statements for Executive Branch and Congressional review. Additionally, Mr. Zaffarese sits on various audit committees involving the utility industry. Mr. Zaffarese is a CPA and a graduate of University of Nevada Las Vegas.

      Roland M. Sansone has served as President of Sansone Development, Inc. since 2002. Sansone Development, Inc. is a real estate development company. Mr. Sansone has been self-employed as a Manager and developer of real estate since 1980. Mr. Sansone is currently the president of several companies that develop, own and manage commercial and residential property. Mr. Sansone attended Mt. San Antonio College.
Board Composition
      Our board of directors is authorized to have up to 15 directors. Immediately following the merger and REIT conversion, our board of directors will be comprised of five directors. In accordance with our articles of charter and bylaws, our board of directors will be divided into three classes, class I, class II and class III, with each class serving staggered three-year terms. The members of the classes are divided as follows:

•	the class I director will be Mr. Zaffarese, and his term will expire at the 2006 annual meeting of stockholders;

•	the class II directors will be Messrs. Alderfer and Sansone, and their terms will expire at the 2007 annual meeting of stockholders; and

•	the class III directors will be Messrs. Aalberts and Shustek, and their terms will expire at the 2008 annual meeting of stockholders.
      The authorized number of directors may be changed only by resolution of the board of directors. Any additional directors resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in our control or management. Our directors will hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal for cause by the affirmative vote of the holders of at least a majority of our outstanding stock entitled to vote on election of directors.
Board Committees
      Following the merger and REIT conversion, our board of directors will have an audit committee and a nominating committee. We will not have a compensation committee because our executive officers and directors will not receive any compensation from our company other than a fee to directors for attending board meetings. There are no family relationships among any of our directors or executive officers.
      Audit Committee. The audit committee consists of Messrs. Aalberts, Zaffarese and Sansone. Our board of directors has determined that Mr. Zaffarese is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable Nasdaq stock market rules. We believe the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee complies with applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the Nasdaq Stock Market and SEC rules and regulations. We intend to comply with future audit committee requirements as they become applicable to us.
      Our audit committee oversees our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements. This committee’s responsibilities include, among other things:

•	selecting and hiring our independent auditors;

•	evaluating the qualifications, independence and performance of our independent auditors;

•	approving the audit and nonaudit services to be performed by our independent auditors;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; and

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations.
      Our independent auditors and internal financial personnel regularly meet privately with our audit committee and have unrestricted access to this committee.
      Nominating Committee. The nominating committee consists of Messrs. Aalberts, Zaffarese and Sansone. We believe the composition of our nominating committee meets the criteria for independence under, and the functioning of our nominating committee complies with applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the Nasdaq Stock Market and SEC rules and regulations. We intend to comply with future nominating committee requirements as they become applicable to us.
      Our nominating committee’s purpose is to assist our board of directors by identifying individuals qualified to become directors. This committee’s responsibilities include, among other things:

•	evaluating the composition, size and governance of our board of directors and make recommendations regarding future planning and the appointment of directors;

•	establishing a policy for considering stockholder nominees for election to our board of directors; and

•	evaluating and recommending candidates for election to our board of directors.
Director Compensation
      Our directors who are also employees of our company receive no additional compensation for their services as directors. Our non-employee directors receive $500 for each board meeting they attend, whether in person or by phone, and are reimbursed for travel expenses and other out-of-pocket costs of attending board and committee meetings.

SELECTED FINANCIAL DATA
      The following table presents a summary of Fund I’s historical consolidated financial data as of the dates and for the periods indicated. We have not included in this proxy statement/ prospectus pro forma financial information because the REIT conversion will not have any impact on the financial statements of Vestin Realty Trust, as the successor entity in the merger.
      The selected statement of operations presented below for the six months ended March 31, 2005 and 2004 and the selected balance sheet data as of March 31, 2005 have been derived from our unaudited financial statements and related notes thereto included with this proxy statement/ prospectus. The selected statement of operations presented below for the fiscal years ended September 30, 2004 and 2003 and the selected balance sheets data as of September 30, 2004 and 2003 have been derived from Fund I’s audited financial statements and related notes thereto included with this proxy statement/ prospectus. The statement of operations data presented below for the fiscal years ended September 30, 2002 and the fiscal years ended December 31, 2001 and 2000 and the selected balance sheet data as of September 30, 2003 and December 31, 2001 and 2000 have been derived from Fund I’s audited financial statements and related notes thereto, which are not included with this proxy statement/ prospectus. The selected balance sheet data as of March 31, 2004 have been derived from our unaudited financial statements and related notes thereto, which are not included in this proxy statement/ prospectus.
      You should read the information below along with all other financial information and analysis presented in this proxy statement/ prospectus, including the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included with this proxy statement/ prospectus.

	March 31,	March 31,	September 30,	September 30,	September 30,	December 31,	December 31,
	2005	2004	2004	2003	2002	2001	2000

	(unaudited)	(unaudited)
Balance Sheet Data:
Investments in mortgage loans (net of allowance)	$52,376,113	$48,777,875	$47,344,198	$51,694,617	$91,091,308	$97,228,156	$39,376,619
Cash, cash equivalents, certificates of deposits and short-term investments	$6,839,080	$15,256,121	$10,129,496	$14,882,547	$5,537,334	$4,256,750	$1,570,304
Interest and other receivables	$567,479	$1,322,088	$1,327,089	$1,632,327	$1,175,972	$1,037,218	$491,122
Real estate held for sale	$8,111,297	$24,959,739	$15,286,848	$22,517,258	$1,541,258	—	—
Real estate held for sale-seller financed	$10,696,376	$3,589,176	$10,801,448	$4,006,082	—	—	—
Note receivable	$119,299	—	$119,299	—	—	—	—
Assets under secured borrowing	$10,147,880	$15,076,160	$6,134,410	$20,323,719	$6,637,370	—	—
Other assets	—	$7,650	—	$7,650	$83,631	—	$199,396
Total assets	$88,857,524	$108,988,808	$91,142,788	$115,064,200	$106,066,873	$102,522,124	$41,637,441
Total liabilities	$13,536,668	$23,338,411	$8,864,234	$28,549,132	$7,067,817	$66,525	$256,230
Members’ capital	$75,320,856	$85,650,398	$82,278,554	$86,515,068	$98,999,056	$102,455,599	$41,381,211
Total liabilities and members’ capital	$88,857,524	$108,988,808	$91,142,788	$115,064,200	$106,066,873	$102,522,124	$41,637,441

	Six Months	Six Months	12 Months	12 Months	12 Months	12 Months
	Ended	Ended	Ended	Ended	Ended	Ended	Inception to
	March 31,	March 31,	September 30,	September 30,	September 30,	December 31,	December 31,
	2005	2004	2004	2003	2002	2001	2000

	(unaudited)	(unaudited)			(unaudited)
Income Statement Data:
Total revenues	$4,464,273	$8,879,471	$12,666,200	$10,364,448	$13,151,400	$11,564,761	$1,266,685
Total expenses	$2,737,393	$2,214,467	$4,099,145	$6,052,089	$566,193	$176,906	$25,117
Net income	$1,726,880	$6,665,004	$8,567,055	$4,312,359	$12,585,207	$11,387,855	$1,241,568
Net income allocated to members	$1,726,880	$6,665,004	$8,567,055	$4,312,359	$12,585,207	$11,387,855	$1,241,568
Net income allocated to members per weighted average membership units	$0.21	$0.75	$1.03	$0.45	$1.23	$1.34	$0.45
Cash distributions	$2,408,013	$2,460,298	$5,098,483	$10,363,438	$9,636,502	$10,756,770	$802,037
Cash distributions per weighted average membership units	$0.30	$0.28	$0.61	$1.07	$0.94	$1.26	$0.29
Weighted average membership units	8,049,013	8,888,926	8,339,404	9,668,310	10,193,776	8,519,804	2,754,854

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
General
      We invest in loans secured by real estate through deeds of trust and mortgages. We commenced our business operations in August 2000. Our manager is Vestin Mortgage, a licensed mortgage broker in the State of Nevada. Vestin Mortgage is a wholly-owned subsidiary of Vestin Group, Inc., a Delaware corporation. Through its subsidiaries, Vestin Group is engaged in asset management, real estate lending and other financial services.
      We invest in mortgage loans throughout the areas in which Vestin Mortgage and its correspondents have experience, primarily Arizona, California, Hawaii, Nevada, New York and Texas. The loans we invest in are selected for us by Vestin Mortgage from among loans originated by Vestin Mortgage or non-affiliated mortgage brokers. When Vestin Mortgage or a non-affiliated mortgage broker originates a loan for us, that entity identifies the borrower, processes the loan application, makes or invests in the loan, and brokers or sells the loan to us. We generally invest in short-term mortgage loans, typically with terms of one to two years. We believe that our loans are attractive to borrowers because of the expediency of Vestin Mortgage’s loan approval process, which takes about ten to twenty days.
Critical Accounting Policies

Revenue Recognition
      Interest income on loans is accrued by the effective interest method. We do not recognize interest income from loans once they are determined to be impaired. A loan is impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due.

Real Estate Held For Sale
      Real estate held for sale includes real estate acquired through foreclosure and is carried at the lower of cost or the property’s estimated fair value, less estimated costs to sell. We seek to sell properties acquired through foreclosure as quickly as circumstances permit. The carrying values of real estate held for sale are assessed on a regular basis from updated appraisals, comparable sales values or purchase offers.

Real Estate Held for Sale — Seller Financed
      Seller financed real estate held for sale includes real estate acquired through foreclosure and resold to independent third parties where we have provided the financing and the borrower has not met certain criteria in accordance with Statement of Financial Accounting Standards, or SFAS, No. 66, or SFAS 66. SFAS 66 requires the borrower to have a certain percentage equity ownership (typically 20%) to allow us to record the sale of a property. In addition, the borrower must maintain a minimum commitment in the property on a continuing basis. Therefore, until the borrower meets these requirements, the real estate is retained as real estate held for sale.

Investments in Mortgage Loans
      Investments in mortgage loans are secured by trust deeds and mortgages. Generally, all of our mortgage loans require interest only payments with a balloon payment of the principal at maturity. We have both the intent and ability to hold mortgage loans until maturity and therefore, mortgage loans are classified and accounted for as held for investment and are carried at amortized cost. Loans sold to or purchased from affiliates are accounted for at the principal balance, and no gain or loss is recognized by us or any affiliate. Loan-to-value ratios are based on appraisals obtained at the time of loan origination and may not reflect subsequent changes in value estimates. Such appraisals are generally dated within 12 months of the date of loan origination and may be commissioned by the borrower. The appraisals may be for the current estimate of the as-if developed value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed. As-if developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes and timely successful development by the purchaser. As most of the appraisals will be prepared on an as-if developed basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of the loan.

Allowance for Loan Losses
      We maintain an allowance for loan losses on our investments in mortgage loans for estimated credit impairment in our investment in mortgage loans portfolio. Our estimate of losses is based on a number of factors, including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors which may indicate estimated losses on the loans. Actual losses on loans are recorded as a charge-off or a reduction to the allowance for loan losses. Subsequent recoveries of amounts previously charged off are added back to the allowance or included as income when the asset is disposed of.

Secured Borrowings
      Loans in which third-party investors participate through inter-creditor agreements are accounted for as secured borrowings in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, or SFAS No. 140. The inter-creditor agreements generally provide us additional funding sources for mortgage loans whereby a third-party investor may participate in certain mortgage loans with us and/or Fund II and/or Fund III, or collectively, the lead lenders. In the event of borrower non-performance, the agreements generally provide that the lead lenders must repay the investor’s loan amount either by (i) continuing to remit to the investor the interest due on the participated loan amount, (ii) substituting an alternative loan acceptable to the investor or (iii) repurchasing the participation from the investor for the outstanding balance plus accrued interest.
      Investor may participate in certain loans with the lead lenders through participation agreements. In the event of borrower non-performance, the participation agreement may allow the investor to be repaid up to the amount of the investor’s investment prior to the lead lenders being repaid. Mortgage loan financing under the participation agreements are also accounted for as a secured borrowing in accordance with SFAS No. 140.
Results of Operations

Comparison of Six Months Ended March 31, 2005 and 2004

	Six Months Ended	Six Months Ended
	March 31,	March 31,
	2005	2004

Total revenues	$4,464,273	$8,879,471
Total expenses	$2,737,393	$2,214,467
Net income	$1,726,880	$6,665,004
Net income allocated to members per weighted average membership units	$0.21	$0.75
Annualized rate of return to members(a)	4.29%	15.00%
Weighted average membership units	8,049,013	8,888,926
Cash distributions	$2,408,013	$2,460,298
Cash distributions per weighted average membership unit	$0.30	$0.28

(a)	The annualized rate of return to members is calculated based upon the net income allocated to members per weighted average units as of March 31, 2005 and 2004 divided by the number of months during the period and multiplied by 12 months, then divided by ten (the $10 cost per unit).

     Total Revenues. For the six months ended March 31, 2005, revenues totaled $4,500,000 compared to $8,900,000 for the same period in 2004, a decrease of $4,400,000 or 49%. Approximately $0.8 million of our interest revenue was derived from interest reserves for the six months ended March 31, 2005 compared to approximately $1.3 million for the same period in 2004. During the six months ended March 31, 2004, we recognized $4.7 million of a finder’s fee as revenue related to the sale of real estate in the City of Mesquite, Nevada. The note reflected a finder’s fee by our company; we did not loan any money to the unaffiliated party with respect to the $4.7 million. We had no such revenue in the six months ended March 31, 2005.
      Total non-performing assets decreased to $16,100,000 at March 31, 2005 from $35,500,000 at March 31, 2004. Non-performing assets at March 31, 2005 consist of approximately $8,000,000 of non-performing loans, approximately $8,100,000 of real estate held for sale not resold through seller financing. The amount of non-performing assets may reflect the continuing weakness in certain sectors of the economy and the risks inherent in our business strategy which entails more lenient underwriting standards and expedited loan approval procedures. Our revenues will continue to be impacted until we are able to convert these non-performing assets into interest paying mortgage loans. We attempt to accomplish this by working with the borrower where possible and by foreclosing on the underlying property where necessary. We intend to sell properties acquired through foreclosure as soon as practicable, consistent with our objective of avoiding a loss of principal. However, we cannot predict how quickly we can convert non-performing assets and any increase in our non-performing assets will have an adverse affect upon our revenues.
      During the past year, our manager has experienced less demand for loans. While we cannot be certain as to the reason for the lower demand, our manager believes that the ongoing SEC inquiry has harmed our reputation among potential borrowers. The continuation of the SEC inquiry, and any resulting proceedings or penalties, could have a further adverse impact upon our ability to compete for borrowers.
      Revenues for the six months ended March 31, 2005 included other income of $700,000,compared to $300,000 for the same period in 2004. The increase is primarily related to an increase in late fees received on our investments in mortgage loans.
      As of March 31, 2005, our manager had granted extensions on 5 loans pursuant to the terms of the original loan agreements, which permit extensions by mutual consent. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take out financing. However, our manager only grants extensions when a borrower is in full compliance with the terms of the loan, including, but not limited to, the borrower’s obligation to make interest payments on the loan. The aggregate amount due from borrowers whose loans had been extended as of March 31, 2005 was approximately $4.9 million. Our manager concluded that no allowance for loan loss was necessary with respect to these loans as of that date.
      Total Expenses. For the six months ended March 31, 2005, expenses totaled $2,700,000 compared to $2,200,000 for the same period in 2004, an increase of $500,000 or 23%. The increase is primarily related to the following:

•	We wrote down the carrying value of a 126 unit assisted living facility in Phoenix, Arizona by approximately $640,000 based on updated appraisal information.

•	We wrote down the carrying value of a custom residential property located in Santa Fe, New Mexico by approximately $300,000.

•	We recognized a loss of approximately $400,000 resulting from the sale of a 126 unit hotel in Mesquite, Nevada.

•	Expenses related to the maintenance of real estate held for sale increased by approximately $300,000. This increase includes expenses of approximately $160,000 in property taxes.

•	The increase in expenses was partially offset by an interest expense decrease of approximately $800,000 due to a decrease in the amount of secured borrowings of approximately $5.0 million.

      Net Income. As a result of the foregoing factors, the net income for the six months ended March 31, 2005 totaled $1.8 million compared to $6.7 million for the same period in 2004, a decrease of $4.9 million or 73%. These losses were primarily the result of a $640,000 write down of the carrying value of a 126-unit assisted living facility, a $300,000 write down of the carrying value of a custom residential property, a $400,000 loss from the sale of a 126-unit hotel and $602,248 of expenses related to real estate held for sale.
      Annualized Rate of Return to Members. For the six months ended March 31, 2005, annualized rate of return to members totaled 4.29% as compared to 15.0% for the same period in 2004.
      Distributions to Members. For the six months ended March 31, 2005, members received distributions totaling $2,408,013, as compared to distributions totaling of $2,460,298 for the six months ended March 31, 2004. The distributions were paid entirely from net income available for distribution as defined in our operating agreement. Net income available for distribution is based upon cash flow from operations, less certain reserves, and may exceed net income as calculated in accordance with accounting principles generally accepted in the United States. Of the distributions, $289,942 represented a return of capital for income tax purposes.
      Unit Value. Following a periodic review by our manager as required pursuant to the operating agreement effective April 1, 2005, we adjusted the stated unit value of each unit to $9.75 to reflect the actual net book value of each unit at that date.
      Redemptions. In order to comply with our operating agreement and the Code, we may redeem no more than 10% of the aggregate members’ capital in any calendar year. As of March 31, 2005, redemptions made since inception totaled $37.0 million. Balances in members’ capital accounts as of January 1, 2005 were $81.7 million, which limited redemptions to $8.2 million for calendar 2005. As of March 31, 2005, remaining requests to redeem approximately $2.3 million in 2005, $7.4 million in 2006, $6.6 million in 2007, $6.0 million in 2008, $5.4 million in 2009, $4.8 million in 2010, $4.3 million in 2011, $3.9 million in 2012, $3.5 million in 2013, $3.2 million in 2014, $2.8 million in 2015, and $2.6 million in 2016 had been logged, subject to unit valuation adjustments.

Investments in Mortgage Loans Secured by Real Estate Portfolio.
      As of March 31, 2005, we had investments in mortgage loans secured by real estate totaling $63,717,054, including 29 with an aggregate principal value of approximately $63,559,204 secured by first deeds of trust. One loan also was secured by a second deed of trust totaling $157,850. Generally, if we hold a second mortgage, it is junior to a first trust deed position also held by us or our manager.
      As of March 31, 2005, the weighted average interest rate on our investment in mortgage loans is 10.39%. These mortgage loans have contractual maturities within the next 30 months.
      Losses may occur from investing in mortgage loans. The amount of losses will vary as the loan portfolio is affected by changing economic conditions, the financial position of borrowers, and changes in collateral values from time of loan origination.
      The conclusion that a mortgage loan is uncollectible or that collectibility is doubtful is a matter of judgment. On a quarterly basis, our manager evaluates our mortgage loan portfolio for impairment. The fact that a loan is temporarily past due does not necessarily mean that the loan is impaired. Rather, all relevant circumstances are considered by our manager to determine impairment and the need for specific reserves. This evaluation considers among other matters:

•	prevailing economic conditions;

•	historical experience;

•	the nature and volume of the loan portfolio;

•	the borrowers’ financial condition and adverse situations that may affect the borrowers’ ability to pay;

•	evaluation of industry trends;

•	review and evaluation of loans identified as having loss potential; and

•	estimated fair value of any underlying collateral.
      Based upon this evaluation, our manager believes that the allowance for loan losses totaling $644,565 included in the accompanying balance sheet as of March 31, 2005 is adequate to meet estimated credit losses.
      Decisions regarding an allowance for loan losses require judgment about the probability of future events. As a result, there is an inherent risk that such judgment will prove incorrect. In such event, actual losses may exceed (or be less than) the amount of any allowance. To the extent that we experience losses greater than the amount of the allowance, we may incur a charge to its earnings that will adversely affect operating results and the amount of any distributions payable to our members.

Comparison of Fiscal Years Ended September 30, 2004 and September 30, 2003

	For the Year Ended	For the Year Ended
	September 30,	September 30,
	2004	2003

Total revenues	$12,666,200	$10,364,448
Total expenses	$4,099,145	$6,052,089
Net income	$8,567,055	$4,312,359
Net income allocated to members per weighted average membership units	$1.03	$0.45
Annualized rate of return to members(a)	10.27%	4.5%
Weighted average membership units	8,339,404	9,668,310
Cash distributions	$5,098,483	$10,363,438
Cash distributions per weighted average membership units	$0.61	$0.45

(a)	The annualized rate of return to members is calculated based upon the net income allocated to members per weighted average units as of September 30, 2004 and 2003 divided by ten (the $10 cost per unit).
     Total Revenues. For the fiscal year ended September 30, 2004, total revenues were approximately $12.7 million compared to $10.4 million for the fiscal year ended September 30, 2003, an increase of $2.3 million or 22%.
      The increase in revenue for the fiscal year ended September 30, 2004 compared to the prior fiscal year was primarily due to the recognition of $4.7 million in revenue related to a finder’s fee on the sale of real estate in the City of Mesquite, Nevada. We received a promissory note in lieu of cash from an unaffiliated party in connection with the sale. The note required monthly interest payments at a rate of 8.5% per annum and had an original maturity date of June 13, 2005. In addition, we loaned $0.9 million to the unaffiliated party and received a mortgage note with an original maturity date of June 13, 2004 in connection with the sale. We were using the cost recovery method of accounting for the transaction. Accordingly, we did not recognize any income on the $4.7 million note until the principal balance of both notes were paid in full. Under the cost recovery method, interest payments received by our company in excess of the principal balance are not recorded as income until such time as the note is paid off which occurred in the first calendar quarter of 2004. In February 2004, both notes were paid off and we recorded the $4.7 million as revenue related to the sale of real estate related to the original note and $0.3 million in interest income related to interest payments received prior to loan payoff.
      The increase in revenue was partially offset by the declining amount of investments in mortgage loans from approximately $51.7 million as of September 30, 2003 to approximately $47.3 million at September 30, 2004, a decrease of approximately $4.4 million or 9%. The decrease is primarily related to member redemptions for the year ended September 30, 2004. In addition, the average interest rate on our loans as of September 30, 2004 was 10.28%, compared to 12.32% at September 30, 2003. The total decrease in interest income for the year ended September 30, 2004 compared to the same period in 2003 was approximately $1.7 million. In addition, there has been an increase in competition from more conventional mortgage lenders and mortgage loan investors, such as commercial banks, thrifts, and mortgage brokers, due to the overall decline in interest rates.
      Additionally, loan fees for the year ended September 30, 2004 decreased by approximately $0.4 million due to a decrease in loan fee sharing arrangements for the year.
      As of September 30, 2004, our manager had granted extensions on 10 loans pursuant to the terms of the original loan agreements which permit extensions by mutual consent. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take out financing. The aggregate amount due to us from borrowers whose loans had been extended as of September 30, 2004 was approximately $6.9 million. At September 30, 2004, 7 such loans were performing with an outstanding balance of $3.2 million and 3 such loans were non-performing with an outstanding balance of $3.7 million. Our manager concluded that no additional allowance for loan losses was necessary with respect to such loans.
      Total Expenses. In fiscal 2004, total expenses were $4.1 million compared to $6.1 million for fiscal 2003, a decrease of $2.0 million or 33%. The decrease in expenses resulted from several factors including the following:

•	Provisions for loan losses decreased by $0.3 million to $0.1 million for the year ended September 30, 2004 compared to $0.4 million for the same period in the prior year due to our manager’s determination that our general allowance for loan losses was sufficient to cover any inherent losses related to our loan portfolio. Therefore, the general provision for loan losses was limited to $0.1 million for the year ended September 30, 2004.

•	We incurred valuation losses on real estate held for sale of approximately $1.1 million for the year ended September 30, 2004 as compared to $3.4 million in the prior year, a decrease of approximately $2.3 million. The decrease is based on factors specific to each property but generally related to our manager’s evaluation of the real estate held for sale portfolio and the respective estimated values.
      The decreases in expenses were partially offset by an increase in interest expense related to secured borrowings of approximately $0.7 million which totaled $1.8 million for the year ended September 30, 2004 compared to $1.1 million for the same period in the prior year.
      Net Income. Overall, net income for the year ended September 30, 2004 was approximately $8.6 million compared to $4.3 million for the same period in the 2003, an increase of $4.3 million or 100%.
      Annualized Rate of Return to Members. For the fiscal year 2004, the annualized rate of return to members was 10.3% compared to 4.5% for fiscal 2003. The increase in annualized rate of return to members was primarily related to the increase in total revenues and decrease in total expenses as outlined above.
      Distributions to Members. For the year ended September 30, 2004, members received distributions totaling $5,098,483, as compared to distributions totaling $10,363,438 for the year ended September 30, 2003. Distributions for the year ended September 30, 2004 were paid entirely from net income available for distribution as defined in our operating agreement. Of the distributions for the year ended September 30, 2003, $6,051,079 represented a return of capital and the balance of the distributions was paid from net income available for distribution as defined in our operating agreement. Net income available for distribution is based upon cash flow from operations, less certain reserves, and may exceed net income as calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Since net income for the year ended September 30, 2003 was impacted by a significant amount of non-cash expenses related to valuation allowances on real estate held for sale, net income available for distribution exceeded our net income for that year as calculated pursuant to GAAP.
      Redemptions. In order to comply with our operating agreement and the Code, we may redeem no more than 10% of the aggregate members’ capital in any calendar year. As of September 30, 2004, redemptions made since inception totaled $30.4 million. Balances in members’ capital accounts as of January 1, 2004 was $89.5 million, which would limit redemptions to $9.0 million for calendar year 2004. As of September 30, 2004, we had paid approximately $7.7 million in redemptions in 2004 and had $1.2 million in redemptions that remain to be fulfilled in 2004. As of September 30, 2004, requests to redeem approximately $8.1 million in 2005, $7.2 million in 2006, $6.5 million in 2007, $5.9 million in 2008, $5.3 million in 2009, $4.8 million in 2010, $4.3 million in 2011 and $3.9 million in 2012 had been logged.

Comparison of Fiscal Years Ended September 30, 2003 and September 30, 2002 (Unaudited)

	For the Year Ended	For the Year Ended
	September 30,	September 30,
	2003	2002

		(Unaudited)
Total revenues	$10,364,448	$13,151,400
Total expenses	$6,052,089	$566,193
Net income	$4,312,359	$12,585,207
Net income allocated to members per weighted average membership units	$0.45	$1.23
Annualized rate of return to members(a)	4.5%	12.3%
Weighted average membership units	9,668,310	10,193,776

(a)	The annualized rate of return to members is calculated based upon the net income allocated to members per weighted average units as of September 30, 2003, and 2002 divided by ten (the $10 cost per unit).
     Total Revenues. For the fiscal year ended September 30, 2003, total revenues were approximately $10.4 million compared to $13.2 million for the fiscal year ended September 30, 2002, a decrease of $2.8 million or 21.2%. The decline in revenue was mainly due to lower interest income from investment in mortgage loans as a result of the increase in non-performing assets to $39.5 million as of September 30, 2003 compared to $13.2 million as of September 30, 2002 offset by an increase in interest income from assets under secured borrowings. Our average interest yields on our investments in mortgage loans for the year ended September 30, 2003 was 12.3% compared to 13.8% for the year ended September 30, 2002. Our manager believed that the increase in non-performing assets was primarily the result of the individual circumstances of the borrowers involved. The increase in non-performing assets also may have reflected the uncertainty in the economy and the risks inherent in our business strategy.
      Total revenues have also decreased due to the increase in the amount of cash and cash equivalents. At September 30, 2003, cash and certificates of deposit totaled $14.9 million compared to $5.5 million at September 30, 2002. Because these assets earn interest at a much lower rate than investments in mortgage loans, revenues were reduced.
      Total Expenses. In fiscal 2003, total expenses were $6.1 million compared to $0.6 million for fiscal 2002, an increase of $5.6 million. The increase in total expenses primarily related to interest expense related to secured borrowing, a provision for loan losses, losses on real estate held for sale and the write-off of deferred offering costs.
      Net Income. Overall, net income for fiscal 2003 was $4.3 million compared to $12.6 million in fiscal 2002, a decrease of $8.3 million or 65.7%. The decrease was primarily the result of lower revenues because of the increase in non-performing assets and the write-offs recognized during the year ended September 30, 2003.
      Annualized Rate of Return to Members. For fiscal 2003, the annualized rate of return to members was 4.5% compared to 12.3% for fiscal 2002. The decrease in annualized rate of return to members was primarily related to the increase in total expenses as outlined above.

Investments in Mortgage Loans Secured by Real Estate Portfolio
      Investments in mortgage loans as of March 31, 2005 are as follows:

	Number of		Weighted Average	Portfolio	Loan to
Loan Type	Loans	Balance(1)	Interest Rate	Percentage	Value(2)

Acquisition and development	4	$6,879,118	8.49%	10.80%	70.99%
Bridge	5	7,062,823	10.16%	11.08%	50.78%
Commercial	11	30,990,117	9.94%	48.64%	66.84%
Construction	3	3,917,342	9.25%	6.15%	70.28%
Land	7	14,867,654	12.61%	23.33%	60.97%

	30	$63,717,054	10.39%	100.00%	64.35%
      Investments in mortgage loans as of September 30, 2004 are as follows:

	Number of		Weighted Average	Portfolio	Loan to
Loan Type	Loans	Balance(1)	Interest Rate	Percentage	Value(2)

Acquisition and development	10	$18,810,500	9.71%	32.02%	63.01%
Bridge	9	8,687,165	10.65%	14.79%	49.98%
Commercial	8	12,932,116	12.22%	22.01%	77.19%
Construction	4	12,181,975	7.64%	20.74%	76.81%
Land	4	6,133,890	12.65%	10.44%	71.42%

	35	$58,745,646	10.28%	100.00%	67.94%
      Investments in mortgage loans as of September 30, 2003 are as follows:

	Number of		Weighted Average	Portfolio	Loan to
Loan Type	Loans	Balance(1)	Interest Rate	Percentage	Value(2)

Acquisition and development	4	$11,436,435	11.70%	20.35%	55.79%
Bridge	7	8,035,547	12.14%	14.30%	60.50%
Commercial	22	23,210,297	11.82%	41.30%	67.52%
Construction	6	11,510,498	12.66%	20.48%	56.77%
Land	5	1,839,922	11.84%	3.27%	53.62%
Residential	1	168,000	12.50%	0.30%	70.00%

	45	$56,200,699	12.02%	100.00%	61.48%

(1)	The table below reconciles the balance of the loan portfolio to the amount shown on the balance sheet to our financial statements. The contra accounts represent the amount of real estate held for sale sold to third parties where we provided financing. GAAP requires the borrower to have a certain percentage equity ownership (typically 20%) to allow our company to record the sale of a property. In addition, the borrower must maintain a minimum commitment in the property on a continuing basis. Therefore, until the borrower meets this requirement, the investment in the new loan is reduced by the amount originally invested in the real estate held for sale.

(2)	Loan to value ratios are based on appraisals obtained at the time of loan origination and may not reflect subsequent changes in value estimates. Such appraisals are generally dated no greater than 12 months prior to the date of loan origination and may have been commissioned by the borrower. The appraisals may be for the current estimate of the as-if developed value of the property, and which approximates the post-construction value of the collateralized property assuming that such property is developed. As-if developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes, selection by a purchaser against multiple alternatives, and successful development by the purchaser; upon which development is dependent on availability of financing. As most of the appraisals will be prepared on an as-if developed basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of the loan.

	March 31, 2005	September 30, 2004	September 30, 2003
	Balance	Balance	Balance

Balance per loan portfolio	$63,717,054	$58,745,646	$56,200,699
Less:
Seller financed loans included in real estate held for sale	(10,696,376)	(10,801,448)	(4,006,082)
Allowance for loan losses	(644,565)	(600,000)	(500,000)

Balance per balance sheet	$52,376,113	$47,344,198	$51,694,617

	March 31, 2005		September 30, 2004		September 30, 2003
Loan Type	Balance***	Percentage	Balance***	Percentage	Balance***	Percentage

First mortgages	$63,559,204	99.75%	$57,830,608	98.44%	$56,200,699	100.00%
Second mortgages(3)	157,850	0.25%	915,038	1.56%	—	—

	$63,717,054	100.00%	$58,745,646	100.00%	$56,200,699	100.00%

***	Please see footnote (1) above.

(3)	All of our second mortgage are junior to a first trust deed position held by us or our manager.
     The following is a schedule of contractual maturities of investments in mortgage loans as of March 31, 2005:

2005	27,746,255
2006	27,331,012
2007	8,639,787

$63,717,054
      The following is a schedule of contractual maturities of investments in mortgage loans as of September 30, 2004:

2004	$11,345,360
2005	24,961,335
2006	14,528,461
2007	7,910,490

58,745,646
      The following is a schedule by geographic location of investments in mortgage loans as of March 31, 2005 and September 30, 2004:

	March 31, 2005	Portfolio	September 30, 2004	Portfolio
	Balance***	Percentage	Balance***	Percentage

Arizona	$12,491,742	19.61%	$11,681,908	19.89%
California	15,820,212	24.83%	11,475,286	19.53%
Hawaii	4,138,662	6.50%	4,138,662	7.05%
Nevada	25,496,768	40.02%	23,236,940	39.56%
New York	3,320,000	5.21%	3,320,000	5.65%
North Carolina	—	—	89,942	0.15%
Oklahoma	1,236,701	1.94%	996,000	1.70%
Texas	1,212,969	1.89%	1,727,592	2.94%
Utah	—	—	1,503,316	2.56%
Washington	—	—	576,000	0.97%

	$63,717,054	100.00%	$58,745,646	100.00%

***	Please see footnote (1) above.

     At March 31, 2005, four of our loans totaling $8.0 million were non-performing (more than 90 days past due on interest payments or past due on principal). These loans have been placed on non-accrual of interest status. We have commenced foreclosure proceedings on these loans. Our manager evaluated all of these loans and concluded that the underlying collateral is sufficient to protect us against a loss of principal or interest. Accordingly, no specific allowance for loan losses was deemed necessary for these loans which are summarized below:

	Balance at		Number of Months
Description of Collateral	March 31, 2005	Maturity Date	Non-Performing

4 cemeteries and 8 mortuaries in Hawaii	$4,138,662	03/31/2004	12
Racetrack and hotel in Vernon, NY	3,320,000	06/30/2005	7
25 acres tentatively mapped for 104 single family residential lots in Palm Springs, California	66,375	01/23/2006	5
Development of 400 single and multi-family residential lots in Cathedral City, California	503,333	04/20/2005	5

	$8,028,370
      The following is a schedule by geographic location of investments in mortgage loans as of September 30, 2004 and 2003:

	September 30, 2004	Portfolio	September 30, 2003	Portfolio
	Balance***	Percentage	Balance***	Percentage

Arizona	$11,681,908	19.89%	$4,887,202	9.36%
California	11,475,286	19.53%	5,751,298	11.02%
Colorado	—	—	163,333	0.31%
Florida	—	—	115,450	0.22%
Hawaii	4,138,662	7.05%	10,992,254	21.06%
Nevada	23,236,940	39.56%	21,698,057	33.90%
New Mexico	—	—	168,000	0.32%
New York	3,320,000	5.65%	2,000,000	3.83%
North Carolina	89,942	0.15%	—	—
Ohio	—	—	400,000	0.77%
Oklahoma	996,000	1.70%	—	—
Texas	1,727,592	2.94%	6,080,095	11.65%
Utah	1,503,316	2.56%	3,369,010	6.46%
Washington	576,000	0.97%	576,000	1.76%

	$58,745,646	100.00%	$56,200,699	100.00%

***	Please see footnote (1) above.
     At September 30, 2004, five of our loans totaling $11.2 million were non-performing (more than 90 days past due on interest payments) or past due on principal. These loans have been placed on non-accrual of interest status. Our manager commenced foreclosure proceedings on these loans and has evaluated all of these loans and concluded that the underlying collateral is sufficient to protect our company against a loss of principal or interest. Accordingly, no specific allowance for loan losses was deemed necessary for these loans.

	Balance at		Number of Months
Description of Collateral	September 30, 2004	Maturity Date	Non-Performing

Racetrack and hotel in Vernon, NY	$3,320,000	6/25/2005	1
126 unit Ramada Inn Hotel in Mesquite, NV	2,140,267	06/18/2003	15
4 cemeteries and 8 mortuaries in Hawaii	4,138,662	3/31/2004	6
Commercial parcels of land in Rancho Cucamonga, CA, Palm Springs, CA, and Cathedral City, CA(a)	68,113	6/16/2004	3
473 acres of residential and commercial land in Utah	1,503,317	11/2/2001	21

	$11,170,359

(a)	During October 2004 the borrower made the required principal and interest payments to bring this loan to current and performing status.

     Our manager periodically reviews and makes a determination as to whether the allowance for loan losses is adequate to cover any potential losses. Additions to the allowance for loan losses are made by charges to the provision for loan losses. Recoveries of previously charged off amounts are credited to the allowance for loan losses or included as income when the asset is disposed. As of March 31, 2005, we have provided a general allowance for loan losses of approximately $644,565. Our manager evaluated the loans and concluded that the underlying collateral was sufficient to protect us against further losses of principal or interest. Our manager will continue to evaluate these loans in order to determine if any other allowance for loan losses should be recorded.
      Because of the fact that any decision regarding the allowance for loan losses reflects a judgment about the probability of future events, there is an inherent risk that such judgments will prove incorrect. In such event, actual losses may exceed (or be less than) the amount of any reserve. To the extent that we experience losses greater than the amount of our reserves, we may incur a charge to our earnings that will adversely affect our operating results and the amount of any distributions payable to our members.
Asset Quality and Loan Reserves
      Losses may occur from investing in mortgage loans. The amounts of losses will vary as the loan portfolio is affected by changing economic conditions and the financial condition of borrowers.
      The conclusion that a mortgage loan is uncollectible or that collectibility is doubtful is a matter of judgment. On a quarterly basis, our manager evaluates our mortgage loan portfolio for impairment. The fact that a loan is temporarily past due does not necessarily mean that the loan is impaired. Rather, all relevant circumstances are considered by our manager to determine impairment and the need for specific reserves. Such evaluation, which includes a review of all loans on which full collectibility may not be reasonably assured, considers among other matters:

•	prevailing economic conditions;

•	historical experience;

•	the nature and volume of the loan portfolio;

•	the borrowers’ financial condition and adverse situations that may affect the borrowers’ ability to pay;

•	evaluation of industry trends; and

•	estimated net realizable value of any underlying collateral in relation to the loan amount.
      Based upon this evaluation, a determination is made as to whether the allowance for loan losses is adequate to cover any potential losses. Additions to the allowance for loan losses are made by charges to the provision for loan losses. Recoveries of previously charged off amounts are credited to the allowance for loan losses. As of September 30, 2004, our manager had provided for $0.6 million as a general allowance for loan losses. At September 30, 2004, five of our loans were non-performing (more than 90 days past due on principal or interest payments) totaling $11.2 million as summarized above. Our manager evaluated the loans and concluded that the underlying collateral was sufficient to protect us against further losses of principal or interest. Our manager will continue to evaluate these loans in order to determine if any other allowance for loan losses should be recorded.
      The following is a rollforward of the allowance for loan losses for the six months ended March 31, 2005:

	Balance at			Balance at
	September 30,			March 31,
Description	2004	Provisions	Deductions	2005

General Valuation Allowance	$600,000	$44,565	—	$644,565
Specific allowance	—	—	—	—

Total	$600,000	$44,565	—	$644,565

      As of March 31, 2005, we have commenced a judicial foreclosure on a loan secured by 4 cemeteries and 8 mortuaries in Hawaii. The aggregate amount of the loan is approximately $32 million, of which our balance totals $4,138,662. Of the 4 lenders included in this loan, 1 lender has priority over the remaining 3 lenders in the approximate amount of $14 million pursuant to an Inter-creditor Agreement. Accordingly, our total exposure on this loan is approximately $18.1 million. In exchange for expediting the foreclosure process, the lenders jointly agreed to release the guarantors from their guaranty of the loan. We anticipate obtaining title to the underlying property during 2005. The cemeteries and mortuaries are operating businesses and, after obtaining title and pending disposition of these properties we expect to include the operating results of these businesses in our financial statements on a consolidated basis. All significant intercompany balances and transactions will be eliminated in the consolidation. Our manager evaluated the underlying collateral and determined it was sufficient to protect us against losses of principal and interest. Our manager will continue to evaluate this loan in order to determine if any allowance for the loan should be recorded.
      In addition, our manager had granted extensions on 6 loans pursuant to the terms of the original loan agreements, which permit extensions by mutual consent. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take-out financing. However, our manager only grants extensions when a borrower is in full compliance with the terms of the loan, including, but not limited to the borrower’s obligation to make interest payments on the loan. The aggregate amount due from borrowers whose loans had been extended as of March 31, 2005 was approximately $4.9 million. Our manager concluded that no allowance for loan loss was necessary with respect to these loans as of that date.
      The following is a rollforward of the allowance for loan losses for the year ended September 30, 2004:

	Balance at			Balance at
	September 30,			September 30,
Description	2003	Provisions	Deductions	2004

General Valuation Allowance	$500,000	$100,000	—	$600,000
      In addition to the above-mentioned loans, at September 30, 2004, our manager had granted extensions on 10 loans pursuant to the terms of the original loan agreements which permit extensions by mutual consent. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take out financing. The aggregate amount due to us from borrowers whose loans had been extended as of September 30, 2004 was approximately $6.9 million. At September 30, 2004, 7 such loans were performing with an outstanding balance of $3.2 million and 3 such loans were non-performing with a balance of $3.7 million. Accordingly, our manager concluded that no additional allowance for loan losses was necessary with respect to such loans.

Investments in Real Estate Held for Sale
      At March 31, 2005, we held 3 properties with a total carrying value of $8.1 million, which were acquired through foreclosure and recorded as investments in real estate held for sale. The summary below includes our percentage ownership in each property. These investments in real estate held for sale are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals or knowledge of local market conditions. It is not our intent to invest in or own real estate as a long-term investment. We seek to sell properties acquired through foreclosure as quickly as circumstances permit. The following is a roll-forward of investments in real estate held for sale for the three months ended March 31, 2005:

			Balance at			Gain (Loss)	Write down on	Balance at
		Percentage of	December 31,		Proceed	on sale of	real estate	March 31,
Description	Date Acquired	Ownership	2004	Acquisitions	from Sales	real estate	held for sale	2005

Custom residential property located in Santa Fe, New Mexico(1)	3/4/2003	93%	$774,271	—	$(797,661)	$23,390	—	—
40 acres of land containing 354 residential lots in Henderson, Nevada	2/28/2003	66%	5,412,303	—	—	—	—	$5,412,303
126 unit (207 Bed) assisted living facility in Phoenix, Arizona	9/8/2004	10%	1,525,340	—	—	—	$(639,138)	866,202
460 acre residential sub-division in Lake Travis, Texas	8/3/2004	34%	1,784,041	$28,751	—	—	—	1,812,792
126 unit Hotel in Mesquite, Nevada(1)	10/4/2004	32%	2,149,226	4,169	(1,764,494)	(388,901)	—	—

Total			$11,645,181	$32,920	$(2,562,155)	$(365,511)	$(639,138)	$8,111,297

(1)	Sales of real estate held for sale for the three months ended March 31, 2005:
     During March 2005, the custom residential property located in Santa Fe, New Mexico was sold for $860,000 of which our proceeds were approximately $800,000. During the quarter ended December 31, 2004, we wrote down the carrying value of this property by approximately $278,000 based on our estimate of the net realizable value of the property. Consequently, as a result of completion of the sale we recorded a gain of $23,390.
     During March 2005, the 126 unit hotel in Mesquite, Nevada was sold for $5,473,028 of which our share of the proceeds were approximately $1.7 million which resulted in a loss upon sale of approximately $389,000.

     At September 30, 2004, we held 9 properties with a total carrying value of $15.3 million, which were acquired through foreclosure and recorded as investments in real estate held for sale. The summary below includes our percentage ownership in each property. These investments in real estate held for sale are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals and knowledge of local market conditions. It is not our intent to invest in or own real estate as a long-term investment. We seek to sell properties acquired through foreclosure as quickly as circumstances permit. The following is a rollforward of investments in real estate held for sale for the three months ended September 30, 2004:

			Balance at
		Percentage of	September 30,
Description	Date Acquired	Ownership	2003	Acquisitions

Custom residential property located in Santa Fe, New Mexico	3/4/2003	93%	$1,191,055	—
40 acres of land containing 354 residential lots in Henderson, Nevada(2)	2/28/2003	66%	6,917,600	—
A 30-unit condominium complex in Las Vegas, Nevada	2/4/2003	17%	215,431	—
126 unit assisted living facility in Phoenix, Arizona(1)	9/8/2004	10%	—	$1,525,340
460 acre residential sub-division in Lake Travis, Texas(1)	8/3/2004	34%	—	1,784,041
140 Unit/224 bed senior facility in Mesa, Arizona(1)(3)	05/26/04	14%	—	1,020,110
28 acres of raw land in Mesquite, Nevada(2)	11/27/2002	58%	2,304,130	—
Assisted living facility in Las Vegas, Nevada(2)	9/23/2004	48%	11,776,730	5,292,328
An approximate 200-unit apartment complex located in Las Vegas, Nevada(2)	1/27/2003	98%	112,312	58,254
Hotel/ Casino in Las Vegas, Nevada(1)(3)	2/02/2004	27%	—	2,251,030

Total			$22,517,258	$11,931,103

[Additional columns below]

[Continued from above table, first column(s) repeated]

					Balance At
		Reduction in Note	Transfer Ownership	Valuation/	September 30,
Description	Sales	Payable Fund II	To Fund II	Loss on Sale	2004

Custom residential property located in Santa Fe, New Mexico	—	—	—	$(138,792)	$1,052,263
40 acres of land containing 354 residential lots in Henderson, Nevada(2)	$(1,505,297)	—	—	—	5,412,303
A 30-unit condominium complex in Las Vegas, Nevada	—	—	—	—	215,431
126 unit assisted living facility in Phoenix, Arizona(1)	—	—	—	—	1,525,340
460 acre residential sub-division in Lake Travis, Texas(1)	—	—	—	—	1,784,041
140 Unit/224 bed senior facility in Mesa, Arizona(1)(3)	—	—	—	—	1,020,110
28 acres of raw land in Mesquite, Nevada(2)	(145,000)	—	—	—	2,159,130
Assisted living facility in Las Vegas, Nevada(2)	(8,344,896)	$(454,989)	$(7,423,645)	(845,528)	—
An approximate 200-unit apartment complex located in Las Vegas, Nevada(2)	(170,566)	—	—	—	—
Hotel/ Casino in Las Vegas, Nevada(1)(3)	(119,299)	—	—	(13,501)	2,118,230

Total	$(10,285,058)	$(454,989)	$(7,423,645)	$(997,821)	$15,286,848

(1)	Foreclosures for the year ended September 30, 2004:
     During February 2004, we foreclosed on two loans and took title to the collateral which consists of the Castaways hotel/casino on approximately 25 acres of land. No specific reserve was provided upon foreclosure based on the estimated underlying collateral value. We have 27% ownership in this property.
     Through foreclosure proceedings in April 2004, we assumed ownership of a 140 Unit/224 bed senior facility in Mesa, Arizona. A receiver has been appointed and the business has continued operations. The property has been listed for sale and based on its estimated value and the underlying personal guarantee from the borrower, no valuation allowance was deemed necessary as of September 30, 2004. We have 14% ownership in this property.
     During the three months ended September 30, 2004, we foreclosed on loan secured by a 460 acre residential sub-division in Lake Travis, Texas. Our manager has evaluated the carrying value of the property and based on its estimated value and the underlying personal guarantee from the borrower, no valuation allowance was deemed necessary as of September 30, 2004. We have 34% ownership in this property.
     During the three months ended September 30, 2004, we foreclosed on a loan secured by a 126 unit assisted living facility in Phoenix, Arizona. Our manager has evaluated the carrying value of the property and based on its estimated value and the underlying personal guarantee from the borrower, no valuation allowance was deemed necessary as of September 30, 2004. We have 10% ownership in this property.

(2)	Sales of real estate held for sale for the year ended September 30, 2004:
     On October 20, 2003, we sold an approximate 200 unit apartment complex to a third party. At that time, the property was transferred to real estate held for sale. However, such real estate was seller financed as further discussed below.
     During September 2004, we and Fund II entered into an agreement to sell the remaining 29 acres of raw land in Mesquite, Nevada for $6.2 million. Prior to quarter end, $145,000 was released from escrow representing an early release of funds. The transaction will not be finalized for up to six months and the remaining proceeds received thereupon.
     During July 2004, we sold 50 lots within the 40 acre subdivision in Henderson, Nevada for $1,505,397.
     During July 2003, we foreclosed on our second mortgage on a partially completed assisted living facility located in Las Vegas, Nevada and obtained ownership to the property subject to the existing debt. Fund II also owned a fractional interest in the first deed of trust totaling $4.6 million but did not participate in the foreclosure. During the three months ended September 30, 2004, we sold the property for approximately $11.5 million. At the time of the sale, we transferred to Fund II its pro-rata interest in the property. Since we and Fund II provided the financing and the borrower did not meet the minimum equity requirement to be treated as a sale under GAAP, the property remains as an asset under real estate held for sale — seller financed.

(3)	Real estate held for sale sold subsequent to quarter end:
     During October 2004, we and Fund II sold the Castaways Hotel/ Casino in Las Vegas, Nevada of which our portion of the net cash proceeds totaled $5,825,132. We originally sold this property under a 100% seller financing arrangement. The borrowers then sold the property to an unrelated third party which resulted in a payoff of the note and also allowed us to record the sale and remove the asset from seller financed real estate held for sale. In addition, during September 2004, we received a promissory note from the guarantors of the loan in the amount of $160,000 in exchange for a release of their personal guarantees. Since payments on the note do not begin for 18 months from the date of the note, we discounted the face value of the note to $119,299 which is based on a discount rate of 8%. The transaction resulted in a loss of $13,501 which is reflected in our valuation adjustments for the year ended September 30, 2004.
     During November 2004, we and Fund II sold the 140 Unit/224 bed senior facility in Mesa, Arizona for of which our net proceeds totaled $1,027,855. We received cash of $160,206 and held back a promissory note and first deed of trust totaling $867,679. This transaction resulted in a loss of $12,688 which will be reflected in the quarter ended December 31, 2004.
     During November 2004, we and Vestin Group, Inc. and affiliates sold a 30-unit condominium complex in Las Vegas, Nevada for of which our net proceeds totaled $1,990,353. We received cash of $396,603 and held back a promissory note and first deed of trust totaling $1,593,750. This transaction resulted in a gain of $114,315 which will be reflected in the quarter ended December 31, 2004.
     Foreclosures subsequent to year end:
     During October 2004, we foreclosed and took title to 32% of a 126 unit Ramada Inn Hotel in Mesquite, NV. Fund II owns the other 68%. Our manager has evaluated the carrying value of $2,140,267 and based on its estimated value and the underlying personal guarantee from the borrower, no valuation allowance was deemed necessary as of the date of foreclosure.

     Investments in Real Estate Held for Sale — Seller Financed
      At March 31, 2005, we held 5 properties with a total carrying value of $10,700,000 which have been sold in transactions where we provided the financing to the purchaser. GAAP requires us to include these properties in real estate held for sale until the borrower has met and maintained a certain percentage of equity ownership, which is typically 20%. We may share ownership of such properties with Fund II, our manager or other unrelated parties. The summary below includes our percentage ownership in each property. These investments in real estate held for sale are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals and knowledge of local market conditions. The following is a roll-forward of seller financed real estate held for sale for the six months ended March 31, 2005:

					Principal
			Balance at		Payments	Valuation/	Balance at
		Percentage of	September 30,		Received from	Other	March 31,
Description	Date Acquired	Ownership	2004	Acquisitions	Borrower	Adjustments	2005

An approximate 200-unit apartment complex located in Las Vegas, Nevada	1/27/2003	5%	$170,565	—	—	—	$170,565
An uncompleted golf course in Mesquite, Nevada	11/6/2002	55%	1,474,818	—	$(24,535)	—	1,450,282
36 acres of raw land in Mesquite, Nevada	11/27/2002	48%	334,112	—	—	—	334,112
Assisted living facility in Las Vegas, Nevada	9/23/2004	52%	7,910,491	—	$(80,536)	—	7,829,955
Raw land in Mesquite, Nevada	11/27/2002	50%	911,462	—	—	—	911,462

			$10,801,448	—	$(105,071)	—	$10,696,376
      As of March 31, 2005, we received $599,826 in interest payments from borrowers on the loans associated with the sale of the above properties. Until the borrowers have met the minimum equity ownership requirement to allow us to record the sale, all interest payments received are recorded as deferred income. Once the equity requirement has been met, we will record these amounts as interest income from investments in mortgage loans.

      At September 30, 2004, we held 5 properties with a total carrying value of $10.8 million which have been sold in transactions where we provided the financing to the purchaser. GAAP requires us to include these properties in real estate held for sale until the borrower has met and maintained a certain percentage of equity ownership, which is typically 20%. We may share ownership of such properties with Fund II, our manager, or other unrelated parties. The summary below includes our percentage ownership in each property. These investments in real estate held for sale are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals and knowledge of local market conditions. The following is a rollforward of seller financed real estate held for sale for the three months ended September 30, 2004:

			Balance at			Valuation/	Balance at
		Percentage of	September 30,			Other	September 30,
Description	Date Acquired	Ownership	2003	Acquisitions	Sales	Adjustments	2003

An approximate 200-unit apartment complex located in Las Vegas, Nevada	1/27/2003	98%	—	$170,565	—	—	$170,565
An uncompleted golf course in Mesquite, Nevada	11/6/2002	36%	$2,171,813	—	—	$(696,995)	1,474,818
36 acres of raw land in Mesquite, Nevada	11/27/2002	42%	492,006	—	—	$(157,894)	334,112
Assisted living facility in Las Vegas, Nevada	9/23/2004	48%	—	7,910,491	—	—	7,910,491
Raw land in Mesquite, Nevada	11/27/2002	41%	1,342,263	—	—	(430,801)	911,462

			$4,006,082	$8,081,056	—	$(1,285,690)	$10,801,448
Liquidity and Capital Resources
      Liquidity is a measure of a company’s ability to meet potential cash requirements, including ongoing commitments to fund lending activities and for general operating purposes. Subject to a 3% reserve, we generally use all of our available funds to invest in mortgage loans or satisfy redemption requests. Distributable cash flow generated from such loans is paid out to our members unless they have elected to reinvest their dividends. We do not anticipate the need for hiring any employees, acquiring fixed assets such as office equipment or furniture, or incurring material office expenses during the next twelve months because Vestin Mortgage will manage our affairs. We may pay Vestin Mortgage a monthly management fee of up to 0.25% of our aggregate capital contributions.
      During the six months ended March 31, 2005, cash flows provided by operating activities approximated $3.4 million. Investing activities consisted of cash provided by loan payoffs of approximately $10.3 million, new investments in mortgage loans of approximately $16.5 million, and proceeds from the sale of real estate held for sale of approximately $8.2 million. Financing activities consisted of members’ redemptions in the amount of $6.6 million and distributions of $2.1 million (net of reinvestments).
      At March 31, 2005, we had $6,500,000 in cash, $300,000 in certificates of deposit and $88,900,000 in total assets. It appears we have sufficient working capital to meet our operating needs in the near term.
      Since we distribute most or all of our distributable cash generated by operations, our sources of liquidity include: repayments of outstanding loans, distribution reinvestments by our members and arrangements with third parties to participate in our loans.
      As of March 31, 2005, members holding approximately 20% of our outstanding units have elected to reinvest their distributions. The level of distribution reinvestment will depend upon our performance, as well as, the number of our members who prefer to reinvest rather than receive current distributions of their income.
      We rely primarily upon repayment of outstanding loans to provide capital for investment in new loans. Any significant level of defaults on outstanding loans could reduce the funds we have available for investment in new loans. Resulting foreclosure proceedings may not generate full repayment of our loans and may result in significant delays in the return of invested funds. This would diminish our capital resources and would impair our ability to invest in new loans. Non-performing assets include loans in non-accrual status and real estate held for sale totaling $8,000,000 and $8,100,000, respectively, as of March 31, 2005 compared to $7,000,000 and $25,200,000 as of March 31, 2004. It is possible that no earnings will be recognized from these assets until they are disposed of, or that no earnings will be recognized at all, and the time it will take to dispose of these assets cannot be predicted. Our manager believes that non-performing assets exist as a result of factors unique to specific borrowers and properties. Because of the estimated value of the underlying properties, we do not believe that any losses beyond those already recognized will be incurred from these assets upon final disposition. However, it is possible that we will not be able to realize the full estimated carrying values upon disposition.
      As of March 31, 2005, we have commenced a judicial foreclosure on a loan secured by 4 cemeteries and 8 mortuaries in Hawaii. The aggregate amount of the loan is approximately $32 million, of which our balance totals $4,138,662. Of the 4 lenders included in this loan, 1 lender has priority over the remaining 3 lenders in the approximate amount of $14 million pursuant to an Inter-creditor Agreement. Accordingly, our total exposure on this loan is approximately $18.1 million. In exchange for expediting the foreclosure process, the lenders jointly agreed to release the guarantors from their guaranty of the loan. We anticipate obtaining title to the underlying property during 2005. The cemeteries and mortuaries are operating businesses and, after obtaining title and pending disposition of these properties we expect to include the operating results of these businesses in our financial statements on a consolidated basis. All significant intercompany balances and transactions will be eliminated in the consolidation. Our manager evaluated the underlying collateral and determined it was sufficient to protect us against losses of principal and interest. Our manager will continue to evaluate this loan in order to determine if any allowance for the loan should be recorded.
      Any significant level of redemptions by our members would reduce the capital we have available for investment. In order to comply with our operating agreement and the Code, we may redeem no more than 10% of the aggregate members’ capital in any calendar year. As of March 31, 2005, the total of redemptions made since inception was $37.0 million. Balances in members’ capital accounts as of January 1, 2005 was $81.7 million, which limited redemptions to $8.2 million for calendar 2005. As of March 31, 2005, remaining requests to redeem approximately $2.3 million in 2005, $7.4 million in 2006, $6.6 million in 2007, $6.0 million in 2008, $5.4 million in 2009, $4.8 million in 2010, $4.3 million in 2011, $3.9 million in 2012, $3.5 million in 2013, $3.2 million in 2014, $2.8 million in 2015 and $2.6 million in 2016 had been logged, subject to unit valuation adjustments.
      As of March 31, 2005, funds being used under inter-creditor and participation agreements where we have potential obligations as defined above totaled $10,100,000 compared to $15,100,000 at March 31, 2004.
      We maintain working capital reserves of approximately 3% of aggregate members’ capital accounts in cash and cash equivalents, certificates of deposits and short-term investments or liquid marketable securities. This reserve is available to pay expenses in excess of revenues, satisfy obligations of underlying properties, expend money to satisfy our unforeseen obligations and for other permitted uses of the working capital.
Off-Balance Sheet Arrangements
      We do not have any interests in off-balance sheet special purpose entities nor do we have any interests in non-exchange traded commodity contracts.
      The following table summarizes contractual obligations as of March 31, 2005.

	Payment Due by Period

		Less Than			More Than
Contractual Obligation	Total	1 Year	1-3 Years	3-5 Years	5 Years

Secured Borrowings	$10,148,000	$10,148,000	—	—	—
Related Party Transactions
      For the six months ended March 31, 2005, we recorded management fees to our manager of approximately $132,000 compared to $128,000 for same period in the prior year. Additionally, for the six months ended March 31, 2005, we recorded pro rata distributions owed to our manager of approximately $30,000 compared to $26,000 for the same period in the prior year based upon the total of 100,000 units owned by our manager.
      During the three months ended March 31, 2005, we incurred $5,142 for legal fees to a law firm in which the Secretary of Vestin Group has an equity ownership interest. No such amounts were incurred during the first three months of the six months ended March 31, 2005.
      During the three months ended March 31, 2005, we incurred $37,500 to L.L. Bradford & Company, LLC, a certified public accounting firm for accounting services. One of Vestin Mortgage’s former directors is an equity owner in that firm. No such amounts were incurred during the first three months of the six months ended March 31, 2005
      As of March 31, 2005, we owed Fund II approximately $1,525,000 primarily related to payments made on our behalf for the maintenance of real estate owned.
      As of March 31, 2005, we owed our manager approximately $908,000 related to unpaid management fees, our manager’s pro-rata share of distributions and expenses paid on our behalf related to the maintenance of real estate held for sale.
      From time to time we may acquire or sell investments in mortgage loans from/to the manager or other related parties pursuant to the terms of our operating agreement provided the price does not exceed the original cost. No gain or loss is recorded on these transactions as it is not our intent to make a profit on the purchase or sale of such investments. The purpose is to either free up capital to make new investments or place excess capital in investments to maximize the use of our capital.
Quantitative and Qualitative Disclosures About Market Risk
      We are exposed to market risk, primarily from changes in interest rates. We do not deal in any foreign currencies and do not own any options, futures or other derivative instruments. We do not have a significant amount of debt.
      Most of our assets consist of investments in mortgage loans, including those that are financed under inter-creditor agreements. At March 31, 2005, our aggregate investment in mortgage loans was $63,717,054 with a weighted average effective interest rate of 10.39%. Loans financed under inter-creditor agreements totaled $10,147,880 at March 31, 2005 and are classified as assets under secured borrowing. Such financing is at a weighted average interest rate of 12.06%. These mortgage loans mature within the next 12 months. Most of the mortgage loans have a term of 12 months. The weighted average term of outstanding loans at March 31, 2005 had increased to 19 months due to a loan totaling $7.9 million having a contractual term of 30 months. All of the outstanding mortgage loans at March 31, 2005 were fixed rate loans. All of the mortgage loans are held for investment purposes and are intended to be held to their maturity date. None of the mortgage loans have prepayment penalties.
      Market fluctuations in interest rates generally do not affect the carrying value of our investment in mortgage loans. However, significant and sustained changes in interest rates could affect our operating results. If interest rates decline significantly, some of the borrowers could prepay their loans with the proceeds of a refinancing at lower interest rates. This would reduce our earnings and funds available for distribution to members. On the other hand, a significant increase in interest rates could result in a slowdown in real estate development activity which would reduce the demand for commercial mortgage loans. As a result, we might encounter greater difficulty in identifying appropriate borrowers. We are not in a position to quantify the potential impact on our operating results from a material change in interest rates.
      As of March 31, 2005, we had cash and investments in certificates of deposit and other short-term deposit accounts totaling $6,800,000. We anticipate that approximately 3% of our assets will be held in such accounts as cash reserves. Additional deposits in such accounts will be made as funds are received from the repayment of loans pending the reinvestment of such funds in new mortgage loans or held for member redemptions. We believe that these financial assets do not give rise to significant interest rate risk due to their short-term nature.

Recent Accounting Pronouncements
      In November 2004, the Financial Accounting Standards Board, or the FASB, issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” SFAS No. 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material and requires that such items be recognized as current-period charges regardless of whether they meet the “so abnormal” criterion outlined in ARB No. 43. SFAS No. 151 also introduces the concept of “normal capacity” and requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. Unallocated overheads must be recognized as an expense in the period incurred. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. While we are still evaluating the impact of this statement, we do not currently believe it will have a material impact on our financial statements.
      In December 2004, the FASB issued Staff Position No. FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004.” The American Jobs Creation Act of 2004 introduces a special one-time dividends-received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer, provided certain criteria are met. FAS 109-2 provides accounting and disclosure guidance for the repatriation provision, and was effective immediately upon issuance. We do not believe that the adoption of FAS 109-2 will have a significant effect on our financial statements.
      In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-based Payment” which replaces the prior SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123 (revised 2004) requires compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be remeasured each reporting period. Compensation cost will be recognized over the period that an employee provides services in exchange for the award. This new standard will become effective for us July 8, 2005, and we are still evaluating the impact of this statement. We do not currently believe it will have a material impact on our financial statements.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for periods beginning after June 15, 2005. We do not expect that adoption of SFAS No. 153 will have a material effect on our financial position, results of operations or liquidity. We do not currently believe it will have a material impact on our financial statements.

DESCRIPTION OF VESTIN REALTY TRUST STOCK
      The following summary of the material features of Vestin Realty Trust stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the charter and bylaws of Vestin Realty Trust and other applicable law. See “Comparison of Rights of Unitholders of Fund I and Stockholders of Vestin Realty Trust” beginning on page 89. Copies of the articles of incorporation, articles supplementary and bylaws of Vestin Realty Trust are attached to this proxy statement/ prospectus as Annex B, Annex C and Annex D, respectively.
General
      Our charter provides that we may issue up to 25,000,000 shares of our common stock, $0.0001 par value per share, and 1,000,000 shares of preferred stock, $0.0001 par value per share, all of which has been designated “Series A Junior Participating Cumulative Redeemable Preferred Stock,” or Series A preferred stock. Our charter authorizes our board of directors to increase or decrease the number of authorized shares of common stock, but not preferred stock, without stockholder approval. Upon completion of this offering, shares of our common stock and no shares of Series A preferred stock will be issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.
Common Stock
      All outstanding shares of our common stock are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized by our board of directors out of assets legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all debts and liabilities of our company.
      Subject to the provisions of our charter regarding the restrictions on transfer of stock and except as may be otherwise specified therein with respect to any class or series of common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.
      Holders of shares of our common stock generally have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.
      Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by our board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these actions may be taken if declared advisable by a majority of our board of directors and approved by the vote of a majority of the votes entitled to be cast on the matter. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. In addition, because operating assets may be held by a corporation’s subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of such assets without a vote of our stockholders.

Preferred Stock
      All of our 1,000,000 authorized shares of preferred stock have been designated as Series A preferred stock and may only be issued in accordance with the terms and conditions of the stockholders’ rights plan discussed immediately below.
Stockholders’ Rights Plan
      Pursuant to our stockholders’ rights plan, each share of common stock evidences one right to purchase from us one one-thousandth of a share of Series A preferred stock, or a unit of Series A preferred stock. Except with respect to certain preferential rights, each unit of Series A preferred stock is structured to be the equivalent of one share of common stock. The exercise price of the rights is $          , subject to adjustment. The rights are not currently exercisable, and no shares of Series A preferred stock are currently outstanding.
      The rights will separate from the common stock and a distribution of certificates evidencing the rights will occur upon the earlier of:

•	10 business days following a public announcement that a person or group of related persons has acquired, or obtained the right to acquire, beneficial ownership of more than 15% of the outstanding shares of common stock, with certain exceptions (an “Acquiring Person”); or

•	10 business days (or such date as may be determined by our board of directors prior to the occurrence of the triggering event) following the date that notice of a tender offer or exchange offer by any person (with certain exceptions) is first published, sent or given, that would result in such a person or group becoming an Acquiring Person.
      Generally, the rights will become exercisable at the time of the distribution of certificates evidencing the rights as set forth above. The rights will expire at the close of business on                     , unless we redeem or exchange them earlier.
      If a person becomes an Acquiring Person, then each holder of a right will thereafter receive the right to receive, upon exercise, units of Series A preferred stock having a value equal to two times the exercise price of the right. If, at any time following the date a person becomes an Acquiring Person, we are acquired in a merger or other sale transaction, each holder of a right will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.
      The Series A preferred stock is senior to the common stock as to dividends and upon liquidation.
      Holders of shares of the Series A preferred stock will be entitled to receive, if, when and as authorized by our board of directors, out of legally available funds, cumulative cash dividends payable quarterly in an amount per share equal to the greater of:

•	$0.01; or

•	1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount, payable in kind, of all non-cash dividends or other distributions, other than dividends payable in shares of common stock, declared on the common stock since the immediately preceding quarterly dividend payment date, or, with respect to the first quarterly dividend payment date, since the first issuance of any share or fraction of a share of Series A preferred stock.
      In the event of any liquidation, dissolution or winding up of our company, the holders of shares of Series A preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders, a liquidation preference of $1,000 per share, plus accrued and unpaid dividends thereon to the date of payment, which is referred to as the “Series A Preferred Liquidation Preference.” After the payment to the holders of the shares of the Series A preferred stock of the full Series A Preferred Liquidation Preference, the holders of the Series A preferred stock as such shall have no right or claim to any of our remaining assets until the holders of common stock shall have received an amount per share, referred to as the “common adjustment,” equal to the quotient obtained by dividing the Series A Preferred Liquidation Preference by 1,000. Following the payment of the full amount of the Series A Preferred Liquidation

Preference and the common adjustment, holders of Series A preferred stock and common stock shall be entitled to receive their ratable and proportionate share of our remaining assets to be distributed in the ratio of 1,000 to 1 with respect to the Series A preferred stock and the common stock, respectively. In the event that there are not sufficient assets available after payment in full of the Series A Preferred Liquidation Preference to permit payment in full of the common adjustment, then the remaining assets shall be distributed ratably to the holders of the common stock.
      The outstanding shares of Series A preferred stock may be redeemed at the option of the board of directors as a whole, but not in part, at any time, or from time to time, at a redemption price per share equal to 1,000 times the Average Market Value of the common stock, plus all accrued and unpaid dividends to and including the date fixed for redemption. The “Average Market Value” is the average of the closing sale prices of a share of the common stock during the 30-day period immediately preceding the date before the redemption date quoted on the Composite Tape for New York Stock Exchange Listed Stocks, or, if the common stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if the common stock is not listed on such exchange, on the principal United States registered securities exchange on which the common stock is listed, or, if the common stock is not listed on any such exchange, the average of the closing bid quotations with respect to a share of common stock during such 30-day period on The Nasdaq Stock Market, or if no such quotations are available, the fair market value of a share of common stock as determined by the board of directors in good faith.
      Each share of Series A preferred stock entitles its holder to 1,000 votes on all matters submitted to a vote of our stockholders. The holders of shares of Series A preferred stock and the holders of shares of common stock vote together as one voting group on all those matters.
      Whenever dividends on any shares of Series A preferred stock are in arrears for six or more consecutive quarterly periods, our entire board of directors will be increased by two directors and the holders of Series A preferred stock, voting separately as a class with all other series of preferred stock having like voting rights, may vote for the election of two additional directors of our company until all dividend arrearages have been fully paid.
      The dividend rate on the Series A preferred stock, the common adjustment, the Series A Preferred Redemption Price and the number of votes per share of Series A preferred stock and certain other terms of the Series A preferred stock are all subject to adjustment upon the declaration of any dividend payable in common stock, subdivision of the outstanding common stock or combination of the outstanding shares of common stock into a smaller number of shares.
Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock
      We believe that the power of our board of directors to increase or decrease the number of authorized shares of common stock and issue additional authorized but unissued shares of our common stock will provide us with the necessary flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional common stock will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue common stock that could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest.
Restrictions on Transfer
      In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

      Our charter contains restrictions on the ownership and transfer of our stock which are intended in part to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than a specified percentage (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our equity stock, which includes common stock, preferred stock or any class of stock that we may issue from time to time. We refer to these restrictions as the “ownership limit.” A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our equity stock or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our equity stock.
      The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than the specified percentage of our equity stock (or the acquisition of an interest in an entity that owns, actually or constructively, our equity stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of ownership limit.
      Our board of directors may, in its sole discretion, waive the ownership limit if the percentage exceeds the specified percentage with respect to a particular stockholder if it determines that such ownership will not cause any individual’s beneficial ownership of shares of our equity stock to violate the ownership limit and that any exemption from the ownership limit will not jeopardize our status as a REIT. However, our board of directors may not waive or modify the ownership limit if the percentage exceeds 15.0%.
      As a condition of our waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status.
      In connection with the waiver of the ownership limit or at any other time, our board of directors may increase the ownership limit for one or more persons (not in excess of 15%) and decrease the ownership limit for all other persons and entities; provided, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in our stock is in excess of such decreased ownership limit until such time as such person or entity’s percentage of our equity stock equals or falls below the decreased ownership limit; but any further acquisition of our equity stock in excess of such percentage ownership will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer stockholders to beneficially own more than 49% in value of our outstanding capital stock.
      Our charter provisions further prohibit:

•	any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).
      Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
      Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limit or such other limit as established by our board of directors or would result in us being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then that number of shares in excess of the ownership limit or causing us to be “closely held” or otherwise to fail to qualify as a REIT (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the ownership limit or our being “closely held” or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares in excess of the ownership limit will be void. If any transfer would result in shares of our stock being beneficially owned by fewer than 100 persons, then any such purported transfer will be void and of no force or effect.
      Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our stock at market price, the last reported sales price reported on the Nasdaq National Market on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our stock to the trust) and (2) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.
      If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or such other limit as established by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee or owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the Nasdaq National Market on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to a trust, such shares of stock are sold by a purported record transferee, then such shares shall be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount shall be paid to the trustee upon demand. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.
      The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares in excess of the ownership limit by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares in excess of the ownership limit, and may also exercise all voting rights with respect to such shares.
      Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

      However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.
      In addition, if our board of directors or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing the company to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.
      Any beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable Treasury regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our stock on our status as a REIT and to ensure compliance with the ownership limit, or as otherwise permitted by our board of directors.
      All certificates representing shares of our common stock bear a legend referring to the restrictions described above.
      These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stock or otherwise be in the best interest of our stockholders.
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is StockTrans, Inc.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS
      The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our articles of incorporation, articles supplementary and bylaws, copies of which are attached to this proxy statement/ prospectus as Annex B, Annex C and Annex D, respectively.
Our Board of Directors
      Our charter provides that the number of directors of our company may be established by our board of directors but may not be fewer than the minimum number permitted under the MGCL nor more than 15. We will initially have five directors. Except as may be provided by our board of directors in setting the terms of any class or series of stock, any vacancy may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.
      Our board of directors will be divided into three classes, class I, class II and class III, with each class serving staggered three-year terms. This classification of our board of directors may have the effect of delaying or preventing changes in our control or management. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors in a particular class.
Removal of Directors
      Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, (1) precludes stockholders from removing incumbent directors except upon the existence of cause for removal and a substantial affirmative vote and (2) allows filling the vacancies created by such removal with their own nominees.
Business Combinations
      Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.
      After such five-year period, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

      These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder.
Control Share Acquisitions
      The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
      A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
      If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
      The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.
      Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. We cannot provide you any assurance that our board of directors will not amend or eliminate this provision at any time in the future.
Subtitle 8
      Title 3, Subtitle 8 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any of (1) a classified board, (2) a two-thirds vote requirement for removing a director, (3) a requirement that the number of directors be fixed only by vote of the directors, (4) a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred or (5) a majority requirement for the calling of a special meeting of stockholders. Pursuant to Subtitle 8, we have elected to provide that vacancies on our board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in the board the exclusive power to fix the number of directorships and fill vacancies. Unless called by our chairman of the board, our president, our chief executive officer or the board, the request of holders of 10% of the outstanding shares is required to call a special meeting.
Amendments to Our Charter and Bylaws
      Our charter may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter. Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws or to make new bylaws, except that certain provisions of our bylaws relating to our investment policy and our relationship with our manager may not be amended without the affirmative vote of the holders of a majority of all the votes entitled to be cast on the matter.
Transaction Outside the Ordinary Course of Business
      We may not merge with or into another company, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless such transaction is declared advisable by our board of directors and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.
Dissolution of Our Company
      The dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter. However, consistent with the operating agreement for Fund I, our company will be dissolved on December 31, 2019 unless the holders of a majority of our common stock determine otherwise.
Advance Notice of Director Nominations and New Business
      Our bylaws provide that:

•	with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

•	with respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the meeting of stockholders and nominations of individuals for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.
      The advance notice procedures of our bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or proposals for an annual meeting must be delivered to our corporate secretary at our principal executive office not less than 120 nor more than 150 days prior to the first anniversary of the date of the mailing of the notice for our preceding year’s annual meeting. In the event that the date of the mailing of the notice for the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than the close of business on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.
Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
      The provisions of our charter on removal of directors, our staggered board, our stockholders’ rights plan, the advance notice provisions of our bylaws and the business combination provisions of the MGCL and the provisions of Title 3, Subtitle 8 of the MGCL could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, this provision of the MGCL could have similar anti-takeover effects.
Ownership Limit
      Our charter provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than a specified percentage (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our equity stock. We refer to this restriction as the “ownership limit.” For a fuller description of this restriction and the constructive ownership rules, see “Description of Vestin Realty Trust Stock — Restrictions on Transfer.”
Indemnification and Limitation on Directors’ and Officers’ Liability
      The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
      The MGCL requires a corporation (unless its charter provides otherwise, which our company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty.

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
      However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In accordance with the MGCL, we are required, as a condition to advancing expenses to a director or officer, to obtain:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by our company as authorized by our charter and bylaws; and

•	a written undertaking by or on his or her behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.
      Our charter authorizes us to obligate our company and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.
      Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.
      Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable

COMPARISON OF RIGHTS OF UNITHOLDERS OF FUND I
AND STOCKHOLDERS OF VESTIN REALTY TRUST
      The certificate of formation and operating agreement of Fund I and the Nevada Revised Statutes currently govern the rights of unitholders of Fund I. If the merger agreement is approved by unitholders of Fund I and the merger is consummated, Fund I unitholders will become stockholders of Vestin Realty Trust, and the rights of stockholders of Vestin Realty Trust will be governed by Maryland corporate law and the articles of incorporation, articles supplementary and bylaws of Vestin Realty Trust. The following chart compares some of the existing rights of unitholders of Fund I with those of stockholders of Vestin Realty Trust. This comparison may not contain all of the information that is important to you. We encourage you to carefully read the articles of incorporation, articles supplementary and bylaws of Vestin Realty Trust, copies of which are attached to this proxy statement/ prospectus as Annex B, Annex C and Annex D, respectively.

	Vestin Fund I, LLC	Vestin Mortgage	Vestin Mortgage
	Limited Liability Company	Realty Trust I, Inc.	Realty Trust I, Inc.
	Units	Common Stock	Series A Preferred Stock

Form of Organization, Purpose and Duration	Vestin Fund I, LLC, or Fund I, is a Nevada limited liability company. Its primary purpose is to generate cash flow and to distribute to its members profits from its operations. Fund I will cease operating on December 31, 2019, unless earlier terminated or extended by a vote of holders of a majority of the outstanding units, or a majority.	Vestin Realty Trust is a Maryland corporation. Vestin Realty Trust intends to operate as a REIT and distribute income to its stockholders in compliance with the Code and to minimize U.S. federal income taxation of Vestin Realty Trust. Vestin Realty Trust will be dissolved on December 31, 2019 unless the holders of a majority of its common stock determine otherwise.	Same as common stock.

Authorized Shares/ Outstanding Units	7,602,594 units were outstanding as of April 30, 2005.	25,000,000 shares of common stock are authorized. Upon consummation of the REIT conversion, shares of common stock will be outstanding.	All 1,000,000 shares of preferred stock are designated as Series A preferred stock and authorized in the articles supplementary to be issued solely for the purposes of, and under the terms and conditions set forth in, a Rights Agreement, as described below. The board of directors does not have the right to issue blank check preferred stock.

Public Market	The units are not publicly traded.	We expect the common stock to be listed on the Nasdaq National Market under the symbol “VRTA” and publicly traded.	Initially, the Rights (as defined below) will attach to the common stock certificates and no separate Rights certificates will be

	Vestin Fund I, LLC	Vestin Mortgage	Vestin Mortgage
	Limited Liability Company	Realty Trust I, Inc.	Realty Trust I, Inc.
	Units	Common Stock	Series A Preferred Stock

distributed. After a Distribution Date, as defined below, the Series A preferred stock may be listed or publicly traded.

Investor Limitations	Members must meet certain investor suitability standards to invest in Fund I.	Investors must comply with provisions in the articles of incorporation of Vestin Realty Trust required to maintain status as a REIT.	Same as common stock.

Limitations on Beneficial Ownership	None.	Article VII of the articles of incorporation of Vestin Realty Trust imposes limitations on stock ownership required in part to maintain status as a REIT. Specifically, a 9.8% limit on beneficial ownership by a single stockholder is imposed, which generally can be waived and adjusted by the board of directors provided that no person can acquire more than 15% of Vestin Realty Trust’s stock even with a waiver.	Same as common stock.

Management of the Company — Number and Election of Managers/ Directors	Fund I is managed by a member-manager, currently Vestin Mortgage, an affiliate of Fund I pursuant to the terms of the operating agreement for Fund I. As of record date, Vestin Mortgage held 100,000 units of Fund I, representing approximately one percent of the outstanding units. Vestin Mortgage is indirectly wholly-owned by Michael V. Shustek, the President and Chief Executive Officer of Fund I and Vestin Realty Trust. Vestin Mortgage shall serve as manager until it either	The assets of Vestin Realty Trust will be managed by Vestin Mortgage pursuant to the terms of a management agreement, a form of which is attached as Annex E to this proxy statement/ prospectus. Vestin Mortgage shall serve as manager until it voluntarily withdraws as manager under the agreement, or until a majority of the outstanding shares entitled to vote terminates the management agreement or the board of directors of Vestin Realty Trust terminates the management agreement	Same as common stock.

	Vestin Fund I, LLC	Vestin Mortgage	Vestin Mortgage
	Limited Liability Company	Realty Trust I, Inc.	Realty Trust I, Inc.
	Units	Common Stock	Series A Preferred Stock

	voluntarily withdraws or is removed by vote of a majority in interest of the members. A successor or additional manager may be admitted with the consent of a majority and all managers.	for cause. A successor or additional manager may be obtained by Vestin Realty Trust upon entering into a new or additional management agreement, approved by the board of directors of Vestin Realty Trust.

Powers of Managers/Directors	The manager has exclusive control over the business and affairs of Fund I; provided, however, that the manager, among other limitations set forth in the operating agreement, may not: (i) impair Fund I’s ability to carry on or change the nature of its business, (ii) admit a manager without prior majority approval; (iii) sell all or substantially all of Fund I’s assets without prior majority approval; (iv) amend the operating agreement (subject to certain exceptions); (v) make loans to the manager or an affiliate of the manager; (vi) grant any affiliate an exclusive right to sell any company assets; or (vii) dissolve, terminate or cause the merger or other reorganization of Fund I without prior majority approval.

	Fund I does not have its own separate board of directors.	The board of directors of Vestin Realty Trust manages the business and affairs of Vestin Realty Trust. The board has delegated managerial control over the investment of the assets of Vestin Realty Trust to Vestin Mortgage pursuant to the terms of the management agreement. Under the terms of the management agreement, Vestin Mortgage may not (i) do any act which would make it impossible to carry out the ordinary business of Vestin Realty Trust; (ii) sell all or substantially all of the assets of Vestin Realty Trust in one or a series of related transactions that is not in the ordinary course of business, without the prior affirmative vote or consent of the unaffiliated directors; or (iii) obtain a loan from Vestin Realty Trust for itself or any affiliate.	Same as common stock.

Removal/Withdrawal of Managers/Directors	A manager may voluntarily withdraw from Fund I upon not less than 120 days written notice and with the affirmative vote or consent of a majority, unless its withdrawal would neither affect the	A director may resign at any time from Vestin Realty Trust by sending a written notice of resignation to the Chairman of or the President. The resignation takes effect as specified in the notice,	Same as common stock.

Vestin Fund I, LLC	Vestin Mortgage	Vestin Mortgage
Limited Liability Company	Realty Trust I, Inc.	Realty Trust I, Inc.
Units	Common Stock	Series A Preferred Stock

tax status of Fund I nor materially adversely affect the members. A majority may remove Vestin Mortgage as manager upon the following conditions: (i) if the members have not previously elected an additional manager, the removal will not become effective for at least 120 days following the consent or authorizing vote by the majority; (ii) during such 120 day period, a majority can agree in writing to continue Fund I’s business and, within six months following the termination date of the last remaining manager, elect and admit a new manager who agrees to continue Fund I’s existence; and (iii) the substitution of a new manager shall be effective when the new manager accepts in writing the duties and responsibilities of a manager.	or upon receipt by the Chairman or President. A director, or the entire board of directors, may be removed from office at any time, but only for cause, and only by the affirmative vote of at least a majority of the votes of stockholders entitled to be cast in the election of directors. Vestin Realty Trust may terminate the management agreement for cause upon 90 days’ written notice from the board of directors to the manager if (i) a majority of the unaffiliated directors determines the manager has violated the management agreement in any material respect and failed to cure, or commence to cure, such violation within 30 days or (ii) the manager becomes insolvent as set forth in the management agreement.

Management Liability and Exculpation	The manager will have no liability to Fund I unless Fund I establishes that the manager intentionally caused the damages or losses or failed to act with the same degree of care that a reasonably careful person would have used in the same circumstances.	The board of directors and officers of Vestin Realty Trust shall not be liable to Vestin Realty Trust or its stockholders for money damages, to the maximum extent permitted under Maryland law.

	Determinations made by the board of directors in good faith and in the absence of actual receipt of an improper benefit in money, property or service or active and deliberate dishonesty shall be final, binding and conclusive.	Same as common stock.

	Vestin Fund I, LLC	Vestin Mortgage	Vestin Mortgage
	Limited Liability Company	Realty Trust I, Inc.	Realty Trust I, Inc.
	Units	Common Stock	Series A Preferred Stock

The manager under the management agreement will not be liable to Vestin Realty Trust and the stockholders for any acts or omissions, errors of judgment or mistakes of law unless they constitute bad faith, willful misconduct, negligence or disregard of their duties under the management agreement.

Management Indemnification	Fund I will indemnify the manager, its affiliates and agents for liabilities they incur on Fund I’s behalf in dealing with third parties if they believed the relevant conduct was in Fund I’s best interest, and where there was no fraud and no breach of a fiduciary duty or the operating agreement.	Vestin Realty Trust has the power to the maximum extent permitted by Maryland law to indemnify officers and directors of Vestin Realty Trust from and against any claim or liability which such person may become subject by reason of his status as a present or former officer or director of Vestin Realty Trust. Vestin Realty Trust also has the power, with the approval of the board of directors, to similarly indemnify any person that was an indemnified party under the terms of the operating agreement for Fund I.	Same as common stock.
Under the terms of the management agreement, Vestin Realty Trust has agreed to indemnify the manager and its affiliates from any claim or liability arising out of acts or omissions, errors of judgment or mistakes of law made in good faith in the performance of the manager’s duties under the management agreement and not constituting bad faith, willful misconduct, negligence or disregard

	Vestin Fund I, LLC	Vestin Mortgage	Vestin Mortgage
	Limited Liability Company	Realty Trust I, Inc.	Realty Trust I, Inc.
	Units	Common Stock	Series A Preferred Stock

of their duties under the management agreement.

Voting Rights	Each unit is entitled to one vote on all matters voted upon by members. A vote of the majority is required to: (i) amend the operating agreement (subject to certain exceptions); (ii) dissolve Fund I and wind up its business, (iii) add or remove a manager; (iv) cause Fund I to merge with another company; (v) approve or disapprove the sale of all or substantially all of Fund I’s assets; or (vi) change the nature of Fund I’s business. Members do not otherwise participate in the management of Fund I.	Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. A plurality of votes cast by stockholders is sufficient to elect a director.

		Pursuant to the terms of Maryland law and the charter of Vestin Realty Trust, Vestin Realty Trust shall not dissolve, terminate, merge, reorganize, sell all or substantially all of its assets, engage in a share exchange or engage in similar transaction in one or a series of related transaction outside of the ordinary course of business unless approved by the affirmative vote of not less than a majority of all votes of stockholders entitled to be cast on the matter.	Each share of Series A preferred stock is entitled to 1,000 votes on all matters submitted to a vote of the stockholders.

Meeting of Holders; Right to Call Special Meetings; Action by Written Consent	Either Vestin Mortgage or members holding at least 10% of the outstanding units may call special meetings of the members. Notice must be given not less than 15 nor more than 60 days before date of meeting. Members may approve by written consent of a majority any matter upon which members are entitled to vote at a duly convened meeting.	Vestin Mortgage has no right to call a special meeting of stockholders. The Chairman , Chief Executive Officer, board of directors and stockholders holding at least 10% of the outstanding common stock may call a special meeting of stockholders. Notice must be given not less than 10 nor more than 90 days before the date of a meeting. The charter of Vestin Realty Trust does not provide for action by less than unanimous written consent of the stockholders.	Same as common stock.

Limited Liability	Members are not personally liable for the	Stockholders are not personally liable for the	Same as common stock.

	Vestin Fund I, LLC	Vestin Mortgage	Vestin Mortgage
	Limited Liability Company	Realty Trust I, Inc.	Realty Trust I, Inc.
	Units	Common Stock	Series A Preferred Stock

	obligations of Fund I under Nevada law. All written agreements entered into by Fund I are not enforceable against members personally.	obligations of Vestin Realty Trust under Maryland Law. All written agreements entered into by Vestin Realty Trust are not enforceable against stockholders individually.

Access to Books and Records	Members may inspect Fund I’s books and records at its principal office during regular business hours.	Under Maryland law, stockholders may inspect the bylaws, minutes of the proceedings of stockholders, annual statement of affairs and voting trust agreements of Vestin Realty Trust at its principal office during regular business hours. On written request, Vestin Realty Trust, within twenty days, will prepare and have available at its principal office, a statement of the number of shares or other securities issued during a specified period, not to exceed twelve months prior to the date of such request, the consideration received per share and the value of any consideration received other than money. Any stockholder who for more than six months, separately or as part of a group, has owned at least 5% of Vestin Realty Trust’s outstanding common stock is entitled to inspect and copy its books of account and stock ledger and receive a written statement of its affairs and a verified list of its stockholders.	Same as common stock.

Management Reports	The manager shall prepare and distribute to members (i) annual reports and audited financial statements within 120 days after the	As a reporting company under the Exchange Act, Vestin Realty Trust is obligated to file annual reports on Form 10-K and quarterly reports on	Same as common stock.

	Vestin Fund I, LLC	Vestin Mortgage	Vestin Mortgage
	Limited Liability Company	Realty Trust I, Inc.	Realty Trust I, Inc.
	Units	Common Stock	Series A Preferred Stock

	close of each taxable year, (ii) quarterly reports on Form 10-Q if Fund I is a reporting company within 45 days after the end of each quarterly report; and (iii) special reports (which may be included in the quarterly reports) upon the purchase of any mortgage loan if the proceeds of such loans are not fully committed or returned to investors.	Form 10-Q.

Investment Policies	The manager shall take all reasonable steps to commit 97% of capital contributions to investments in mortgage loans. Mortgage loans shall be selected using certain specified criteria as disclosed in the Fund I prospectus.	Vestin Realty Trust’s investment policies are substantially similar to Fund I’s policies.	Same as common stock.

Distributions and Dividends	Fund I distributes all net income attributable to interest and fee payments it receives from borrowers in cash, or in reinvested distributions, each month in proportion to the members’ capital contribution. Net proceeds received from the repayment of principal, the prepayment of a mortgage loan, or a foreclosure sale may be reinvested or distributed to members at the discretion of the manager. Before making any distributions, Fund I pays its expenses and other liabilities and confirms that its working capital reserves are adequate.	Vestin Realty Trust intends to make distributions in compliance with the REIT provisions of the Code and to minimize its U.S. federal income taxation, which generally will require Vestin Realty Trust to distribute substantially all of its income and gain to its stockholders. Distributions will be made on a quarterly basis.	If, as and when authorized by the board, each share of Series A preferred stock will have a minimum cumulative preferential quarterly dividend in an amount per share equal to the greater of (i) $0.01 or (ii) 1,000 times the aggregate per share amount of all cash dividends and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions declared on the common stock since the immediately preceding quarterly dividend payment date.

Distribution Reinvestment Plan	Members who meet investor suitability standards may elect to participate in the	Vestin Realty Trust will adopt a distribution reinvestment plan, and register the shares	Same as common stock.

	Vestin Fund I, LLC	Vestin Mortgage	Vestin Mortgage
	Limited Liability Company	Realty Trust I, Inc.	Realty Trust I, Inc.
	Units	Common Stock	Series A Preferred Stock

	distribution reinvestment plan, pursuant to which participating members use distributions to purchase additional units in Fund I.	issuable thereunder, concurrently with the REIT conversion.

Withdrawal & Redemption Rights	A member may withdraw, or partially withdraw, from Fund I and obtain the return of all or part of their capital account within 61 to 91 days after the member delivers written notice of redemption to the manager, subject to the following conditions: (i) redemptions generally cannot occur until one year after the member purchased units; (ii) redemptions are funded only from net proceeds and capital contributions; (iii) redemptions are limited to $100,000 per calendar year for each member; (iv) Fund I is not required to sell any portion of its assets to fund a redemption; (v) no more than 10% of the outstanding capital accounts of members may be redeemed during any calendar year, except upon Fund I’s dissolution. Payments on a redemption are on a “first-come, first-served” basis. If a member’s capital account would have a balance of less than $2,000 following a redemption request, the manager, at its discretion, any distribute to the member the entire balance in the account. These limitations have resulted in fully-subscribed redemption requests through 2017.	A stockholder has no rights to require Vestin Realty Trust to redeem shares of common stock. Vestin Realty Trust expects its common stock to be listed on the Nasdaq National Market. Accordingly, Vestin Realty Trust’s common stock may be sold publicly at market prices then in effect.	The Series A preferred stock may be redeemed at the option of Vestin Realty Trust at any time at a price per share equal to (i) 100% of the product of the Adjustment Number (as defined below) times the average market value and (ii) all accrued and unpaid dividends. Adjustment Number equals 1,000 as adjusted to reflect stock splits, stock dividends and recapitalizations of the common stock and average market value is the average of the closing sale prices of a share of common stock during the 30-day period immediately preceding the redemption date quoted on the NYSE, Nasdaq, or if either is unavailable, as determined by the board in good faith.

	Vestin Fund I, LLC	Vestin Mortgage	Vestin Mortgage
	Limited Liability Company	Realty Trust I, Inc.	Realty Trust I, Inc.
	Units	Common Stock	Series A Preferred Stock

Restrictions on Assignment and Transfer of Securities	Members may transfer units subject to the following conditions: (i) a member may not transfer any units if, as a result, such member owns fewer than 200 units; (ii) all transferee must meet investor suitability standards; (iii) transfers must comply with securities laws; (iv) all transfers and transferees are subject to the manager’s consent; and (v) any transfer that would cause Fund I to be classified as a publicly traded partnership is prohibited.	Transfers must meet REIT restrictions contained in the articles of incorporation of Vestin Realty Trust in order to ensure that Vestin Realty Trust qualifies as a REIT. Shares held by affiliates, as defined in the Securities Act, of Fund I and Vestin Realty Trust may not be sold, transferred or otherwise disposed of unless made in conformity with the Securities Act. Subject to these limitations, the shares will be freely transferable and may be sold to the public.	Initially, the Rights will attach to the common stock certificates and no separate Rights certificates will be distributed. After a Distribution Date, as defined below, the Series A preferred Stock will be issued upon exercise of a Right.

Conversion Rights	The units are not convertible.	The common stock is not convertible.	The Series A preferred stock is not convertible.

Anti-Takeover Provisions	None.	The articles of incorporation and bylaws of Vestin Realty Trust include certain anti-takeover provisions that could have the effect of delaying, deterring or preventing a transaction or a change in the control, including (i) a staggered board where directors are divided into three classes, with one-third of the directors being elected each year; (ii) directors may only be terminated for cause by a majority vote of the shares entitled to be cast (ii) a Stockholders’ Rights Plan described below; (iii) the limitations on ownership described above; and (iv) advanced notice of director nominations and stockholder proposals described below. In addition, Vestin Realty Trust will automatically have the protection of	Same as common stock.

	Vestin Fund I, LLC	Vestin Mortgage	Vestin Mortgage
	Limited Liability Company	Realty Trust I, Inc.	Realty Trust I, Inc.
	Units	Common Stock	Series A Preferred Stock

certain anti-takeover provisions of Maryland law, except those provisions, such as the Control Share Acquisition Act, to which Vestin Realty Trust is not currently subject.

Stockholders’ Rights Plan	None.	Yes, as described under the Series A preferred stock	In connection with the adoption of the Stockholders’ Rights Plan, the board will authorize and declare a dividend of one right (“Right”) for each share of its outstanding common stock. Each Right entitles the registered holder to purchase from the REIT one one- thousandth of a share of Series A preferred stock (a “Unit”) at a purchase price of $ per Unit. Initially, the Rights will attach to the common stock certificates and no separate Rights certificates will be distributed. The Rights will separate from the common stock upon the “Distribution Date” which occurs upon the earlier of (i) ten business days following a public announcement that a person or group of affiliated persons has acquired or otherwise obtained beneficial ownership of 15% or more of the then-outstanding shares of common stock (an “Acquiring Person”) and (ii) ten business days following the commencement of a tender offer or exchange offer that would result

	Vestin Fund I, LLC	Vestin Mortgage	Vestin Mortgage
	Limited Liability Company	Realty Trust I, Inc.	Realty Trust I, Inc.
	Units	Common Stock	Series A Preferred Stock

in a person becoming an Acquiring Person. The Rights are not exercisable until the Distribution Date. If a person becomes an Acquiring Person, then each holder of a Right will thereafter have the right to receive, upon exercise, Units of Series A preferred stock having a value equal to two times the exercise price of the Right. If, at any time following the date that a person becomes an Acquiring Person, the REIT is acquired in a merger, etc. each holder of a Right has the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

Advance Notice of Director Nominations and Stockholder Proposals	Fund I has no separate board of directors and, accordingly, members do not elect directors. The operating agreement does not provide for submission of member proposals.	Stockholders’ nominees for director and other stockholder proposals may be considered at the annual meeting of stockholders provided a stockholder of record delivers written notice to the Secretary of Vestin Realty Trust at the principal executive offices of Vestin Realty Trust not less than 120 days nor more than 150 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. The written notice must contain all information specifically required as set forth in Vestin Realty Trust’s bylaws.	Same as common stock.
Stockholder nominees for directors may be

	Vestin Fund I, LLC	Vestin Mortgage	Vestin Mortgage
	Limited Liability Company	Realty Trust I, Inc.	Realty Trust I, Inc.
	Units	Common Stock	Series A Preferred Stock

considered at special meetings of stockholders at which directors are to be elected provided that notice is given not earlier than the 150th day prior to the date of such special meeting, and not later than the 120th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting.

Rights Upon Liquidation or Dissolution	Members have no preferential rights upon liquidation or dissolution.	Common stockholders have no preferential rights upon liquidation or dissolution.	Upon the dissolution, liquidation or winding up of Vestin Realty Trust, holders of Series A preferred stock are entitled to receive a liquidation preference of $1,000 per share plus accrued and unpaid dividends.

Appraisal Rights	None.	None.	None.

Amendment of Charter, Operating Agreement and Bylaws	The certificate of formation and operating agreement may be amended by a vote of a majority, except that the manager may amend the operating agreement (i) to grant to members additional rights, remedies, powers or authority; (ii) to cure any ambiguity and correct any inconsistencies; (iii) to conform the operating agreement to applicable laws; and (iv) to elect for Fund I to be governed by any successor Nevada statute governing limited liabilities company.	The articles of incorporation of Vestin Realty Trust may be amended if advised by the board of directors and approved by the affirmative vote of a majority of all the votes of stockholders entitled to be cast on the matter, except that, to the extent provided by Maryland Law, the board of directors, without any action by the stockholders of Vestin Realty Trust, may amend the articles of incorporation to increase or decrease the aggregate number of shares of stock or the number of shares of common stock of any class or series that Vestin Realty Trust has authority to issue. The	The Rights Agreement may be amended without the approval of the holders of the Rights or the common stock at any time prior to the Distribution Date. After such date, the Rights Agreement may be amended in order to cure any ambiguity, to shorten or lengthen any time period under the Rights Agreement or to make change which does not adversely affect the interests of the holders of Rights (excluding the interests of any Acquiring Person); provided that no amendment may be made to lengthen the time period governing redemption at such

Vestin Fund I, LLC	Vestin Mortgage	Vestin Mortgage
Limited Liability Company	Realty Trust I, Inc.	Realty Trust I, Inc.
Units	Common Stock	Series A Preferred Stock

	bylaws of Vestin Realty Trust may be amended by the board of directors without any action of stockholders except for the following, which requires the affirmative vote of a majority of stockholders to (a) amend Article X (Investment Policy); (b) amend Article XI (Compensation of the Management Company and Conflicts of Interest); and (c) amend Article XV (Amendment of Bylaws).	time as the Rights are not redeemable or any other time period unless such lengthening is for the purposes of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
Introduction
      The following discussion summarizes the material U.S. federal income tax considerations and consequences of the merger, the taxation of Vestin Realty Trust following the REIT conversion and the ownership and disposition of Vestin Realty Trust common stock.
      This summary does not deal with all tax aspects or consequences that might be relevant to you in light of your specific circumstances. Except as indicated otherwise, this summary does not deal with holders of Fund I units subject to special treatment under the U.S. federal income tax laws, including insurance companies, financial institutions, broker-dealers, tax-exempt organizations, individual retirement accounts and other tax deferred accounts, former U.S. persons, “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies” and persons holding Fund I units as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes. This discussion applies only to U.S. persons. A U.S. person is a person who is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state or under the laws of the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

•	an estate which is required to pay U.S. federal income tax regardless of the source of its income; or

•	a trust whose administration is under the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or which otherwise qualifies as a U.S. person.
      Non-U.S. persons holding Fund I units are urged to consult their own tax advisors as to the U.S. federal, state and local and foreign tax consequences to them of the merger and ownership and disposition of Vestin Realty Trust common stock.
      This discussion assumes that the Fund I units and Vestin Realty Trust common stock are or will be, as applicable, held as capital assets within the meaning of Section 1221 of the Code and that you acquired your Fund I units in a single transaction.
      If an entity treated as a partnership for U.S. federal income tax purposes holds Fund I units or Vestin Realty Trust common stock, as applicable, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Fund I units or Vestin Realty Trust common stock, you should consult your own tax advisors.
      The information in this section is based on the Code, current and temporary Treasury Regulations thereunder, current administrative interpretations of the IRS and court decisions, all as of the date hereof. We cannot assure you that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. We cannot assure you the statements set forth herein will not be challenged by the IRS or will be sustained by a court if so challenged.
      This summary does not address U.S. federal alternative minimum tax consequences, consequences under the tax laws of any state, local or foreign jurisdiction, or estate or gift tax considerations.
      WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER AND THE REIT CONVERSION, INCLUDING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF VESTIN REALTY TRUST COMMON STOCK.

United States Federal Income Tax Consequences of the Merger
      The merger of Fund I with and into Vestin Realty Trust is intended to qualify as a transaction described in Section 351 of the Code, and the U.S. federal income tax consequences summarized below assume that the merger will so qualify. Completion of the merger is conditioned on our receipt of an opinion from our special tax counsel generally to the effect that the merger will be treated as a transaction described in Section 351 of the Code. The opinion will be based on (i) certain assumptions and representations as to factual matters made by us, including that the merger will be effected as described in this proxy statement/ prospectus, which, if incorrect in any material respect may jeopardize the conclusions reached in the opinion, and (ii) the Code and Treasury Regulations in effect on the date of the merger, current administrative interpretations and positions of the IRS and existing court decisions. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. The opinion will not be binding on the IRS or the courts, and we do not intend to request a ruling from the IRS with respect to the merger. Accordingly, there can be no assurance that the IRS will not challenge such conclusion or that a court will not sustain such a challenge.
      If the merger qualifies as a transaction described in Section 351 of the Code, the material U.S. federal income tax consequences of the merger will be as follows:

•	Neither Fund I nor Vestin Realty Trust will recognize any gain or loss as a result of the merger.

•	You will not recognize any gain or loss upon the conversion of your Fund I units solely into Vestin Realty Trust common stock pursuant to the merger.

•	The aggregate tax basis of the Vestin Realty Trust common stock received by you pursuant to the merger will be equal to the aggregate tax basis in the Fund I units being converted pursuant to the merger.

•	The holding period of the Vestin Realty Trust common stock received by you pursuant to the merger will include your holding period with respect to the Fund I units being converted pursuant to the merger.
United States Federal Income Taxation of Vestin Realty Trust Following the Merger
      General. Vestin Realty Trust intends to make an election to be taxed as a REIT under Sections 856 through 860 of the Code, effective for its taxable year ended December 31, 2005. Vestin Realty Trust will make the election by filing its U.S. federal income tax return for such year on IRS Form 1120-REIT. Vestin Realty Trust intends that, commencing with such first taxable year, it will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code, and Vestin Realty Trust intends to continue to operate in such a manner, but no assurance can be given that it in fact will continue to operate in such a manner so as to qualify or remain qualified. As a condition to the merger, we must receive an opinion from our special tax counsel generally to the effect that Vestin Realty Trust’s organization and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT for the taxable year 2005 and thereafter. The opinion will be based on (i) certain assumptions and representations as to factual matters made by us, which, if incorrect in any material respect may jeopardize the conclusions reached in the opinion, and (ii) the Code and Treasury Regulations in effect on the date of the opinion, current administrative interpretations and positions of the IRS and existing court decisions. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. The opinion will not be binding on the IRS or the courts, and we do not intend to request a ruling from the IRS with respect to Vestin Realty Trust’s qualification as a REIT. Accordingly, there can be no assurance that the IRS will not challenge such conclusion or that a court will not sustain such a challenge.
      Qualification and taxation as a REIT depends upon Vestin Realty Trust’s ability to meet on an ongoing basis through actual annual (and in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code. Special tax counsel will not review these results on an ongoing basis. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of Vestin Realty Trust, Vestin Realty Trust cannot provide any assurance that its actual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.
      So long as Vestin Realty Trust qualifies for taxation as a REIT, it generally will not be subject to corporate-level U.S. federal income tax on its net income that is distributed currently to its stockholders. This treatment substantially eliminates “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a regular corporation. However, Vestin Realty Trust will be subject to U.S. federal income tax as follows:

•	Vestin Realty Trust will be taxed at regular corporate rates on any undistributed “REIT taxable income” and net capital gain. (However, Vestin Realty Trust can elect to “pass through” any of its taxes paid on its undistributed net capital gain income to stockholders on a pro rata basis.) REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid and excluding net capital gain.

•	Under some circumstances, Vestin Realty Trust may be subject to the “alternative minimum tax” on its items of tax preference.

•	If Vestin Realty Trust has net income from the sale or other disposition of “foreclosure property,” discussed below under “Foreclosure Property,” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on this income.

•	Vestin Realty Trust’s net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property. Under existing law, whether property is held as primarily for sale to customers in the ordinary course of business depends on all the facts and circumstances surrounding the particular transaction.

•	If Vestin Realty Trust fails to satisfy either the gross income tests or the asset tests discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a penalty tax relating to such failure, computed as described below under “Income Tests Applicable to REITs” and “Asset Tests Applicable to REITs.” Also, if Vestin Realty Trust maintains its REIT status despite its failure to satisfy one or more requirements for REIT qualification, other than the gross income tests and assets tests, Vestin Realty Trust must pay a penalty of $50,000 for each such failure.

•	Vestin Realty Trust will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which U.S. federal income tax was paid, if Vestin Realty Trust fails to distribute during each calendar year at least the sum of:

1. 85% of its REIT ordinary income for the year;

2. 95% of its REIT net capital gain income for the year; and

3. any undistributed taxable income from prior taxable years.

•	Vestin Realty Trust will be subject to a 100% penalty tax on some payments it receives (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among Vestin Realty Trust and its taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

•	If Vestin Realty Trust acquires any asset from a taxable “C” corporation (i.e., generally a corporation subject to full corporate-level tax) in a carry-over basis transaction, it could become subject to a corporate-level tax on a subsequent taxable disposition of the asset. Specifically, if Vestin Realty Trust disposes of a built-in-gain asset in a taxable transaction prior to the expiration of a 10-year recognition period, Vestin Realty Trust would be subject to the highest regular corporate rate of tax (currently 35%) on the lesser of the gain recognized and the asset’s built-in gain. Built-in gain is the amount by which an asset’s fair market value exceeds Vestin Realty Trust’s adjusted basis in the asset immediately after Vestin Realty Trust acquires the asset in a carry-over basis transaction, and a built-in-gain asset is an asset with built-in gain potentially subject to this corporate-level tax. The 10-year recognition period generally ends on the tenth anniversary of the date Vestin Realty Trust acquires the built-in-gain asset. Provided that Fund I is not treated as a corporation for U.S. federal income tax purposes for any period prior to the merger, Vestin Realty Trust will not be subject to this “built-in gain” tax on the disposition of assets acquired from Fund I in the merger.

•	Vestin Realty Trust will conduct a portion of its business through one or more wholly-owned taxable REIT subsidiaries. Taxable REIT subsidiaries are subject to regular corporate income tax and cannot avail themselves of the dividends paid deduction available to REITs. Vestin Realty Trust’s taxable REIT subsidiaries therefore will pay corporate level tax on their net taxable income from their conduct of a portion of Vestin Realty Trust’s business. In addition, Vestin Realty Trust’s taxable REIT subsidiaries will be limited in their ability to deduct interest and other expenses paid to Vestin Realty Trust.

      Requirements for Qualification as REIT. The Code defines a REIT as a corporation, trust or association:

1. that is managed by one or more trustees or directors;

2. the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3. that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

4. that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

5. the beneficial ownership of which is held by 100 or more persons;

6. during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals, as defined in the Code to include specified entities;

7. that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

8. that uses a calendar year for U.S. federal income tax purposes and complies with the record-keeping requirements of the Code and regulations promulgated thereunder; and

9. that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.
      Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally are considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above. Conditions (5) and (6) need not be satisfied during a REIT’s first year as a REIT.
      Vestin Realty Trust believes that it will satisfy the diversity of ownership standards contained in conditions (5) and (6) above following the merger, even though such tests will not apply to Vestin Realty

Trust until the calendar year following the year of the merger. In addition, the articles of incorporation of Vestin Realty Trust contain restrictions regarding the transfer of shares of common stock that are intended to assist Vestin Realty Trust in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that Vestin Realty Trust will be able to satisfy these share ownership requirements. If Vestin Realty Trust fails to satisfy these share ownership requirements, it will fail to qualify as a REIT.
      To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its stockholders requesting information regarding the actual ownership of its shares. If Vestin Realty Trust complies with the annual letters requirement and it does not know or, exercising reasonable diligence, would not have known of its failure to meet condition (6) above, then it will be treated as having met condition (6) above.
      To qualify as a REIT, Vestin Realty Trust cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. Vestin Realty Trust, as a newly organized company, itself does not have any non-REIT earnings and profits, and provided that Fund I is not treated as a corporation for U.S. federal income tax purposes at any time prior to the merger, Vestin Realty Trust will not succeed to any non-REIT earnings and profits as a result of the merger.
      If the IRS determines that Vestin Realty Trust inherited undistributed non-REIT earnings and profits and Vestin Realty Trust did not distribute the non-REIT earnings and profits by the end of 2005, Vestin Realty Trust could avoid disqualification as a REIT by using “deficiency dividend” procedures to distribute the non-REIT earnings and profits. The deficiency dividend procedures would require Vestin Realty Trust to make a distribution to stockholders, in addition to the regularly required REIT distributions, within 90 days of the IRS determination. In addition, Vestin Realty Trust would have to pay to the IRS interest on 50% of the non-REIT earnings and profits that were not distributed prior to the end of Vestin Realty Trust’s first taxable year as a REIT.
      Qualified REIT Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of Vestin Realty Trust will not be subject to U.S. federal corporate income taxation, although it may be subject to state and local taxation in some states.
      Taxable REIT Subsidiaries. A taxable REIT subsidiary of Vestin Realty Trust is a corporation in which Vestin Realty Trust directly or indirectly owns stock and that elects, together with Vestin Realty Trust, to be treated as a taxable REIT subsidiary under Section 856(1) of the Code. In addition, if a taxable REIT subsidiary of Vestin Realty Trust owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of Vestin Realty Trust. A taxable REIT subsidiary is a corporation subject to U.S. federal income tax, and state and local income tax where applicable, as a regular “C” corporation.
      A taxable REIT subsidiary is not subject to the 100% tax on “prohibited transactions” discussed below, need not comply with the REIT asset, income and distribution requirements, and generally can perform some impermissible tenant services without causing Vestin Realty Trust to receive impermissible tenant services income under the REIT income tests discussed below. We intend to hold property foreclosed upon by Fund I prior to the REIT conversion through one or more wholly-owned taxable REIT subsidiaries to avoid the 100% tax on prohibited transactions. However, as discussed below, no more than 20% of our gross assets can consist of securities in all of our taxable REIT subsidiaries and taxable REIT subsidiaries generally cannot operate lodging or healthcare facilities. These limitations may limit our ability hold such properties through taxable REIT subsidiaries. Several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of U.S. federal income taxation. For example, a taxable REIT subsidiary of Vestin Realty Trust is limited in its ability to deduct interest payments in excess of a certain amount made to Vestin Realty Trust. In addition, Vestin Realty Trust will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between Vestin Realty Trust and its taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. Vestin Realty Trust’s taxable REIT subsidiaries may make interest and other payments to Vestin Realty Trust and to third parties. There can be no assurance that Vestin Realty Trust’s taxable REIT subsidiaries will not be limited in their ability to deduct interest payments made to Vestin Realty Trust. In addition, there can be no assurance that the IRS might not seek to impose the 100% penalty tax on a portion of payments received by us from, or expenses deducted by, our taxable REIT subsidiaries.
      Income Tests Applicable to REITs. To qualify as a REIT, Vestin Realty Trust must satisfy two gross income tests. First, at least 75% of Vestin Realty Trust’s gross income, excluding gross income from prohibited transactions, for each taxable year must be “qualifying income.” Qualifying income generally includes (1) rents from real property; (2) interest on obligations collateralized by mortgages on, or interests in, real property; (3) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of its trade or business (“dealer property”); (4) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (5) abatements and refunds of real property taxes; (6) income from the operation, and gain from the sale, of foreclosure property; (7) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and (8) income from temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by Vestin Realty Trust.
      Second, at least 95% of Vestin Realty Trust’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or other securities that are not dealer property. To the extent a transaction meets certain identification requirements and hedges any indebtedness incurred or to be incurred to acquire or carry “real estate assets,” including interest rate hedges as well as other types of hedges, any periodic income or gain from the disposition of such a hedging transaction will be disregarded in applying the 95% gross income test, but will continue to be taken into account as nonqualifying income for purposes of the 75% gross income test. To the extent that Vestin Realty Trust hedges with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. Vestin Realty Trust intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.
      “Interest” generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. Vestin Realty Trust does not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.
      Vestin Realty Trust’s share of any dividends received from its taxable REIT subsidiaries (and from other corporations in which Vestin Realty Trust owns an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Vestin Realty Trust does not anticipate that it will receive sufficient dividends to cause it to exceed the limit on nonqualifying income under the 75% gross income test.
      If Vestin Realty Trust fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is entitled to relief under the Code. These relief provisions generally will be available if Vestin Realty Trust’s failure to meet the tests is due to reasonable cause and not due to willful neglect, and Vestin Realty Trust timely complies with requirements for reporting each item of its income to the IRS. It is not possible, however, to state whether in all circumstances Vestin Realty Trust would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving Vestin Realty Trust, Vestin Realty Trust will fail to qualify as a REIT. Even if these relief provisions apply, Vestin Realty Trust will still be subject to a special tax upon the greater of either (1) the amount by which 75% of its gross income exceeds the amount of its income qualifying under the 75% test for the taxable year or (2) the amount by which 95% of its gross income exceeds the amount of its income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect its profitability.
      Prohibited Transactions. Any gain realized by Vestin Realty Trust on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, which is commonly referred to as “dealer property,” will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. Under a safe harbor provision in the Code, however, income from certain sales of real property held by the REIT for at least four years at the time of the disposition will not be treated as income from a prohibited transaction. Vestin Realty Trust does not intend to acquire or hold any real property except as may be acquired through foreclosure as described below. Vestin Realty Trust intends to hold any property that could be treated as dealer property, such as property foreclosed upon by Fund I prior to the REIT conversion, only indirectly through one or more wholly-owned taxable REIT subsidiaries of Vestin Realty Trust, which are subject to corporate income taxation but not the 100% prohibited transactions tax. Vestin Realty Trust cannot provide any assurance, however, that the IRS might not successfully establish that one or more of properties held directly by Vestin Realty Trust is dealer property subject to the 100% penalty tax, and Vestin Realty Trust may not be able to hold all properties that could be treated as dealer property through taxable REIT subsidiaries. See “Taxable REIT Subsidiaries” above.
      Foreclosure Property. If, following the REIT conversion, Vestin Realty Trust acquires any real property as a result of foreclosure, or by a deed in lieu of foreclosure, it may elect to treat such real property as “foreclosure property.” Net income from the sale of foreclosure property is taxable at the maximum federal corporate tax rate, currently 35%. Income from foreclosure property will not be subject to the 100% tax on prohibited transactions and treated as qualifying income for purposes of the 75% and 95% income tests. It is not anticipated that properties foreclosed upon by Fund I will qualify as “foreclosure property” under this rule.
      Asset Tests Applicable to REITs. At the close of each quarter of its taxable year, Vestin Realty Trust must satisfy four tests relating to the nature of its assets:

1. At least 75% of the value of Vestin Realty Trust’s total assets must be represented by real estate assets (which include interests in real property, interests in mortgages on real property, and shares in other REITs), cash, cash items and government securities. Vestin Realty Trust’s real estate assets include, for this purpose, its allocable share of real estate assets held by non-corporate subsidiaries, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt of Vestin Realty Trust;

2. Not more than 25% of Vestin Realty Trust’s total assets may be represented by securities other than those in the 75% asset class;

3. Except for equity investments in REITs, qualified REIT subsidiaries or taxable REIT subsidiaries or other securities that qualify as “real estate assets” for purposes of the test described in clause (1):

•	the value of any one issuer’s securities owned by Vestin Realty Trust may not exceed 5% of the value of Vestin Realty Trust’s total assets;

•	Vestin Realty Trust may not own more than 10% of any one issuer’s outstanding voting securities; and

•	Vestin Realty Trust may not own more than 10% of the value of the outstanding securities of any one issuer; and

4. Not more than 20% of Vestin Realty Trust’s total assets may be represented by securities of one or more taxable REIT subsidiaries.

      Vestin Realty Trust believes that the aggregate value of its taxable REIT subsidiaries will not exceed 20% of the aggregate value of its gross assets. With respect to each issuer in which Vestin Realty Trust will own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, Vestin Realty Trust believes that its pro rata share of the value of the securities, including debt, of any such issuer will not exceed 5% of the total value of Vestin Realty Trust’s assets and that it will comply with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, Vestin Realty Trust cannot provide any assurance that the IRS might not disagree with Vestin Realty Trust’s determinations.
      After initially meeting the asset tests at the close of its first quarter, Vestin Realty Trust will not lose its status as a REIT if it fails to satisfy the 25%, 20% and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of its assets. If the failure to satisfy the 25%, 20% or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. Vestin Realty Trust intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20% or 5% asset tests or 10% value limitation.
      If Vestin Realty Trust fails to satisfy the 5% and/or 10% asset tests for a particular quarter, it will not lose its REIT status if the failure is due to the ownership of assets the total value of which does not exceed a specified de minimis threshold, provided that the Vestin Realty Trust comes into compliance with the asset tests within six months after the last day of the quarter in which it identifies the failure. In addition, other failures to satisfy the asset tests generally will not result in a loss of REIT status if (i) following Vestin Realty Trust’s identification of the failure, it files a schedule with a description of each asset that caused the failure; (ii) the failure was due to reasonable cause and not to willful neglect; (iii) it comes into compliance with the asset tests within six months after the last day of the quarter in which the failure was identified; and (iv) it pays an excise tax equal to the greater of $50,000 or an amount determined by multiplying the highest corporate tax rate by the net income generated by the prohibited assets for the period beginning on the first date of the failure and ending on the date it comes into compliance with the asset tests.
      Annual Distribution Requirements Applicable to REITs. To qualify as a REIT, Vestin Realty Trust is required to distribute dividends, other than capital gain dividends, to its stockholders each year in an amount at least equal to (1) the sum of (a) 90% of Vestin Realty Trust’s REIT taxable income, computed without regard to the dividends paid deduction and its net capital gain, and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income over 5% of its REIT taxable income. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before Vestin Realty Trust timely files its tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made, provided such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to stockholders in the year in which paid, even though the distributions relate to Vestin Realty Trust’s prior taxable year for purposes of the 90% distribution requirement.
      It is possible that Vestin Realty Trust, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements. In this event, Vestin Realty Trust may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions or to pay dividends.
      Under some circumstances, Vestin Realty Trust may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in Vestin Realty Trust’s deduction for dividends paid for the earlier year. Thus, Vestin Realty Trust may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Vestin Realty Trust will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.
      To the extent that Vestin Realty Trust does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, it is subject to tax on these amounts at regular corporate tax rates.

      Vestin Realty Trust will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which U.S. federal income tax was paid, if Vestin Realty Trust fails to distribute during each calendar year at least the sum of:

1. 85% of its REIT ordinary income for the year;

2. 95% of its REIT capital gain net income for the year; and

3. any undistributed taxable income from prior taxable years.
      A REIT may elect to retain rather than distribute all or a portion of its net capital gain and pay the tax on the gain. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gain in income as long-term capital gain and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.
      Record-Keeping Requirements. Vestin Realty Trust will be required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.
      Failure of Vestin Realty Trust to Qualify as a REIT. If Vestin Realty Trust should fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and asset tests, it may retain its REIT qualification if the failures are due to reasonable cause and not willful neglect, and if it pays a penalty of $50,000 for each such failure.
      If Vestin Realty Trust fails to qualify for taxation as a REIT in any taxable year, and if relief provisions do not apply, Vestin Realty Trust will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. If Vestin Realty Trust fails to qualify as a REIT, Vestin Realty Trust will not be required to make any distributions to stockholders and any distributions that are made to stockholders will not be deductible by Vestin Realty Trust. As a result, Vestin Realty Trust’s failure to qualify as a REIT would significantly reduce the cash available for distributions by Vestin Realty Trust to its stockholders. In addition, if Vestin Realty Trust fails to qualify as a REIT, all distributions to stockholders will be taxable as dividend income (which may be subject to tax at preferential rates) to the extent of Vestin Realty Trust’s current and accumulated earnings and profits, whether or not attributable to capital gains of Vestin Realty Trust, and corporate stockholders may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, Vestin Realty Trust also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. There can be no assurance that Vestin Realty Trust would be entitled to any statutory relief.
United States Federal Income Taxation of Stockholders
      Distributions by Vestin Realty Trust. So long as Vestin Realty Trust qualifies as a REIT, distributions to stockholders out of its current or accumulated earnings and profits that are not designated as capital gain dividends generally will be taken into account by them as ordinary income generally taxable at a maximum rate of 35% and will not be eligible for the dividends-received deduction generally available for corporations. However, dividends, other than capital gain dividends, that are (i) attributable to income on which Vestin Realty Trust was subject to tax in the previous taxable year at the corporate level, either because it did not distribute such income or such income consists of gains from certain assets acquired from C corporations or (ii) attributable to dividends received by Vestin Realty Trust from non-REIT corporations, such as taxable REIT subsidiaries, during the current taxable year will be taxable, to the extent designated by Vestin Realty Trust, to individual stockholders as “qualified dividend income” generally taxable at the maximum rate of 15%. Distributions in excess of its current and accumulated earnings and profits will not be taxable to a stockholder to the extent that the distributions do not exceed the adjusted tax basis of the stockholder’s shares. Rather, such distributions will reduce the adjusted basis of such shares (but not below zero). Distributions in excess of current and accumulated earnings and profits that exceed the stockholder’s adjusted basis in its shares will be taxable as capital gains in the amount of such excess if the shares are held as a capital asset. If Vestin Realty Trust declares a dividend in October, November or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, Vestin Realty Trust will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.
      Vestin Realty Trust may elect to designate distributions of its net capital gain as “capital gain dividends.” Capital gain dividends are taxed to stockholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the stockholder has held its shares. Thus, with certain limitations, capital gain dividends received by an individual stockholder may be eligible for preferential rates of taxation. If Vestin Realty Trust designates any portion of a dividend as a capital gain dividend, a stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.
      Instead of paying capital gain dividends, Vestin Realty Trust may designate all or part of its net capital gain as “undistributed capital gain.” Vestin Realty Trust will be subject to tax at regular corporate rates on any undistributed capital gain.
      A stockholder:

1. will include in its income as long-term capital gains its proportionate share of such undistributed capital gains; and

2. will be deemed to have paid its proportionate share of the tax paid by Vestin Realty Trust on such undistributed capital gains and receive a credit or a refund to the extent that the tax paid by Vestin Realty Trust exceeds the stockholder’s tax liability on the undistributed capital gain.
      A stockholder will increase the basis in its common stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. The earnings and profits of Vestin Realty Trust will be adjusted appropriately.
      Vestin Realty Trust will classify portions of any designated capital gain dividend or undistributed capital gain based on the source of such capital gain as either:

1. a 15% rate gain distribution, which would be taxable to most non-corporate stockholders at a maximum rate of 15%; or

2. an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate stockholders at a maximum rate of 25%.
      Distributions made by Vestin Realty Trust and gain arising from the sale or exchange by a stockholder of shares will not be treated as passive activity income and, as a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from Vestin Realty Trust, other than distributions of “qualified dividend income” generally will be treated as investment income for purposes of the investment interest limitations. A stockholder may elect to treat capital gain dividends, capital gains from the disposition of shares and qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gains or dividend income will be taxed at ordinary income rates. Vestin Realty Trust will notify stockholders regarding the portions of distributions for each year that constitute ordinary income, qualified dividend income, return of capital and capital gain. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of Vestin Realty Trust. Vestin Realty Trust’s operating or capital losses would be carried over by Vestin Realty Trust for potential offset against future income, subject to applicable limitations.
      Sales of Shares. Upon any taxable sale or other disposition of shares, a stockholder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between:

1. the amount of cash and the fair market value of any property received on the sale or other disposition; and

2. the holder’s adjusted basis in the shares for tax purposes.

      The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate stockholders) to a portion of capital gain realized by a noncorporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Stockholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate stockholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of Vestin Realty Trust shares held for more than 12 months. In general, any loss recognized by a stockholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the stockholder from Vestin Realty Trust that were required to be treated as long-term capital gains.
      U.S. federal income tax rates applicable to individuals or “qualified dividend income” and net capital gain are set to increase in future years under various sunset provisions of the Code.
Taxation of Tax-Exempt Stockholders
      Provided that a tax-exempt stockholder has not held its common stock as “debt-financed property” within the meaning of the Code, the dividend income from Vestin Realty Trust will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of shares will not constitute UBTI unless the tax-exempt stockholder has held its shares as debt financed property within the meaning of the Code or has used the shares in a trade or business.
      However, for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in Vestin Realty Trust will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.
      Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI if received by any trust which is described in Section 401(a) of the Code, is tax- exempt under Section 501(a) of the Code and holds more than 10%, by value, of the interests in the REIT.
      Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.”
      A REIT is a pension held REIT if it meets the following two tests:

1. it qualified as a REIT only by reason of Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

2. either (a) at least one pension trust holds more than 25% of the value of the REIT’s stock or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT’s shares, collectively owns more than 50% of the value of the REIT’s shares.
      The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely-held requirement” without relying upon the “look-through” exception with respect to pension trusts. Based on both its current share ownership and the limitations on transfer and ownership of shares contained in its articles of incorporation, Vestin Realty Trust does not expect to be classified as a pension-held REIT although no assurance can be given to this effect.

Information Reporting and Backup Withholding Tax Applicable to Stockholders
      In general, information reporting requirements will apply to payments of distributions on Vestin Realty Trust common shares and payments of the proceeds of the sale of Vestin Realty Trust common shares to some stockholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax at the rate, currently, of 28% if:

1. the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

2. the IRS notifies the payer that the TIN furnished by the payee is incorrect;

3. there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406 of the Code; or

4. there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.
      Some stockholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the IRS.
      Investors should consult their tax advisors regarding their qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable.
Taxation of Non-U.S. Stockholders
      The preceding discussion does not address the rules governing U.S. federal income taxation of the ownership and disposition of our common stock by persons that are non-U.S. stockholders. When we use the term “non-U.S. stockholder” we mean a stockholder who or that is not a U.S. person as described above under “— Introduction.” In general, non-U.S. stockholders may be subject to special tax withholding requirements on distributions from us and with respect to their sale or other disposition of our common stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the non-U.S. stockholder’s country of residence. A non-U.S. stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with us in order to claim such treatment. Non-U.S. stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences to them of an acquisition of shares of our common stock, including the U.S. federal income tax treatment of dispositions of interests in and the receipt of distributions from us.
Possible Legislative or Other Actions Affecting Tax Considerations
      Prospective investors should recognize that the present U.S. federal income tax treatment of an investment in Vestin Realty Trust may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in Vestin Realty Trust.
Other Tax Consequences for Vestin Realty Trust and Its Stockholders
      Vestin Realty Trust and its stockholders will be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Vestin Realty Trust and its stockholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective stockholders of Vestin Realty Trust should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Vestin Realty Trust.

      A portion of Vestin Realty Trust’s income will be earned through Vestin Realty Trust’s wholly-owned taxable REIT subsidiaries. The wholly-owned taxable REIT subsidiaries will be subject to U.S. federal and state income tax at the full applicable corporate rates. In addition, a taxable REIT subsidiary will be limited in its ability to deduct interest payments made to Vestin Realty Trust.
      To the extent that Vestin Realty Trust and its wholly-owned taxable REIT subsidiaries are required to pay U.S. federal, state or local taxes, Vestin Realty Trust will have less cash available for distribution to stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      The following table sets forth the total number and percentage of Fund I units beneficially owned as of April 30, 2005 by:

•	each director;

•	our chief executive officer and our other executive officers; and

•	all executive officers and directors as a group; and
      As of April 30, 2005, none of our members were beneficial owners of 5% or more of our securities.
      Unless otherwise noted, the percentage ownership is calculated based on 7,602,594 units of Fund I outstanding prior to the REIT conversion as of April 30, 2005. The percentage ownership of each stockholder after the REIT conversion is calculated based on 7,602,594 shares of Vestin Realty Trust common stock outstanding, which is derived from the number of units of Fund I outstanding as of April 30, 2005, assuming each such unit will be converted into one share of Vestin Realty Trust common stock. Except as otherwise noted below, the address of each of the persons in the table is c/o Vestin Realty Trust I, Inc., 8379 West Sunset Road, Las Vegas, Nevada 89113.

Securities
Beneficially Owned

Prior to and After
the REIT Conversion

Beneficial Owner	Number	Percent

Michael V. Shustek(1)	100,980	1.3%
John W. Alderfer	—	—
Robert J. Aalberts	—	—
Frederick J. Zaffarese Leavitt	—	—
Roland M. Sansone	—	—
All directors and executive officers as a group (5 persons)	100,980	1.3%

(1)	Includes 100,000 units held by Vestin Mortgage and 980 units held by The Michael V. Shustek Trust. Mr. Shustek is the Chairman, President and Chief Executive Officer of Vestin Mortgage and indirectly owns all of the capital stock of Vestin Mortgage. Mr. Shustek is the trustee of the Michael V. Shustek Family Trust.

LEGAL MATTERS
      Certain legal matters, including certain tax matters and the validity of shares of Vestin Realty Trust common stock, will be passed upon for Fund I and Vestin Realty Trust by Morrison & Foerster LLP, Los Angeles, California. With respect to all matters of Maryland law, Morrison & Foerster LLP will rely upon Venable LLP, Baltimore, Maryland.
EXPERTS
      The financial statements included with this proxy statement/ prospectus for the fiscal years ended September 30, 2004 and 2003 have been audited by Moore Stephens Wurth Frazer and Torbet, LLP, independent registered public accounting firm, as stated in their report, and have been so included in reliance upon the report of such firm upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      Fund I files annual, quarterly and special reports and other information with the SEC. After the REIT conversion, Vestin Realty Trust will file annual, quarterly and special reports and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document filed with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.
      Securityholders should only rely on the information contained in this proxy statement/ prospectus in determining how to vote. Neither Fund I nor Vestin Realty Trust has authorized anyone to provide you with information that is different from the information contained in this proxy statement/ prospectus. This proxy statement/ prospectus is dated                     , 2005. Securityholders should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this proxy statement/ prospectus to the Fund I unitholders nor the issuance of shares of Vestin Realty Trust common stock in connection with the merger shall create any implication to the contrary.
OTHER MATTERS
      The board of directors of Vestin Mortgage, as the sole manager of Fund I, knows of no other business to be presented at the special meeting. In the event that other matters properly come before the special meeting, the persons named as proxies will vote on them in accordance with their best judgment.

By Order of the Board of Directors of Vestin Mortgage, Inc., as the sole manager of Vestin Fund I, LLC

Michael V. Shustek
Chairman, President and Chief Executive Officer

VESTIN FUND I, LLC
BALANCE SHEET

March 31, 2005

(Unaudited)
ASSETS
Cash	$6,539,080
Certificates of deposit	300,000
Interest and other receivables	567,479
Note receivable	119,299
Real estate held for sale	8,111,297
Real estate held for sale — seller financed	10,696,376
Investment in mortgage loans, net of allowance for loan losses of $644,565 at March 31, 2005	52,376,113
Assets under secured borrowings	10,147,880

Total assets	$88,857,524

LIABILITIES AND MEMBERS’ EQUITY

Liabilities
Accounts payable and accrued liabilities	$353,715
Due to Manager	907,902
Due to Vestin Group	2,095
Due to Vestin Fund II	1,525,250
Secured borrowings	10,147,880
Deferred income	599,826

Total liabilities	13,536,668

Members’ equity — authorized 10,000,000 units, 7,726,401 units issued at $10 per unit and outstanding at March 31, 2005	75,320,856

Total members’ equity	75,320,856

Total liabilities and members’ equity	$88,857,524

The accompanying notes are an integral part of these statements.

VESTIN FUND I, LLC
STATEMENTS OF INCOME

	For the Six Months Ended

	March 31, 2005	March 31, 2004

	(Unaudited)
Revenues
Interest income from investment in mortgage loans	$2,725,155	$3,955,973
Gain on sale of real estate held for sale	1,072,421	—
Revenue related to the sale of real estate	—	4,666,667
Other income	666,697	256,831

Total revenues	4,464,273	8,879,471
Operating expenses
Management fees	132,480	127,592
Provision for loan losses	44,565	100,000
Interest expense	240,553	1,029,680
Loss on sale of real estate held for sale	400,022	—
Write down on real estate held for sale	917,130	521,378
Expenses related to real estate held for sale	602,248	256,503
Professional fees	241,275	76,865
Other	159,120	102,449

Total operating expenses	2,737,393	2,214,467

NET INCOME	$1,726,880	$6,665,004

Net income allocated to members	$1,726,880	$6,665,004

Net income allocated to members per weighted average membership units	$0.21	$0.75

Weighted average membership units	8,049,013	8,888,926

The accompanying notes are an integral part of these statements.

VESTIN FUND I, LLC
STATEMENT OF MEMBERS’ EQUITY
For the Six Months Ended March 31, 2005

	Units	Amount

	(Unaudited)
Members’ equity at September 30, 2004	8,354,057	$82,278,554
Distributions	—	(2,408,013)
Reinvestments of distributions	34,379	343,788
Members’ redemptions	(662,035)	(6,620,353)
Net income	—	1,726,880

Members’ equity at March 31, 2005	7,726,401	$75,320,856

The accompanying notes are an integral part of these statements.

VESTIN FUND I, LLC
STATEMENTS OF CASH FLOWS

	For the Six Months Ended
	March 31,

	2005	2004

	(Unaudited)
Cash flows from operating activities:
Net income	$1,726,880	$6,665,004
Adjustments to reconcile net income to net cash provided by operating activities:
Write down of real estate held for sale	917,130	521,378
Loss on sale of real estate held for sale	400,022	—
Gain on sale of real estate held for sale	(1,072,421)	—
Provision for loan losses	44,565	100,000
Change in operating assets and liabilities:
Interest and other receivables	726,690	310,238
Due to Manager	255,590	(27,280)
Due to related parties	43,821	399,463
Accounts payable and accrued liabilities	2,511	(5,757)
Deferred income	348,084	94,371

Net cash provided by operating activities	3,392,872	8,057,417

Cash flows from investing activities:
Purchase of investments in mortgage loans	(16,500,448)	(24,405,404)
Purchase of investments in mortgage loans from other related party	—	(350,000)
private investor	—	(1,498,464)
Proceeds from loan payoff	10,256,452	27,629,367
Proceeds from sale of investment in real estate	8,245,286	—
Cash outlays for real estate held for sale	—	(1,529,668)
Purchase of certificates of deposit	—	165,289

Net cash provided by investing activities	2,001,290	11,120

Cash flows from financing activities:
Members’ distributions, net of reinvestments	(2,064,225)	(2,006,632)
Members’ withdrawals	(6,620,353)	(5,523,042)

Net cash used in financing activities	(8,684,578)	(7,529,674)

NET CHANGE IN CASH	(3,290,416)	538,863
Cash, beginning of period	9,829,496	13,707,547

Cash, end of period	$6,539,080	$14,246,410

Supplemental disclosures of cash flows information:
Non-cash investing and financing activities:
Change in loans funded through secured borrowing	$2,957,602	$5,247,559

Real estate held for sale acquired through foreclosure	$2,149,226	$2,251,031

Loans rewritten with same or similar property as collateral	$867,680	$—

Reduction in Note Payable to Fund II due to valuation allowance on real estate held for sale	$—	$454,989

Investment in real estate held for sale reclassified from interest receivable	$32,920	$—

The accompanying notes are an integral part of these statements.

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS
March 31, 2005
(Unaudited)
NOTE A — ORGANIZATION
      We were organized in December 1999 as a Nevada limited liability company for the purpose of investing in mortgage loans. We invest in loans secured by real estate through deeds of trust and mortgages. We commenced our business operations in August 2000. We will continue our operations until December 2019 unless dissolved prior thereto or extended by vote of the members under the provisions of our operating agreement. During June 2004 we discontinued the offering of our Units. Our manager is Vestin Mortgage, Inc., a licensed mortgage broker in the State of Nevada (“Vestin Mortgage,” or “Manager”). Vestin Mortgage is a wholly-owned subsidiary of Vestin Group, Inc., a Delaware corporation (“Vestin Group”). Vestin Group’s common stock currently trades in the pink sheets published by Pink Sheets, LLC. On April 5, 2005, Vestin Group’s majority shareholder, Michael V. Shustek commenced a tender offer to acquire any and all of the outstanding shares of Vestin Group common stock which he does not currently own. As a result, Vestin Group may become a privately held company in the near future. Through its subsidiaries, Vestin Group is engaged in asset management, real estate lending and other financial services. In this quarterly report, from time to time, we will refer to our company, Vestin Fund II, LLC, as the “Company.”
      We invest in mortgage loans throughout the areas in which Vestin Mortgage and its correspondents have experience, primarily Arizona, California, Hawaii, New York, and Nevada. The loans we invest in are selected for us by Vestin Mortgage from among loans originated by Vestin Mortgage or non-affiliated mortgage brokers. When Vestin Mortgage or a non-affiliated mortgage broker originates a loan for us, that entity identifies the borrower, processes the loan application, makes or invests in the loan, and brokers or sells the loan to us. We believe that our loans are attractive to borrowers because of the expediency of Vestin Mortgage’s loan approval process, which takes about ten to twenty days.
      Vestin Mortgage, Inc. is also the manager of Vestin Fund II, LLC, (“Fund II”), Vestin Fund III, LLC (“Fund III”) and inVestin Nevada, Inc., entities that are in a business similar to us.
      The financial statements have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete financial statements. The financial statements should be read in conjunction with the financial statements and notes thereto contained in our annual report on Form 10-K for the year ended September 30, 2004.
      The results of operations for the interim periods shown in this report are not necessarily indicative of results to be expected for the full year. In the opinion of management, the information contained herein reflects all adjustments necessary to make the results of operations for the interim periods a fair statement of such operation. All such adjustments are of a normal recurring nature.
      Certain reclassifications have been made to the prior year’s financial statements to conform with the current year presentation.
NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.	MANAGEMENT ESTIMATES
      The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)

2.	INVESTMENTS IN MORTGAGE LOANS
      Investments in mortgage loans are secured by trust deeds and mortgages. Generally, all of our mortgage loans require interest only payments with a balloon payment of the principal at maturity. We have both the intent and ability to hold mortgage loans until maturity and therefore, mortgage loans are classified and accounted for as held for investment and are carried at amortized cost. Loans sold to or purchased from affiliates are accounted for at the principal balance and no gain or loss is recognized by us or any affiliate. Loan to value ratios are based on appraisals obtained at the time of loan origination and may not reflect subsequent changes in value estimates. Such appraisals are generally dated within 12 months of the date of loan origination and may be commissioned by the borrower. The appraisals may be for the current estimate of the “as-if developed” value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed. “As-if developed” values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes and timely successful development by the purchaser. As most of the appraisals will be prepared on an “as-if developed” basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of the loan.

3.	ALLOWANCE FOR LOAN LOSSES
      We maintain an allowance for loan losses on our investments in mortgage loans for estimated credit impairment inherent to our loan portfolio. The Manager’s estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors which may indicate estimated losses on the loans. Actual losses on loans are recorded as a charge-off or a reduction to the allowance for loan losses. Subsequent recoveries of amounts previously charged off are added back to the allowance or included in income when the asset is disposed.

4.	REAL ESTATE HELD FOR SALE
      Real estate held for sale includes real estate acquired through foreclosure and is carried at the lower of cost or the property’s estimated fair value, less estimated costs to sell. We seek to sell properties acquired through foreclosure as quickly as circumstances permit. The carrying values of real estate held for sale are assessed on a regular basis from updated appraisals, comparable sales values or purchase offers.

5.	REAL ESTATE HELD FOR SALE — SELLER FINANCED
      Seller financed real estate held for sale includes real estate acquired through foreclosure and resold to independent third parties where we have provided the financing and the borrower has not met certain criteria in accordance with Statement of Financial Accounting Standards (FAS) No. 66. FAS 66 requires the borrower to have a certain percentage equity ownership (typically 20%) to allow us to record the sale of a property. In addition, the borrower must maintain a minimum commitment in the property on a continuing basis. Therefore, until the borrower meets these requirements, the real estate is retained as real estate held for sale.

6.	SECURED BORROWINGS
      Loans in which third party investors have participated through inter-creditor agreements (“Inter-creditor Agreements”) are accounted for as secured borrowings in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS No. 140”). The

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
Inter-creditor Agreements provide us additional funding sources for mortgage loans whereby a third party investor (the “Investor”) may participate in certain mortgage loans with us and/or Fund II and/or Fund III (collectively, the “Lead Lenders”). In the event of borrower non-performance, the Intercreditor Agreements generally provide that the Lead Lenders must repay the Investor’s loan amount either by (i) continuing to remit to the Investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participation from the Investor for the outstanding balance plus accrued interest.
      Additionally, an Investor may participate in certain loans with the Lead Lenders through participation agreements. In the event of borrower non-performance, the participation agreement may allow the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lenders being repaid. Mortgage loan financing under the participation agreements are also accounted for as a secured borrowing in accordance with SFAS No. 140.
NOTE C — INVESTMENTS IN MORTGAGE LOANS
      Investments in mortgage loans as of March 31, 2005 are summarized below:

			Weighted
	Number of		Average	Portfolio	Loan to
Loan Type	Loans	Balance(1)	Interest Rate	Percentage	Value(2)

Acquisition and development	4	$6,879,118	8.49%	10.80%	70.99%
Bridge	5	7,062,823	10.16%	11.08%	50.78%
Commercial	11	30,990,117	9.94%	48.64%	66.84%
Construction	3	3,917,342	9.25%	6.15%	70.28%
Land	7	14,867,654	12.61%	23.33%	60.97%

	30	63,717,054	10.39%	100.00%	64.35%

      Investment in mortgage loans as of September 30, 2004 are summarized below:

			Weighted
	Number of		Average	Portfolio	Loan to
Loan Type	Loans	Balance(1)	Interest Rate	Percentage	Value(2)

Acquisition and development	10	$18,810,500	9.71%	32.02%	63.01%
Bridge	9	8,687,165	10.65%	14.79%	49.98%
Commercial	8	12,932,116	12.22%	22.01%	77.19%
Construction	4	12,181,975	7.64%	20.74%	76.81%
Land	4	6,133,890	12.65%	10.44%	71.42%

	35	$58,745,646	10.28%	100.00%	67.49%

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)

(1)	The following table reconciles the balance of the loan portfolio to the amount shown on the accompanying Balance Sheet. The contra accounts represent the amount of real estate held for sale sold to third parties where we provided financing. GAAP requires the borrower to have a certain percentage equity ownership (typically 20%) to allow us to record the sale of a property. In addition, the borrower must maintain a minimum commitment in the property on a continuing basis. Therefore, until the borrower meets these requirements, the investment in the new loan is reduced by the amount originally invested in the real estate held for sale.

	March 31, 2005	September 30, 2004
	Balance	Balance

Balance per loan portfolio	$63,717,054	$58,745,646
Less:
Seller financed loans included in real estate held for sale	(10,696,376)	(10,801,448)
Allowance for loan losses	(644,565)	(600,000)

Balance per accompanying Balance Sheet	$52,376,113	$47,344,198

(2)	Loan to value ratios are based on appraisals obtained at the time of loan origination and may not reflect subsequent changes in value estimates. Such appraisals, which may be commissioned by the borrower, are generally dated no greater than 12 months prior to the date of loan origination. The appraisals may be for the current estimate of the “as-if developed” value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed. “As-if developed” values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes, selection by a purchaser against multiple alternatives, and successful development by the purchaser; upon which development is dependent on availability of financing. As most of the appraisals will be prepared on an “as-if developed” basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of the loan.

	March 31, 2005	Portfolio	September 30, 2004	Portfolio
Loan Type	Balance*	Percentage	Balance*	Percentage

First mortgages	$63,559,204	99.75%	$57,830,608	98.44%
Second mortgages**	157,850	0.25%	915,038	1.56%

	$63,717,054	100.00%	$58,745,646	100.00%

**	Generally, our second mortgages are junior to a first trust deed position held by either us or our Manager.
      The following is a schedule of contractual maturities of investments in mortgage loans as of March 31, 2005*:

2005	$27,746,255
2006	27,331,012
2007	8,639,787

$63,717,054

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The following is a schedule by geographic location of investments in mortgage loans:

	March 31, 2005	Portfolio	September 30, 2004	Portfolio
	Balance*	Percentage	Balance*	Percentage

Arizona	$12,491,742	19.61%	$11,681,908	19.89%
California	15,820,212	24.83%	11,475,286	19.53%
Hawaii	4,138,662	6.50%	4,138,662	7.05%
Nevada	25,496,768	40.02%	23,236,940	39.56%
New York	3,320,000	5.21%	3,320,000	5.65%
North Carolina	—	0.00%	89,942	0.15
Oklahoma	1,236,701	1.94%	996,000	1.70%

	March 31, 2005	Portfolio	September 30, 2004	Portfolio
	Balance*	Percentage	Balance*	Percentage

Texas	1,212,969	1.89%	1,727,592	2.94%
Utah	—	—	1,503,316	2.56%
Washington	—	0%	576,000	0.97

	$63,717,054	100.00%	$58,745,646	100.00%

*	Refer to footnote (1) above
      We have six mortgage loan products consisting of bridge, commercial, construction, acquisition and development, land, and residential loans. The effective interest rates on all product categories range from 5% to 14%. Revenue by product will fluctuate based upon relative balances during the period.
      At March 31, 2005, four of our loans totaling $8.0 million were non-performing (more than 90 days past due on interest payments or past due on principal). These loans have been placed on non-accrual of interest status. We have commenced foreclosure proceedings on these loans. Our Manager evaluated all of these loans and concluded that the underlying collateral is sufficient to protect us against a loss of principal or interest. Accordingly, no specific allowance for loan losses was deemed necessary for these loans which are summarized below:

	Balance		Number of Months
Description of Collateral	March 31, 2005	Maturity Date	Non-Performing

4 cemeteries and 8 mortuaries in Hawaii	$4,138,662	03/31/2004	12
Racetrack and hotel in Vernon, NY	3,320,000	06/30/2005	7
25 acres tentatively mapped for 104 single family residential lots in Palm Springs, California	66,375	01/23/2006	5
Development of 400 single and multi-family residential lots in Cathedral City, California	503,333	04/20/2005	5

	$8,028,370

      Our Manager periodically reviews and makes a determination as to whether the allowance for loan losses is adequate to cover any potential losses. Additions to the allowance for loan losses are made by charges to the provision for loan losses. Recoveries of previously charged off amounts are credited to the allowance for loan losses or included as income when the asset is disposed. As of March 31, 2005, we have provided a general allowance for loan losses of approximately $644,565. Our Manager evaluated the loans and concluded that the underlying collateral was sufficient to protect us against further losses of principal or interest. Our Manager

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
will continue to evaluate these loans in order to determine if any other allowance for loan losses should be recorded.
      Because any decision regarding the allowance for loan losses reflects a judgment about the probability of future events, there is an inherent risk that such judgments will prove incorrect. In such event, actual losses may exceed (or be less than) the amount of any reserve. To the extent that we experience losses greater than the amount of our reserves, we may incur a charge to our earnings that will adversely affect our operating results and the amount of any distributions payable to our Members.
      The following is a roll-forward of the allowance for loan losses for the six months ended March 31, 2005:

	Balance			Balance
Description	September 30, 2004	Provisions	Deductions	March 31, 2005

General Valuation Allowance	$600,000	$44,565	$—	$644,565
Specific allowance	—	—	—	—

Total	$600,000	$44,565	$—	$644,565

      As of March 31, 2005, we have commenced a judicial foreclosure on a loan secured by 4 cemeteries and 8 mortuaries in Hawaii. The aggregate amount of the loan is approximately $32 million, of which our balance totals $4,138,662. Of the 4 lenders included in this loan, 1 lender has priority over the remaining 3 lenders in the approximate amount of $14 million pursuant to an Inter-creditor Agreement. Accordingly, our total exposure on this loan is approximately $18.1 million. In exchange for expediting the foreclosure process, the lenders jointly agreed to release the guarantors from their guaranty of the loan. We anticipate obtaining title to the underlying property during 2005. The cemeteries and mortuaries are operating businesses and, after obtaining title and pending disposition of these properties we expect to include the operating results of these businesses in our financial statements on a consolidated basis. All significant intercompany balances and transactions will be eliminated in the consolidation. Our Manager evaluated the underlying collateral and determined it was sufficient to protect us against losses of principal and interest. Our Manager will continue to evaluate this loan in order to determine if any allowance for the loan should be recorded.
      In addition, our Manager had granted extensions on 6 loans pursuant to the terms of the original loan agreements, which permit extensions by mutual consent. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take-out financing. However, our Manager only grants extensions when a borrower is in full compliance with the terms of the loan, including, but not limited to the borrower’s obligation to make interest payments on the loan. The aggregate amount due from borrowers whose loans had been extended as of March 31, 2005 was approximately $4.9 million. Our Manager concluded that no allowance for loan loss was necessary with respect to these loans as of that date.
NOTE D — RELATED PARTY TRANSACTIONS
      For the three and six months ended March 31, 2005, we recorded management fees to our Manager of approximately $69,000 and $132,000, respectively compared to $64,000 and $128,000 for same periods in prior year. Additionally, for the three and six months ended March 31, 2005, we recorded pro rata distributions owed to our Manager of approximately $15,000 and $30,000 respectively, compared to $13,000 and $26,000 for the same periods in prior year based upon the total of 100,000 units owned by our Manager.
      During the three months ended March 31, 2005 we incurred $5,142 for legal fees to a law firm in which the Secretary of Vestin Group has an equity ownership interest. No such amounts were incurred during the first three months of the six months ended March 31, 2005.

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
      During the three months ended March 31, 2005, the Company paid $37,500 to L.L. Bradford & Company, LLC, a certified public accounting firm for accounting services and a former director is an equity owner in that firm. No such amounts were incurred during the first three months of the six months ended March 31, 2005.
      As of March 31, 2005 we owed Fund II approximately $1,525,000 primarily related to payments made on our behalf for the maintenance of real estate owned.
      As of March 31, 2005, we owed the Manager approximately $908,000 related to unpaid management fees, our Manager’s pro-rata share of distributions, and expenses paid on our behalf related to the maintenance of real estate held for sale.
      From time to time we may acquire or sell investments in mortgage loans from/to the Manager or other related parties pursuant to the terms of our Operating Agreement provided the price does not exceed the original cost. No gain or loss is recorded on these transactions as it is not our intent to make a profit on the purchase or sale of such investments. The purpose is to either free up capital to make new investments or place excess capital in investments to maximize the use of our capital.
NOTE E — REAL ESTATE HELD FOR SALE
      At March 31, 2005, we held 3 properties with a total carrying value of $8.1 million, which were acquired through foreclosure and recorded as investments in real estate held for sale. The summary below includes our percentage ownership in each property. These investments in real estate held for sale are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals or knowledge of local market conditions. It is not our intent to invest in or own real estate as a long-term investment. We seek to sell properties acquired through foreclosure as quickly as circumstances permit. The following is a roll-forward of investments in real estate held for sale for the three months ended March 31, 2005:

						Gain	Write Down
			Balance			(Loss) on	on Real	Balance at
	Date	Percentage	December 31,		Proceed	Sale of	Estate Held	March 31,
Description	Acquired	of Ownership	2004	Acquisitions	from Sales	Real Estate	for Sale	2005

Custom residential property located in Santa Fe, New Mexico(1)	3/4/2003	93%	$774,271	$—	$(797,661)	$23,390	$—	$—
40 acres of land containing 354 residential lots in Henderson, Nevada	2/28/2003	66%	5,412,303	—	—	—	—	5,412,303
126 unit (207 Bed) assisted living facility in Phoenix, Arizona	9/8/2004	10%	1,525,340	—	—	—	(639,138)	886,202
460 acre residential sub- division in Lake Travis, Texas	8/3/2004	34%	1,784,041	28,751	—	—	—	1,812,792
126 unit Hotel in Mesquite, Nevada(1)	10/04/2004	32%	2,149,226	4,169	(1,764,494)	(388,901)	—	—

Total			$11,645,181	$32,920	$(2,562,155)	$(365,511)	$(639,138)	$8,111,297

(1) Sales of real estate held for sale for the three months ended March 31, 2005:

During March 2005, the custom residential property located in Santa Fe, New Mexico was sold for $860,000 of which our proceeds were approximately $800,000. During the quarter ended December 31, 2004, we wrote down the carrying value of this property by approximately $278,000 based on our estimate

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)

of the net realizable value of the property. Consequently, as a result of completion of the sale we recorded a gain of $23,390.

During March 2005, the 126 unit hotel in Mesquite, Nevada was sold for $5,473,028 of which our share of the proceeds were approximately $1.7 million which resulted in a loss upon sale of approximately $389,000.
NOTE F — REAL ESTATE HELD FOR SALE — SELLER FINANCED
      At March 31, 2005, we held 5 properties with a total carrying value of $10,700,000 which have been sold in transactions where we provided the financing to the purchaser. GAAP requires us to include these properties in real estate held for sale until the borrower has met and maintained a certain percentage of equity ownership, which is typically 20%. We may share ownership of such properties with Fund II, the Manager, or other unrelated parties. The summary below includes our percentage ownership in each property. These investments in real estate held for sale are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals and knowledge of local market conditions. The following is a roll-forward of seller financed real estate held for sale for the six months ended March 31, 2005:

					Principal
			Balance at		Payments		Balance at
		Percentage	September 30,		Received from	Valuation/Other	March 31,
Description	Date Acquired	of Ownership	2004	Acquisitions	Borrower	Adjustments	2005

An approximate 200-unit apartment complex located in Las Vegas, Nevada	1/27/2003	5%	$170,565	$—	$—	$—	$170,565
An uncompleted golf course in Mesquite, Nevada	11/6/2002	55%	1,474,817	—	(24,535)	—	1,450,282
36 acres of raw land in Mesquite, Nevada	11/27/2002	48%	334,112	—	—	—	334,112
Assisted living facility in Las Vegas, Nevada	9/23/2004	52%	7,910,491	—	(80,536)	—	7,829,955
Raw land in Mesquite, Nevada	11/27/2002	50%	911,462	—	—	—	911,462

			$10,801,447	$—	$(105,071)	$—	$10,696,376

      As of March 31, 2005, we received $599,826 in interest payments from borrowers on the loans associated with the sale of the above properties. Until the borrowers have met the minimum equity ownership requirement to allow us to record the sale, all interest payments received are recorded as deferred income. Once the equity requirement has been met, we will record these amounts as interest income from investments in mortgage loans.
NOTE G — NOTE RECEIVABLE
      During October 2004, we and Fund I sold the Castaways Hotel/ Casino in Las Vegas, Nevada of which our portion of the net cash proceeds totaled $5,825,132. We originally sold this property under a 100% seller financing arrangement. The borrowers then sold the property to an unrelated third party which resulted in a payoff of the note and also allowed us to record the sale and remove the asset from seller financed real estate held for sale. In addition, during September 2004, we received a promissory note from the guarantors of the loan in the amount of $160,000 in exchange for a release of their personal guarantees. Since payments on the note do not begin for 18 months from the date of the note, we discounted the face value of the note to $119,299 which is based on a discount rate of 8% as of March 31, 2005.

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
NOTE H — SECURED BORROWINGS
      Loans in which third party investors have participated through inter-creditor agreements (“Inter-creditor Agreements”) are accounted for as secured borrowings in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS No. 140”). The Inter-creditor Agreements provide us additional funding sources for mortgage loans whereby a third party investor (the “Investor”) may participate in certain mortgage loans with us and/or Fund II and/or Fund III (collectively, the “Lead Lenders”). In the event of borrower non-performance, the Intercreditor Agreements generally provide that the Lead Lenders must repay the Investor’s loan amount either by (i) continuing to remit to the Investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participation from the Investor for the outstanding balance plus accrued interest.
      Additionally, an Investor may participate in certain loans with the Lead Lenders through participation agreements. In the event of borrower non-performance, the participation agreement may allow the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lenders being repaid. Mortgage loan financing under the participation agreements are also accounted for as a secured borrowing in accordance with SFAS No. 140.
      As of March 31, 2005, funds being used under inter-creditor and participation agreements, where we have potential obligations as defined above, totaled approximately $10,100,000.
NOTE I — RECENT ACCOUNTING PRONOUNCEMENTS
      In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” SFAS No. 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material and requires that such items be recognized as current-period charges regardless of whether they meet the “so abnormal” criterion outlined in ARB No. 43. SFAS No. 151 also introduces the concept of “normal capacity” and requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. Unallocated overheads must be recognized as an expense in the period incurred. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not currently believe it will have a material impact on our financial statements.
      In December 2004, the FASB issued Staff Position No. FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FAS 109-2”). The American Jobs Creation Act of 2004 introduces a special one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer, provided certain criteria are met. FAS 109-2 provides accounting and disclosure guidance for the repatriation provision, and was effective immediately upon issuance. We do not believe that the adoption of FAS 109-2 will have a material effect on our financial statements.
      In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-based Payment” which replaces the prior SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS 123 (revised 2004) requires compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be re-measured each reporting period. Compensation cost will be recognized over the period that an employee provides services in exchange for the award. This new standard will become effective for us July 8, 2005, and we are still evaluating the impact of this statement. We do not currently believe it will have a material impact on our financial statements.

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (SFAS No. 153). SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21 (b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for periods beginning after June 15, 2005. The Company does not expect that adoption of SFAS No. 153 will have a material effect on its financial position, consolidated results of operations, or liquidity. We do not currently believe it will have a material impact on our financial statements.
NOTE J — LEGAL MATTERS INVOLVING THE MANAGER
      Vestin Group, Vestin Mortgage, and Del Mar Mortgage, Inc., a company wholly owned by Michael Shustek, the largest shareholder and CEO of Vestin Group are defendants in a civil action entitled Desert Land, L.L.C. et al. v. Owens Financial Group, Inc. et al (the “Action”). The Action was initiated by Desert Land, L.L.C. (“Desert Land”) on various loans arranged by Del Mar Mortgage, Inc. and/or Vestin Mortgage. On April 10, 2003, the United States District Court for the District of Nevada (the “Court”) entered judgment jointly and severally in favor of Desert Land against Vestin Group, Vestin Mortgage and Del Mar Mortgage, Inc. Judgment was predicated upon the Court’s finding that Del Mar Mortgage, Inc. received an unlawful penalty fee from the plaintiffs.
      Defendants subsequently filed a motion for reconsideration. The Court denied the motion and, on August 13, 2003, held that Vestin Group, Vestin Mortgage, and Del Mar Mortgage, Inc. are jointly and severally liable for the judgment in the amount of $5,683,312 (which amount includes prejudgment interest and attorney’s fees). On August 27, 2003, the Court stayed execution of the judgment against Vestin Group and Vestin Mortgage based upon the posting of a bond in the amount of $5,830,000. The bond was arranged by Michael Shustek and was posted without any cost or obligation to Vestin Group and Vestin Mortgage. Additionally, Del Mar Mortgage, Inc. has indemnified Vestin Group and Vestin Mortgage for any losses and expenses in connection with the Action, and Mr. Shustek has guaranteed the indemnification. On September 12, 2003, all of the defendants held liable to Desert Land appealed the judgment to the Ninth Circuit United States Court of Appeals. We are not a party to the Action.
      Our Manager is involved in a number of legal proceedings concerning matters arising in connection with the conduct of their business activities. The Manager believes it has meritorious defenses to each of these actions and intends to defend them vigorously. The Manager believes that it is not a party to any pending legal or arbitration proceedings that would have a material adverse effect on the Manager’s financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on the Manager’s net income in any particular period.
NOTE K — LEGAL MATTERS INVOLVING THE COMPANY
      The staff of the Pacific Regional Office of the Securities and Exchange Commission (“SEC”) has been conducting an informal inquiry into certain matters related to us, Vestin Group, Fund II and Fund III. We have fully cooperated during the course of the informal inquiry. On January 6, 2005, we received from the SEC an “Order Directing Private Investigation and Designating Officers to Take Testimony” which appears to focus on the financial reporting of us, Fund II and Fund III. We intend to cooperate fully in this matter and believe that we have complied with SEC disclosure requirements. We cannot at this time predict the outcome of this matter.
      We are involved in a number of legal proceedings concerning matters arising in connection with the conduct of our business activities. We believe we have meritorious defenses to each of these actions and intend

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
to defend them vigorously. We believe that we are not a party to any pending legal or arbitration proceedings that would have a material adverse effect on the our financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on our net income in any particular period.
NOTE L — REDEMPTION LIMITATION
      In order to comply with our Operating Agreement and Internal Revenue Code, we may redeem no more than 10% of the members’ capital in any calendar year. As of March 31, 2005, the total of redemptions made from inception was $37.0 million. Balances in Members’ capital accounts as of January 1, 2005 was $81.7 million, which limited redemptions to $8.2 million for calendar 2005. As of March 31, 2005, remaining requests to redeem are approximately $2.3 million in 2005, $7.4 million in 2006, $6.6 million in 2007, $6.0 million in 2008, $5.4 million in 2009, $4.8 million in 2010, $4.3 million in 2011, $3.9 million in 2012, $3.5 million in 2013, $3.2 million in 2014, $2.8 million in 2015, and $2.6 million in 2016 had been logged, subject to unit valuation adjustments.
NOTE M — SUBSEQUENT EVENT
      Following a periodic review by our Manager as required pursuant to the Operating Agreement, effective April 1, 2005, we adjusted the stated unit value of each unit to $9.75 to reflect the actual net book value of each unit at that date. Our Manager is pursuing remedies it deems appropriate for collection of shortfalls, including litigation to enforce guarantees of the borrowers. We cannot predict the eventual outcome of any remedies chosen.

Report of Independent Registered Public Accounting Firm
Members of Vestin Fund I, LLC
      We have audited the accompanying balance sheets of Vestin Fund I, LLC (the “Company”) as of September 30, 2004 and 2003, and the related statements of income, members’ equity, and cash flows for the years ended September 30, 2004, and 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Accounting Oversight Board. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vestin Fund I, LLC as of September 30, 2004 and 2003, and the results of its operations and its cash flows for the years ended September 30, 2004 and 2003, in conformity with accounting principles generally accepted in the United States. Our audits were conducted for the purpose of forming an opinion on the financial statements taken as a whole. The supplemental schedules are presented for purposes of additional analysis and is not a required part of the financial statements. Such information has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/	Moore Stephens Wurth Frazer and Torbet, LLP
Orange, California
December 10, 2004

Vestin Fund I, LLC
BALANCE SHEETS

	September 30,	September 30,
	2004	2003

ASSETS
Cash	$9,829,496	$13,707,547
Certificates of deposit	300,000	1,175,000
Interest and other receivables	1,327,089	1,632,327
Note receivable	119,299	—
Real estate held for sale	15,286,848	22,517,258
Real estate held for sale — seller financed	10,801,448	4,006,082
Investment in mortgage loans, net of allowance for loan losses of $600,000 and $500,000 at September 30, 2004, and September 30, 2003, respectively	47,344,198	51,694,617
Assets under secured borrowings	6,134,410	20,323,719
Prepaid expenses	—	7,650

	$91,142,788	$115,064,200

LIABILITIES AND MEMBERS’ EQUITY
Liabilities
Accounts payable	$351,205	$22,955
Due to Manager	652,312	361,607
Due to Vestin Group	4,822	131,560
Due to Vestin Fund II	1,469,743	947,863
Note payable	—	2,000,000
Note payable to Fund II	—	4,733,311
Secured borrowings	6,134,410	20,323,719
Deferred income	251,742	28,117

Total liabilities	8,864,234	28,549,132

Members’ equity — authorized 10,000,000 units, 8,354,057 units and 9,124,566 units issued at $10 per unit and outstanding at September 30, 2004, and September 30, 2003 respectively	82,278,554	86,515,068

Total members’ equity	82,278,554	86,515,068

Total liabilities and members’ equity	$91,142,788	$115,064,200

The accompanying notes are an integral part of these statements.

Vestin Fund I, LLC
STATEMENTS OF INCOME

	For the Year Ended September 30,

	2004	2003	2002

Revenues
Interest income from investments in mortgage loans	$7,519,266	$9,194,054	$12,904,243
Loan Fees	72,234	526,756	—
Revenue related to the sale of real estate	4,666,667	—	—
Other income	408,033	643,638	247,157

Total revenues	12,666,200	10,364,448	13,151,400
Operating expenses
Management fees	255,185	253,100	310,448
Provision for loan losses	100,000	400,000	100,000
Interest expense	1,789,187	1,120,556	113,689
Loss on sale of real estate held for sale	462,942	—	—
Valuation adjustments on real estate held for sale	534,879	3,382,622	—
Write off of deferred bond offering cost	—	203,517	—
Expenses related to real estate held for sale	597,436	466,623	—
Legal expenses	229,698	194,674	—
Other	129,818	30,997	42,056

Total operating expenses	4,099,145	6,052,089	566,193

NET INCOME	$8,567,055	$4,312,359	$12,585,207

Net income allocated to members	$8,567,055	$4,312,359	$12,585,207

Net income allocated to members per weighted average membership units	$1.03	$0.45	$1.23

Weighted average membership units	8,339,404	9,668,310	10,193,776

The accompanying notes are an integral part of these statements.

Vestin Fund I, LLC
STATEMENT OF MEMBERS’ EQUITY
For the Year Ended September 30, 2004

	Units	Amount

Members’ equity at September 30, 2003	9,124,566	$86,515,068
Distributions	—	(5,098,483)
Reinvestments of distributions	85,761	857,610
Members’ withdrawals	(856,270)	(8,562,696)
Net income	—	8,567,055

Members’ equity at September 30, 2004	8,354,057	$82,278,554

The accompanying notes are an integral part of these statements.

Vestin Fund I, LLC
STATEMENTS OF CASH FLOWS

	For the Year	For the Year	For the Year
	Ended	Ended	Ended
	September 30, 2004	September 30, 2003	September 30, 2002

			(Unaudited)
Cash flows from operating activities:
Net income	$8,567,055	$4,312,359	$12,585,207
Adjustments to reconcile net income to net cash provided by operating activities:
Write down of real estate held for sale	—	3,259,361	—
Write-off of deferred bond offering costs	—	203,517	—
Provision for loan losses	100,000	400,000	100,000
Loss on sale of real estate held for sale	997,821	3,246,909	—
Change in operating assets and liabilities:
Interest and other receivables	225,854	(450,129)	(95,087)
Due to Manager	259,674	272,217	439,582
Due to Vestin Group	(126,738)	—	—
Due to Fund II	4,101,609	—	—
Due to related parties	—	475,867	—
Other assets	7,650	(7,650)	—
Accounts payable	328,250	22,955	—
Note receivable from manager	—	723,763	—
Deferred income	223,625	28,117	—

Net cash provided by operating activities	14,684,800	12,487,286	13,029,702

Cash flows from investing activities:
Investments in mortgage loans on real estate	(36,974,861)	(16,918,965)	(38,623,318)
Purchase of investments in mortgage loans	(2,498,464)	(380,403)	(25,405,212)
Purchase of investments in mortgage loans from:
Vestin Fund II, LLC	—	(14,469,950)	(9,100,000)
Vestin Mortgage	—	(478,829)	(3,706,186)
Other related party	(350,000)	(6,509,307)	(60,000)
Proceeds received from sale of mortgage loans to:
Vestin Fund II, LLC	—	13,111,987	13,136,674
Vestin Group, Inc.	—	4,500,000	996,000
Other related party	—	290,938	4,114,973
Proceeds from loan payoff	35,011,486	35,078,803	54,905,439
Sales of investments in mortgage loans	5,528,138	1,030,000	8,457,865
Cash outlays for real estate held for sale	(5,350,581)	—	—
Proceeds from sale of investment in real estate	—	1,600,000	—
Proceeds from certificates of deposit	875,000	—	225,000

Net cash provided (used) by investing activities	(3,759,282)	16,854,274	4,941,235

Cash flows from financing activities:
Payment on note payable	(2,000,000)	—	—
Members’ distributions, net of reinvestments	(4,240,873)	(8,048,762)	(5,277,711)
Members’ withdrawals	(8,562,696)	(10,347,585)	(10,329,154)

Net cash used in financing activities	(14,803,569)	(18,396,347)	(15,606,865)

NET CHANGE IN CASH	(3,878,051)	10,945,213	2,364,072
Cash, beginning of period	13,707,547	2,762,334	398,262

Cash, ending of period	$9,829,496	$13,707,547	$2,762,334

Supplemental disclosures of cash flows information:
Non-cash investing and financing activities:
Deferred offering costs paid by manager	$—	$124,694	$83,631

Change in loans funded through secured borrowing	$14,189,309	$13,686,349	$6,637,370

Real estate held for sale acquired through foreclosure	$6,580,521	$36,920,348	$1,541,258

Reduction in Note Payable to Fund II due to valuation allowance on real estate held for sale	$454,989	$—	$—

Investment in mortgage loans on real estate acquired for investments in real estate held for sale	$—	$478,829	$—

Note receivable related to capital contribution by Manager	$—	$723,763	$—

In substance payoff of payable to Manager related to capital contribution by Manager	$—	$876,237	$—

Sale of rights to receive proceeds of guarantee	$—	$3,084,000	$—

Loans rewritten with same or similar property as collateral	$5,758,755	$14,348,227	$—

Note receivable received from guarantor in exchange for release of guarantee	$119,299	$—	$—

Sale of real estate held for sale where we provide the financing	$7,910,491	$—	$—

The accompanying notes are an integral part of these statements.

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS
September 30, 2004
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization
      Vestin Fund I, LLC, a Nevada limited liability company, is primarily engaged in the business of mortgage lending. We invest in loans secured by real estate through deeds of trust and mortgages. We were organized on December 14, 1999 and will continue until December 31, 2019 unless dissolved prior or extended thereto under the provisions of its operating agreement.
      On August 23, 2000, our Form S-11/ A filed with the Securities and Exchange Commission became effective for the initial public offering of 10,000,000 units at $10 per unit. Consequently, we commenced operations on September 1, 2000. By June 2001, we had sold all of the 10,000,000 Units offered pursuant to its registration statement. No additional Units will be sold, however, current members may continue to participate in our Distribution Reinvestment Plan whereby the members’ distributions may be used to purchase additional Units at $10.00 per Unit. As of September 30, 2003, an additional 779,092 Units have been purchased under this plan. Additionally, we issued 100,000 units to its Manager for offering costs paid by them to unrelated third parties on our behalf.
      Our Manager is Vestin Mortgage, Inc. (the “Manager”), a Nevada corporation engaged in the business of brokerage, placement and servicing of commercial loans secured by real property. The Manager is a wholly-owned subsidiary of Vestin Group, Inc., a Delaware corporation, whose common stock is publicly held and traded on the Nasdaq SmallCap Market under the symbol “VSTN.” Through its subsidiaries, Vestin Group, Inc. is engaged in asset management, real estate lending and other financial services and has originated over $1.8 billion in real estate loans. The operating agreement provides that the Manager controls our daily operations; including the power to assign duties, to determine how to invest our assets, to sign bills of sale, title documents, leases, notes, security agreements, mortgage investments and contracts, and to assume direction of the business operations. The operating agreement also provides that the members have certain rights, including the right to terminate the Manager subject to a majority vote of the members.
      Vestin Mortgage, Inc. is also the Manager of Vestin Fund II, LLC, (“Fund II”), Vestin Fund III, LLC, (“Fund III”) and inVestin Nevada, Inc., entities in the similar business as us.
      In June 2002, we changed our fiscal year end from December 31 to September 30. Unaudited financial statements for the 12 months ended September 30, 2002 are shown for comparative purposes.
Management Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Income Taxes
      Income tax effects resulting from our operations pass through to our members individually and, accordingly, no provision for income taxes is included in the financial statements.
Cash and Cash Equivalents
      Cash and cash equivalents include interest-bearing and noninterest-bearing bank deposits, money market accounts, short-term certificates of deposit with original maturities of three months or less, and short-term instruments with a liquidation provision of one month or less.

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
Investment in Mortgage Loans
      Investments in mortgage loans are secured by trust deeds and mortgages. Generally, all of our mortgage loans require interest only payments with a balloon payment of the principal at maturity. We have both the intent and ability to hold mortgage loans until maturity and therefore, mortgage loans are classified and accounted for as held for investment and are carried at amortized cost. Loans sold to or purchased from affiliates are accounted for at the principal balance and no gain or loss is recognized by us or any affiliate. Loan to value ratios are based on appraisals obtained at the time of loan origination and may not reflect subsequent changes in value estimates. Such appraisals, which may be commissioned by the borrower, are generally dated within 12 months of the date of loan origination. The appraisals may be for the current estimate of the “as-if developed” value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed. As-if developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes and timely successful development by the purchaser. As most of the appraisals will be prepared on an as-if developed basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of the loan.
      We also invest in mortgage loans that have interest reserves. Loans with interest reserves require the borrowers to maintain interest reserves funded from the principal amount of the loan for a period of time. At September 30, 2004, we had investments mortgage loans that had interest reserves where the total outstanding principal totaled approximately $150.7 million. These loans had interest reserves of approximately $7.9 million. Our investments in these loans approximated $18.2 million. At September 30, 2003, we had investments mortgage loans that had interest reserves where the total outstanding principal totaled approximately $79.5 million. These loans had interest reserves of approximately $4.5 million. Our investments in these loans approximated $12.8 million.
Revenue Recognition
      Interest is recognized as revenue when earned according to the terms of the loans, using the effective interest method. We do not recognize interest income on loans once they are determined to be impaired. A loan is impaired when based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Cash receipts will be allocated to interest income, except when such payments are specifically designated by the terms of the loan as principal reduction or when management does not believe our investment in the loan is fully recoverable.
Allowance for Loan Losses
      We maintain an allowance for loan losses on our investment in mortgage loans for estimated credit losses in our investment in mortgage loans portfolio. The Manager’s estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors which may indicate estimated losses on the loans. Actual losses on loans are recorded as a charge-off or a reduction to the allowance for loan losses. Subsequent recoveries of amounts previously charged off are added back to the allowance or included in income when the property is sold.
Real Estate Held For Sale
      Real estate held for sale includes real estate acquired through foreclosure and is carried at the lower of cost or the property’s estimated fair value, less estimated costs to sell. We seek to sell properties acquired

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
through foreclosure as quickly as circumstances permit. The carrying values of real estate held for sale are assessed on a regular basis from updated appraisals, comparable sales values or purchase offers.
Real Estate Held For Sale — Seller Financed
      Seller financed real estate held for sale includes real estate acquired through foreclosure and resold to independent third parties where we have provided the financing and the borrower has not met certain criteria in accordance with Statement of Financial Accounting Standards (FAS) No. 66. FAS 66 requires the borrower to have a certain percentage equity ownership (typically 20%) to allow us to record the sale of a property. In addition, the borrower must maintain a minimum commitment in the property on a continuing basis. Therefore, until the borrower meets these requirements, the real estate is retained as real estate held for sale.
Secured Borrowings
      As of September 30, 2004, we had secured borrowings of $6.1 million related to intercreditor agreements with various loan participants (“Investors”). Pursuant to the intercreditor agreements, the Investor may invest in certain loans with Vestin Mortgage, Fund II, Fund III and us (collectively, “the Lead Lenders”). In the event of borrower non-performance, the intercreditor agreements gives the Lead Lenders the right to either (i) continue to remit to the investor the interest due on the participation amount; (ii) substitute an alternative loan acceptable to the investor; or (iii) repurchase the participation from the investor for the outstanding balance of the participation plus accrued interest.
      Additionally, an Investor may participate in certain loans with Lead Lenders through participation agreements. In the event of borrower non-performance, the participation agreement allows the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lenders being repaid.
      Mortgage loan financing under the intercreditor and participation agreements are accounted for as a secured borrowing in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.
Fair Value of Financial Instruments
      The Financial Accounting Standards Board’s Statement No. 107, Disclosures about Fair Value of Financial Instruments, requires the determination of fair value of our financial assets. The following methods and assumptions were used to estimate the fair value of financial statements included in the following categories:

(a) Certificate of Deposits and Short Term Investments: The carrying amount of these instruments are at amortized cost which approximates fair value.

(b) Investment in Mortgage Loans: The carrying value of these instruments, net of the allowance for loan losses, approximates the fair value due to their short-term maturities. Fair values for loans, which are delinquent and/or in foreclosure are indeterminable at this time as no ready market exists for these loans, but fair value may be significantly below the current carrying value.

(c) Assets under Secured Borrowing. The carrying amount of these instruments approximate fair value. The fair value is estimated based upon projected cash flows discounted at the estimated current interest rates at which similar loans would be made.
Net Income Allocated to Members
      Net income allocated to members is computed by dividing income available to members by the weighted average number of membership units outstanding for the year.

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
Segments
      We operate as one business segment.
Reclassifications
      Certain reclassifications have been made to the prior year’s financial statements to conform with the current year presentation.
NOTE B — FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK
      Financial instruments with concentration of credit and market risk include cash and loans secured by trust deeds.
      We maintain cash deposit accounts and certificates of deposit which, at times, may exceed federally insured limits. We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk on cash. As of September 30, 2004 and 2003, we have $11,205,000 and $13,983,000, respectively, in excess of the federally insured limits.
      As of September 30, 2004, 40% of our mortgage loans were in Nevada compared to 33.9% at September 30, 2003 and 7% of our mortgage loans were in Hawaii compared to 21.1% at September 30, 2003. Additionally, as of September 30, 2004, 20% of our mortgage loans were in Arizona compared to 9% at September 30, 2003 and 20% of our mortgage loans were in California compared to 11% at September 30, 2003. As a result of this geographical concentration of our mortgage loans, a downturn in the local real estate markets in Nevada, Arizona, Hawaii and/or California could have a material adverse effect on us.
      At September 30, 2004, the aggregate amount of loans to our three largest borrowers represented 32% of our total investment in mortgage loans. These mortgage loans consisted of construction and bridge loans, located in Arizona, Nevada and Hawaii, with a first lien position, earning between 5% and 14%, outstanding balances of approximately $18,733,000. At September 30, 2003, the aggregate amount of loans to our three largest borrowers represented 23% of our total mortgage loans. These mortgage loans consisted of construction and bridge loans, located in Hawaii and Nevada, with a first lien position, earning between 10.5% and 14.0%, outstanding balances of approximately $12,006,000 and maturing from March 2004 through August 2005. Because we have a significant concentration of credit risk with our three largest borrowers, a default by any of such borrowers could have a material adverse effect on us.
      At September 30, 2004, there were two loans with balances of approximately $6.7 million and $7.9 million representing 11.4% and 13.5%, respectively, of our total investment in mortgage loans. These mortgage loans consist of construction and bridge loans, located in Arizona and Nevada, with a first lien position, earning 5% and 10%, respectively. At September 30, 2003, there were no such borrowers having an aggregate amount of 10% or greater of our total mortgage loans.
      Most of our mortgage loans will require the borrower to make a balloon payment of the principal at maturity. The success of a borrower’s ability to repay our mortgage loan obligation in a large lump-sum payment may be dependent upon the borrower’s ability to refinance the obligation or otherwise raise a substantial amount of cash. An increase in interest rates over the mortgage rate applicable at origination of the loan may have an adverse effect on the borrower’s ability to refinance.
NOTE C — INVESTMENT IN MORTGAGE LOANS
      We have six mortgage loan products consisting of land, construction, commercial building, bridge, residential, and acquisition and development loans. Mortgage loans have effective interest rates ranging from 5.0% to 14.0% and 5.5% to 14.5% at September 30, 2004 and 2003, respectively. Revenue by product will fluctuate based upon relative balances during the period.

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Investments in mortgage loans as of September 30, 2004 are as follows:

			Weighted
	Number of		Average	Portfolio	Loan to
Loan Type	Loans	Balance(1)	Interest Rate	Percentage	Value(2)

Acquisition and development	10	$18,810,500	9.71%	32.02%	63.01%
Bridge	9	8,687,165	10.65%	14.79%	49.98%
Commercial	8	12,932,116	12.22%	22.01%	77.19%
Construction	4	12,181,975	7.64%	20.74%	76.81%
Land	4	6,133,890	12.64%	10.44%	71.42%

	35	$58,745,646	10.28%	100.00%	67.94%

      Investments in mortgage loans as of September 30, 2003 are as follows:

			Weighted
	Number of		Average	Portfolio	Loan to
Loan Type	Loans	Balance(1)	Interest Rate	Percentage	Value(2)

Acquisition and development	4	$11,436,435	11.70%	20.35%	55.79%
Bridge	7	8,035,547	12.14%	14.30%	60.50%
Commercial	22	23,210,297	11.82%	41.30%	67.52%
Construction	6	11,510,498	12.66%	20.48%	56.77%
Land	5	1,839,922	11.84%	3.27%	53.62%
Residential	1	168,000	12.50%	0.30%	70.00%

	45	$56,200,699	12.02%	100.00%	61.48%

(1)	The following table reconciles the balance of the loan portfolio to the amount shown on the accompanying Balance Sheet. The contra accounts represent the amount of real estate held for sale sold to third parties where we provided financing. GAAP requires the borrower to have a certain percentage equity ownership (typically 20%) to allow us to record the sale of a property. In addition, the borrower must maintain a minimum commitment in the property on a continuing basis. Therefore, until the borrower meets this requirement, the investment in the new loan is reduced by the amount originally invested in the real estate held for sale.

	September 30, 2004	September 30, 2003
	Balance	Balance

Balance per Loan Portfolio	$58,745,646	$56,200,699
Less:
Seller financed loans included in real estate held for sale	(10,801,448)	(4,006,082)
Allowance for Loan Losses	(600,000)	(500,000)

Balance per Balance Sheet	$47,344,198	$51,694,617

(2)	Loan to value ratios are based on appraisals obtained at the time of loan origination and may not reflect subsequent changes in value estimates. Such appraisals are generally dated no greater than 12 months prior to the date of loan origination and may have been commissioned by the borrower. The appraisals may be for the current estimate of the “as-if developed” value of the property, and which approximates the post-construction value of the collateralized property assuming that such property is developed. As-if developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes, selection by a purchaser against multiple alternatives, and successful development by the purchaser; upon which development is

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)

dependent on availability of financing. As most of the appraisals will be prepared on an as-if developed basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of the loan.

	September 30, 2004	Portfolio	September 30, 2003	Portfolio
Loan Type	Balance***	Percentage	Balance***	Percentage

First mortgages	$57,830,608	98.44%	$56,200,699	100.00%
Second mortgages(3)	915,038	1.56%	—	—%

	$58,745,646	100.00%	$56,200,699	100.00%

***	Please see footnote (1) above

(3)	All of our second mortgages are junior to a first trust deed position held by either us or our Manager.
      The following is a schedule of maturities of investments in mortgage loans as of September 30, 2004:

2004	$11,345,360
2005	24,961,335
2006	14,528,461
2007	7,910,490

$58,745,646

      The following is a schedule by geographic location of investments in mortgage loans:

	September 30, 2004	Portfolio	September 30, 2003	Portfolio
	Balance***	Percentage	Balance***	Percentage

Arizona	$11,681,908	19.89%	$4,887,202	9.36%
California	11,475,286	19.53%	5,751,298	11.02%
Colorado Colorado	—	—	163,333	0.31%
Florida	—	—%	115,450	0.22%
Hawaii	4,138,662	7.05%	10,992,254	21.06%
Nevada	23,236,940	39.56%	21,698,057	33.90%
New Mexico	—	—	168,000	0.32
New York	3,320,000	5.65%	2,000,000	3.83%
North Carolina	89,942	0.15%	—	—
Ohio	—	—	400,000	0.77%
Oklahoma	996,000	1.70%	—	—
Texas	1,727,592	2.94%	6,080,095	11.65
Utah	1,503,316	2.56%	3,369,010	6.46%
Washington	576,000	0.97%	576,000	1.76%

	$58,745,646	100.00%	$56,200,699	100.00%

***	Please see footnote (1) above.
      At September 30, 2004, five of our loans totaling $11.2 million were non-performing (more than 90 days past due on interest payments) or past due on principal. These loans have been placed on non-accrual of

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
interest status. Our Manager has commenced foreclosure proceedings on these loans and has evaluated all of these loans and concluded that the underlying collateral is sufficient to protect us against a loss of principal or interest. Accordingly, no specific allowance for loan losses was deemed necessary for these loans.

	Balance at
	September 30,		Number of Months
Description of Collateral	2004	Maturity Date	Non-Performing

Racetrack and hotel in Vernon Downs, NY	$3,320,000	6/25/2005	1
126 unit Ramada Inn Hotel in Mesquite, NV	2,140,267	06/18/2003	15
4 cemeteries and 8 mortuaries in Hawaii	4.138,662	3/31/2004	6
Commercial parcels of land in Rancho Cucamonga, CA, Palm Springs, CA, and Cathedral City, CA(a)	68,113	6/16/2004	3
473 acres of residential and commercial land in Utah	1,503,317	11/2/2001	21

	$11,170,359

(a)	During October 2004 the borrower made the required principal and interest payments to bring this loan to current and performing status.
      Because of the fact that any decision regarding the allowance for loan losses reflects a judgment about the probability of future events, there is an inherent risk that such judgments will prove incorrect. In such event, actual losses may exceed (or be less than) the amount of any reserve. To the extent that we experience losses greater than the amount of our reserves, we may incur a charge to our earnings that will adversely affect our operating results and the amount of any distributions payable to our Members.
      The following is a rollforward of the general allowance for loan losses for the year ended September 30, 2004:

	Balance at			Balance at
	September 30,			September 30,
Description	2003	Provisions	Deductions	2004

General Valuation Allowance	$500,000	$100,000	$—	$600,000

      In addition to the above-mentioned loans, at September 30, 2004, our Manager had granted extensions on 10 loans pursuant to the terms of the original loan agreements which permit extensions by mutual consent. Such extensions are generally provided on loans where the original term was 12 months or less and where a borrower requires additional time to complete a construction project or negotiate take out financing. The aggregate amount due to us from borrowers whose loans had been extended as of September 30, 2004 was approximately $6.9 million. At September 30, 2004, 7 such loans were performing with an outstanding balance of $3.2 million and 3 such loans were non-performing with a balance of $3.7 million. Our Manager concluded that no additional allowance for loan losses was necessary with respect to such loans.
NOTE D — REAL ESTATE HELD FOR SALE
      At September 30, 2004, we held 9 properties with a total carrying value of $15.3 million, which were acquired through foreclosure and recorded as investments in real estate held for sale. The summary below includes our percentage ownership in each property. These investments in real estate held for sale are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals and knowledge of local market conditions. It is not our intent to invest in or own real estate as a long-term investment. We seek to sell properties acquired through foreclosure as quickly as circumstances permit. The

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
following is a rollforward of investments in real estate held for sale for the three months ended September 30, 2004:

						Reduction in
		Percentage	Balance at			Note	Transfer		Balance at
	Date	of	September 30,			Payable	Ownership To	Valuation/	September 30,
Description	Acquired	Ownership	2003	Acquisitions	Sales	Fund II	Fund II	Loss on Sale	2004

Custom residential property located in Santa Fe, New Mexico	3/4/2003	93%	$1,191,055	$—	$—	$—	$—	$(138,792)	$1,052,263
40 acres of land containing 354 residential lots in Henderson, Nevada(2)	2/28/2003	66%	6,917,600	—	(1,505,297)	—	—	—	5,412,303
A 30-unit condominium complex in Las Vegas, Nevada	2/4/2003	17%	215,431	—	—	—	—	—	215,431
126 unit assisted living facility in Phoenix, Arizona(1)	9/8/2004	10%	—	1,525,340	—	—	—	—	1,525,340
460 acre residential sub- division in Lake Travis, Texas(1)	8/3/2004	34%	—	1,784,041	—	—	—	—	1,784,041
140 Unit/224 bed senior facility in Mesa, Arizona(1)(3)	05/26/04	14%	—	1,020,110	—	—	—	—	1,020,110
28 acres of raw land in Mesquite, Nevada(2)	11/27/2002	58%	2,304,130	—	(145,000)	—	—	—	2,159,130
Assisted living facility in Las Vegas, Nevada(2)	9/23/2004	48%	11,776,730	5,292,328	(8,344,896)	(454,989)	(7,423,645)	(845,528)	—
An approximate 200-unit apartment complex located in Las Vegas, Nevada(2)	1/27/2003	98%	112,312	58,254	(170,566)	—	—	—	—
Hotel/ Casino in Las Vegas, Nevada(1)(3)	2/02/2004	27%	—	2,251,030	(119,299)	—	—	(13,501)	2,118,230

Total			$22,517,258	$11,931,103	$(10,285,058)	$(454,989)	$(7,423,645)	$(997,821)	$15,286,848

(1)	Foreclosures for the year ended September 30, 2004:

During February 2004, we foreclosed on two loans and took title to the collateral which consists of the Castaways hotel/casino on approximately 25 acres of land. No specific reserve was provided upon foreclosure based on the estimated underlying collateral value. We have 27% ownership in this property.

Through foreclosure proceedings in April 2004, we assumed ownership of a 140 Unit/224 bed senior facility in Mesa, Arizona. A receiver has been appointed and the business has continued operations. The property has been listed for sale and based on its estimated value and the underlying personal guarantee from the borrower, no valuation allowance was deemed necessary as of September 30, 2004. We have 14% ownership in this property.

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)

During the three months ended September 30, 2004 we foreclosed on loan secured by a 460 acre residential sub-division in Lake Travis, Texas. Our Manager has evaluated the carrying value of the property and based on its estimated value and the underlying personal guarantee from the borrower, no valuation allowance was deemed necessary as of September 30, 2004. We have 34% ownership in this property.

During the three months ended September 30, 2004 we foreclosed on a loan secured by a 126 unit assisted living facility in Phoenix, Arizona. Our Manager has evaluated the carrying value of the property and based on its estimated value and the underlying personal guarantee from the borrower, no valuation allowance was deemed necessary as of September 30, 2004. We have 10% ownership in this property.

(2)	Sales of real estate held for sale for the year ended September 30, 2004:

On October 20, 2003, we sold an approximate 200 unit apartment complex to a third party. At that time the property was transferred to real estate held for sale — seller financed as further discussed below.

During September 2004 we and Fund II entered into an agreement to sell the remaining 29 acres of raw land in Mesquite, Nevada for $6.2 million. Prior to quarter end, $145,000 was released from escrow representing an early release of funds. The transaction will result in a net gain but will not be finalized for up to six months and the remaining proceeds received thereupon.

During July 2004 we sold 50 lots within the 40 acre subdivision in Henderson, Nevada for $1,505,397.

During July 2003, we foreclosed on our second mortgage on a partially completed assisted living facility located in Las Vegas, Nevada and obtained ownership to the property subject to the existing debt. Fund II also owned a fractional interest in the first deed of trust totaling $4.6 million but did not participate in the foreclosure. During the three months ended September 30, 2004, we sold the property for approximately $11.5 million. At the time of the sale, we transferred to Fund II its pro-rata interest in the property. Since we and Fund II provided the financing and the borrower did not meet the minimum equity requirement to be treated as a sale under GAAP, the property remains as an asset under real estate held for sale — seller financed.

(3)	Real estate held for sale sold subsequent to quarter end:

During October 2004, we and Fund II sold the Castaways Hotel/ Casino in Las Vegas, Nevada of which our portion of the net cash proceeds totaled $5,825,132. We originally sold this property under a 100% seller financing arrangement. The borrowers then sold the property to an unrelated third party which resulted in a payoff of the note and also allowed us to record the sale and remove the asset from seller financed real estate held for sale. In addition, during September 2004, we received a promissory note from the guarantors of the loan in the amount of $160,000 in exchange for a release of their personal guarantees. Since payments on the note do not begin for 18 months from the date of the note, we discounted the face value of the note to $119,299 which is based on a discount rate of 8%. The transaction resulted in a loss of $13,501 which is reflected in our valuation adjustments for the year ended September 30, 2004.

During November 2004, we and Fund II sold the 140 Unit/224 bed senior facility in Mesa, Arizona for of which our net proceeds totaled $1,027,855. We received cash of $160,206 and held back a promissory note and first deed of trust totaling $867,679. This transaction resulted in a loss of $12,688 which will be reflected in the quarter ended December 31, 2004.

During November 2004, we and Vestin Group, Inc. and affiliates sold a 30-unit condominium complex in Las Vegas, Nevada for of which our net proceeds totaled $1,990,353. We received cash of $396,603 and held back a promissory note and first deed of trust totaling $1,593,750. This transaction resulted in a gain of $114,315 which will be reflected in the quarter ended December 31, 2004.

Foreclosures subsequent to year end:

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)

During October 2004, we foreclosed and took title to 32% of a 126 unit Ramada Inn Hotel in Mesquite, NV. Fund II owns the other 68% Our Manager has evaluated the carrying value of $2,140,267 and based on its estimated value and the underlying personal guarantee from the borrower, no valuation allowance was deemed necessary as of the date of foreclosure.
NOTE E — REAL ESTATE HELD FOR SALE-SELLER FINANCED
      At September 30, 2004, we held 5 properties with a total carrying value of $10.8 million which have been sold in transactions where we provided the financing to the purchaser. GAAP requires us to include these properties in real estate held for sale until the borrower has met and maintained a certain percentage of equity ownership, which is typically 20%. We may share ownership of such properties with Fund I, the Manager, or other unrelated parties. The summary below includes our percentage ownership in each property. These investments in real estate held for sale are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals and knowledge of local market conditions. The following is a rollforward of seller financed real estate held for sale for the three months ended September 30, 2004:

			Balance at			Valuation/	Balance at
		Percentage of	September 30,			Other	September 30,
Description	Date Acquired	Ownership	2003	Acquisitions	Sales	Adjustments	2004

An approximate 200-unit apartment complex located in Las Vegas, Nevada	1/27/2003	98%	$—	$170,565	$—	$—	$170,565
An uncompleted golf course in Mesquite, Nevada	11/6/2002	36%	2,171,813	—	—	(696,995)	1,474,818
36 acres of raw land in Mesquite, Nevada	11/27/2002	42%	492,006	—	—	(157,894)	334,112
Assisted living facility in Las Vegas, Nevada(1)	9/23/2004	48%	—	7,910,491	—	—	7,910,491
Raw land in Mesquite, Nevada	11/27/2002	41%	1,342,263	—	—	(430,801)	911,462

			$4,006,082	$8,081,056	$—	$(1,285,690)	$10,801,448

NOTE F — NOTE RECEIVABLE
      As of September 30, 2004, note receivable consisted of a promissory note totaling $160,000 which is discounted to a present value of $119,299 as further discussed in Note D.
NOTE G — SECURED BORROWINGS
      As of September 30, 2004 and 2003, we have approximately $6,134,000 and $20,324,000, respectively, in secured borrowings pursuant to an intercreditor agreement with the related amounts included in assets under secured borrowing. For the years ended September 30, 2004 and 2003, we recorded interest expense of $1,777,000 and $1,121,000, respectively, related to the secured borrowing.
NOTE H — MEMBERS’ EQUITY
1.     Membership Units
      As of September 30, 2004, the Manager had contributed $1,000,000 to us in connection with offering costs incurred on behalf of us in return for 100,000 units.

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)

2.	Allocations and Distributions
      In accordance with the operating agreement, our profits, gains and losses are to be credited to and charged against each member in proportion to their respective capital accounts as of the close of business on the last day of each calendar month.
      Interest received on mortgage loans net of expenses, is distributed monthly to members, members may elect to reinvest their distributions.
      Distributions of proceeds from the repayment of principal on a mortgage loan will be made to the members pro rata based on their capital accounts.

3.	Working Capital Reserves
      We are required by the operating agreement to maintain working capital reserves of approximately 3% of the aggregate capital accounts of the members. This reserve is available to pay any future expenses in excess of revenues, satisfy obligations of underlying security properties, expend money to satisfy our unforeseen obligations and for other permitted uses of its working capital. Working capital reserves of up to 3% in cash or cash equivalents, short-term investments and certificates of deposit are excluded from the funds committed to mortgage investments in determining what proportion of the offering proceeds and reinvested distributions have been invested in mortgage loans.
NOTE I — RELATED PARTY TRANSACTIONS
Transactions with the Manager
      Our Manager is entitled to receive from us a management fee of up to 0.25% of our aggregate capital contribution, paid monthly in arrears. The amount of management fees reported to our Manager for the fiscal years ended September 30, 2004 and 2003 approximated $255,000 and $253,000, respectively.
      As of September 30, 2004 and September 30, 2003, we owed our Manager approximately $652,000 and $362,000, respectively, generally for foreclosure and property maintenance costs advanced on our behalf and distributions due related to units owned by our Manager.
      As of September 30, 2004, Vestin Mortgage had an investment in us of approximately $1.0 million, which consists of certain costs paid on our behalf related to the registration and start-up costs. Vestin Mortgage has received 100,000 units from us related to this investment.
      From time to time we may acquire or sell investments in mortgage loans from/to our Manager or other related parties pursuant to the terms of our Operating Agreement provided the price does not exceed the original cost. No gain or loss is recorded on these transactions as it is not our intent to make a profit on the purchase or sale of such investments. The purpose is generally to diversify our portfolio by syndicating loans, thereby providing us with additional capital to make additional loans.
      During the year ended September 30, 2003, we purchased $479,000 in mortgage loans from our Manager.
Transactions with the Funds
      As of June 30, 2004 we owed Fund II approximately $1,470,000 primarily related to payments made on our behalf for the maintenance of real estate owned.
      During the year ended September 30, 2003 we purchased $14,469,950 in mortgage loans from Fund II. During the same period we sold $27,460,214 in mortgage loans to Fund II.

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
Transactions with other related parties
      During the years ended September 30, 2004 and 2003, we purchased a mortgage loan in the amount of $350,000 and $6,509,307, respectively from a company wholly-owned by our Manager’s Chief Executive Officer. Also, during the same period, we sold $290,938 in mortgage loans to the same party.
      During the year ended September 30, 2003 we sold $4,500,000 in loans to Vestin Group, Inc.
      During the year ended September 30, 2004 we paid $4,967 for legal fees to a law firm in which the Secretary of Vestin Group has an equity ownership interest.
NOTE J — REVENUE RELATED TO THE SALE OF REAL ESTATE
      We received a promissory note in the amount of $4,666,667 in lieu of cash from an unaffiliated party in connection with the sale of real estate located in the City of Mesquite, Nevada. The note required monthly interest payments at a rate of 8.5% per annum and had an original maturity date of June 13, 2005. In addition, we loaned $0.9 million to the unaffiliated party and received a mortgage note with an original maturity date of June 13, 2004 in connection with the sale. We were using the cost recovery method of accounting for the transaction. Accordingly, the Company did not recognize any income on the $4.7 million note until the principal balance of both notes were paid in full which occurred in the first calendar quarter of 2004. Under the cost recovery method, interest payments received by the Company in excess of the principal balance are not recorded as income until such time as the note is paid off. In February 2004, both notes were paid off and the Company recorded the $4.7 million as revenue related to the sale of real estate related to the original note and $0.3 million in interest income related to interest payments received prior to loan payoff.
NOTE K — RECENT ACCOUNTING PRONOUNCEMENTS
      In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (“FIN No. 46”). In December 2003, the FASB issued FASB Interpretation No. 46R, which served to clarify guidance in FIN No. 46. The FASB deferred the effective date for applying the provisions of FIN No. 46 for certain variable interest entities to periods ending after March 15, 2004. The implementation of FIN No. 46, as revised, had no impact on our financial statements.
NOTE L — LEGAL MATTERS INVOLVING THE MANAGER
      Vestin Group, Vestin Mortgage, and Del Mar Mortgage, Inc., a company wholly owned by Michael Shustek, the largest shareholder and CEO of Vestin Group are defendants in a civil action entitled Desert Land, L.L.C. et al. v. Owens Financial Group, Inc. et al (the “Action”). The Action was initiated by Desert Land, L.L.C. (“Desert Land”) on various loans arranged by Del Mar Mortgage, Inc. and/or Vestin Mortgage. On April 10, 2003, the United States District Court for the District of Nevada (the “Court”) entered judgment jointly and severally in favor of Desert Land against Vestin Group, Vestin Mortgage and Del Mar Mortgage, Inc. Judgment was predicated upon the Court’s finding that Del Mar Mortgage, Inc. received an unlawful penalty fee from the plaintiffs.
      Defendants subsequently filed a motion for reconsideration. The Court denied the motion and, on August 13, 2003, held that Vestin Group, Vestin Mortgage, and Del Mar Mortgage, Inc. are jointly and severally liable for the judgment in the amount of $5,683,312 (which amount includes prejudgment interest and attorney’s fees). On August 27, 2003, the Court stayed execution of the judgment against Vestin Group and Vestin Mortgage based upon the posting of a bond in the amount of $5,830,000. The bond was arranged by Michael Shustek and was posted without any cost or obligation to Vestin Group and Vestin Mortgage. Additionally, Del Mar Mortgage, Inc. has indemnified Vestin Group and Vestin Mortgage for any losses and expenses in connection with the Action, and Mr. Shustek has guaranteed the indemnification. On Septem-

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
ber 12, 2003, all of the defendants held liable to Desert Land appealed the judgment to the Ninth Circuit United States Court of Appeals. We are not a party to the Action.
      Our Manager is involved in a number of legal proceedings concerning matters arising in connection with the conduct of their business activities. The Manager believes it has meritorious defenses to each of these actions and intends to defend them vigorously. The Manager believes that it is not a party to any pending legal or arbitration proceedings that would have a material adverse effect on the Manager’s financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on the Manager’s net income in any particular period.
NOTE M — LEGAL MATTERS INVOLVING THE COMPANY
      The staff of the Pacific Regional Office of the Securities and Exchange Commission (“SEC”) has been conducting an informal inquiry into certain matters related to us, Vestin Group, Fund II and Fund III. The staff of the SEC has not identified the reasons for its inquiry, which remains ongoing as of December 14, 2004. We believe we have complied with SEC disclosure requirements and have cooperated with the inquiry. We cannot at this time predict the outcome of the inquiry.
      We are involved in a number of legal proceedings concerning matters arising in connection with the conduct of our business activities. We believe we have meritorious defenses to each of these actions and intends to defend them vigorously. We believe that we are not a party to any pending legal or arbitration proceedings that would have a material adverse effect on our financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on our net income in any particular period.
NOTE N — REDEMPTION LIMITATION
      In order to comply with our operating agreement and the Internal Revenue Code, we may redeem no more than 10% of the aggregate members’ capital in any calendar year. As of September 30, 2004, redemptions made since inception totaled $30.4 million. Balances in members’ capital accounts for as of January 1, 2004 was $89.5 million, which would limit redemptions to $9.0 million for calendar 2004. As of September 30, 2004, we had paid approximately $7.7 million in redemptions in 2004, and had $1.2 million in redemptions that remain to be fulfilled in 2004. As of September 30, 2004, requests to redeem approximately $8.1 million in 2005, $7.2 million in 2006, $6.5 million in 2007, $5.9 million in 2008, $5.3 million in 2009, $4.8 million in 2010, $4.3 million in 2011, and $3.9 million in 2012 had been logged.
NOTE O — SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
      The following schedule is a selected quarterly financial date for fiscal year ended September 30, 2004:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Year

Revenues	$2,048,148	$6,831,323	$1,965,319	$1,821,410	$12,666,200
Expenses	1,260,541	953,926	718,824	1,165,854	4,099,145

Net income	$787,607	$5,877,397	$1,246,495	$655,556	$8,567,055

Net income allocated to members per weighted average membership units	$0.09	$0.68	$0.15	$0.08	$1.03

Weighted average membership units	9,110,711	8,664,702	8,311,724	8,385,189	8,339,404

VESTIN FUND I, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The following schedule is a selected quarterly financial date for fiscal year ended September 30, 2003:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Year

Revenues	$2,656,246	$2,512,144	$2,642,236	$2,553,822	$10,364,448
Expenses	369,043	395,572	4,063,827	1,223,647	6,052,089

Net income	$2,287,203	$2,116,572	$(1,421,591)	$1,330,175	$4,312,359

Net income allocated to members per weighted average membership units	$0.23	$0.22	$(0.15)	$0.14	$0.76

Weighted average membership units	9,920,256	9,838,467	9,553,031	9,270,833	9,668,310

NOTE P — SUBSEQUENT EVENTS
      On December 7, 2004 Vestin Group filed a Form 8-K with the SEC announcing that effective January 1, 2005, John Alderfer will assume the responsibilities of Chief Financial Officer and treasurer of Vestin Group, succeeding Lance Bradford. John Alderfer will function as the equivalent of our Chief Financial Officer.
      Real estate held for sale sold subsequent to quarter end:

During October 2004, we and Fund II sold the Castaways Hotel/ Casino in Las Vegas, Nevada of which our portion of the net cash proceeds totaled $5,825,132. We originally sold this property under a 100% seller financing arrangement. The borrowers then sold the property to an unrelated third party which resulted in a payoff of the note and also allowed us to record the sale and remove the asset from seller financed real estate held for sale. In addition, during September 2004, we received a promissory note from the guarantors of the loan in the amount of $160,000 in exchange for a release of their personal guarantees. Since payments on the note do not begin for 18 months from the date of the note, we discounted the face value of the note to $119,299 which is based on a discount rate of 8%. The transaction resulted in a loss of $13,501 which is reflected in our valuation adjustments for the year ended September 30, 2004.

During November 2004, we and Fund II sold the 140 Unit/224 bed senior facility in Mesa, Arizona for of which our net proceeds totaled $1,027,855. We received cash of $160,206 and held back a promissory note and first deed of trust totaling $867,679. This transaction resulted in a gain of $1,547 which will be reflected in the quarter ended December 31, 2004.

During November 2004, we and Vestin Group, Inc. and affiliates sold a 30-unit condominium complex in Las Vegas, Nevada for of which our net proceeds totaled $1,990,353. We received cash of $396,603 and held back a promissory note and first deed of trust totaling $1,593,750. This transaction resulted in a gain of $114,315 which will be reflected in the quarter ended December 31, 2004.

Foreclosures subsequent to year end:

During October 2004, we foreclosed and took title to 32% of a 126 unit Ramada Inn Hotel in Mesquite, NV. Fund II owns the other 68% Our Manager has evaluated the carrying value of $2,140,267 and based on its estimated value and the underlying personal guarantee from the borrower, no valuation allowance was deemed necessary as of the date of foreclosure.

Schedule I
Vestin Fund I, LLC
MORTGAGE LOANS ON REAL ESTATE
MORTGAGE LOAN ROLLFORWARD

Balance, December 31, 2000	39,376,619
Additions during the period
New mortgage loans	136,896,686
Mortgage loans bought	—
Deductions during the period
Collections of principal	25,669,492
Foreclosed loans (Real estate held for sale)	—
Mortgage loans sold	53,375,657

79,045,149

Balance, December 31, 2001	97,228,156

Additions during the period
New mortgage loans	40,070,662
Mortgage loans bought	60,000
Deductions during the period
Collections of principal	33,438,414
Foreclosed loans (Real estate held for sale)	1,541,258
Mortgage loans sold	11,187,838

46,167,510

Balance, September 30, 2002	$91,191,308

Additions during the period
New mortgage loans	36,814,532
Mortgage loans bought	21,359,660
Mortgage loans transferred	4,149,318
Deductions during the period
Collections of principal	35,078,802
Foreclosed loans (Real estate held for sale)	32,960,248
Mortgage loans sold	33,281,151

101,320,201

Balance, September 30, 2003	$52,194,617

Additions during the period
New mortgage loans	42,733,616
Mortgage loans bought	2,848,464
Deductions during the period
Collections of principal	38,341,187
Foreclosed loans (Real estate held for sale)	5,963,174
Mortgage loans sold	5,528,138

(4,250,419)

Balance, September 30, 2004	$47,944,198

Schedule II
Vestin Fund I, LLC
MORTGAGE LOANS ON REAL ESTATE
MORTGAGE LOANS BY TYPE OF PROPERTY
      As of September 30, 2004:

			Carrying		Amount
		Face Amount of	Amount of	Maturity	Subject to
Type of Property	Interest Rate	Mortgage	Mortgage	Date	Delinquency

Acquisition and Development	8%-14%	$159,191,000	$18,810,500	2/05-3/06	$1,503,317
Construction	5%-14%	$31,529,136	$12,181,975	5/05-9/07	$2,140,267
Commercial	10%-14%	$82,535,000	$12,932,116	11/04-7/05	$—
Land	12%-14%	$34,379,000	$6,133,890	3/05-7/05	$—
Bridge	10%-13%	$36,131,000	$8,687,165	10/04-4/06	$7,526,775
      As of September 30, 2003:

			Carrying		Amount
		Face Amount of	Amount of	Maturity	Subject to
Type of Property	Interest Rate	Mortgage	Mortgage	Date	Delinquency

Commercial	5.5%-14%	$222,160,000	$23,210,297	12/02-6/05	$4,750,000
Construction	12%-14.5%	$88,150,000	$11,510,498	11/01-8/05	$3,847,345
Acquisition and Development	12%-14%	$76,700,000	$7,430,353	2/02-9/04	$3,369,010
Land	10%-13%	$14,859,500	$1,839,922	3/01-6/04	$220,780
Bridge	11%-14%	$73,565,000	$8,035,547	7/03-6/05	$816,155
Residential	12.5%	$168,000	$168,000	8/03-8/04	$—

Schedule III
Vestin Fund I, LLC
MORTGAGE LOANS ON REAL ESTATE
MORTGAGE LOANS BY LIEN POSITION
      As of September 30, 2004:

			Carrying		Amount
	Face Amount of		Amount of	Maturity	Subject to
Lien Position	Mortgage	Interest Rate	Mortgage	Date	Delinquency

1st	$340,940,136	5.0%-14%	$57,830,608	10/04-9/04	$11,170,358
2nd	$2,825,000	10.0%-13.0%	$915,038	12/04-3/05	$—
      As of September 30, 2003:

Amount
	Face Amount of	Interest	Carrying Amount	Maturity	Subject to
Lien Position	Mortgage	Rate	of Mortgage	Date	Delinquency

1st	$475,602,500	5.5%- 14.5%	$52,194,617	2/02-8/05	$13,003,290
2nd	$—	—	$—	—	$—

Schedule IV
Vestin Fund I, LLC
MORTGAGE LOANS ON REAL ESTATE
MORTGAGE LOANS THAT EXCEED THREE PERCENT OF THE PORTFOLIO
      As of September 30, 2004:

					Carrying	Amount
Description	Interest	Maturity	Lien	Face Amount of	Amount of	Subject to
of Loan	Rate	Date	Position	Mortgage	Mortgage	Delinquency

Land	14.00%	7/21/05	1st	$8,645,000	$1,500,000	$—
Acquisition and Development	14.00%	2/1/02	1st	$7,000,000	$1,503,317	$1,503,317
Acquisition and Development	13.00%	4/22/05	1st	$20,000,000	$1,781,932	$—
Construction	11.00%	5/21/05	1st	$6,000,000	$2,000,000	$—
Construction	14.00%	6/18/03	1st	$6,705,000	$2,140,267	$2,140,267
Acquisition and Development	9.00%	1/13/05	1st	$30,000,000	$2,231,507	$—
Land	12.00%	12/18/04	1st	$12,365,000	$2,308,110	$—
Acquisition and Development	8.00%	8/15/05	1st	$9,500,000	$2,720,391	$—
Commercial	11.00%	7/14/05	1st	$12,500,000	$3,000,000	$—
Bridge	11.00%	6/30/05	1st	$26.000.000	$3,320,000	$3,320,000
Bridge	10.00%	3/30/06	1st	$35,000,000	$3,672,128	$—
Acquisition and Development	8.00%	1/25/06	1st	$35,000,000	$4,105,958	$—
Bridge	14.00%	3/31/04	1st	$34,000,000	$4,138,662	$4,138,662
Bridge	10.00%	4/30/06	1st	$15,000,000	$6,684,000	$—
Construction	5.00%	6/28/05	1st	$15,334,136	$7,910,491	$—
Commercial	7.00%	6/14/05	1st	$2,000,000	$2,000,000	$2,000,000
Commercial	14.00%	4/6/03	1st	$8,400,000	$2,500,000	$2,500,000
Commercial	12.00%	11/27/03	1st	$8,000,000	$1,799,950	$—
Commercial	12.00%	11/27/03	1st	$29,000,000	$2,079,484	$—
Commercial	14.00%	3/31/04	1st	$34,000,000	$4,138,662	$—
Bridge	11.00%	6/30/03	1st	$23,000,000	$2,000,000	$—
Bridge	12.50%	8/19/04	1st	$20,500,000	3,398,779	$—
Acquisition and Development	14.00%	2/1/02	1st	$7,000,000	$3,369,010	$3,369,010
Acquisition and Development	14.00%	6/28/03	1st	$32,000,000	$2,759,100	$—
Construction	14.00%	11/18/01	1st	$4,500,000	$2,083,050	$2,083,050
Construction	14.50%	6/18/03	1st	$6,700,000	$2,140,270	$—
Construction	14.50%	6/8//03	1st	$6,100,000	$1,764,295	$1,764,295
Construction	13.50%	8/13/04	1st	$51,450,000	$4,468,942	$—

ANNEX A
[To be filed by amendment]

ANNEX B
[To be filed by amendment]

ANNEX C
[To be filed by amendment]

ANNEX D
[To be filed by amendment]

ANNEX E
[To be filed by amendment]

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.
      The Maryland General Corporation Law, or the MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our articles of incorporation of Vestin Realty Trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
      The MGCL requires a corporation (unless its charter provides otherwise, which Vestin Realty Trust’s does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which her or she is made or threatened to be made a party by reason of his or her service in that capacity.
      The MGCL permits a corporation to indemnify and advance expenses to its present and former directors, officers, employees and agents, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party because of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under the MGCL, however, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In accordance with the MGCL, Vestin Realty Trust is required, as a condition to advancing expenses to an officer or director, to obtain (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by Vestin Realty Trust as authorized by the Vestin Realty Trust charter and bylaws and (2) a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by Vestin Realty Trust if it is ultimately determined that the director or officer did not meet the standard of conduct.
      The charter of Vestin Realty Trust authorizes it to obligate Vestin Realty Trust, and the bylaws of Vestin Realty Trust obligates it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity or (2) any individual who, while a director of Vestin Realty Trust and at the request of Vestin Realty Trust, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.
      The Vestin Realty Trust charter and bylaws also permit Vestin Realty Trust to indemnify and advance expenses to any person who served a predecessor of Vestin Realty Trust in any of the capacities described above and to any employee or agent of Vestin Realty Trust or a predecessor of Vestin Realty Trust.
      Vestin Realty Trust will maintain a policy of insurance under which its directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers because of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. Vestin Realty Trust has been advised that, in the opinion of the Securities and Exchange Commission, indemnifying our directors, officers, and controlling persons for liabilities arising under the Securities Act pursuant to its charter and bylaws, or otherwise, is against public policy as expressed in the Act Securities and is, therefore, unenforceable.

Item 21.	Exhibits and Financial Statement Schedules.
      (a) Exhibits. The exhibits are as set forth in the Exhibit Index.
      (b) Financial Statement Schedules. All schedules have been omitted because they are not required or are not applicable or the required information is shown in the financial statements or related notes.

Item 22.	Undertakings.
      (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (b) The undersigned registrant hereby undertakes as follows:

(1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

(2) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (e) The undersigned registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
      (f) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on May 27, 2005.

VESTIN REALTY TRUST I, INC.

By	/s/ Michael V. Shustek

Michael V. Shustek
President and Chief Executive Officer
POWER OF ATTORNEY
      Each of the officers and directors of Vestin Realty Trust I, Inc. whose signature appears below hereby constitutes and appoints Michael V. Shustek and John W. Alderfer his true and lawful attorneys and agents, with full power of substitution, and with power to act alone, to sign on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-4 (including post-effective amendments) and any and all new registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to perform any acts necessary to file such amendments or registration statements, with exhibits thereto and other documents in connection therewith, and each of the undersigned does hereby ratify and confirm his signature as it may be signed by his said attorneys and agents to any and all such documents and all that said attorneys and agents, or their substitutes, shall do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael V. Shustek Michael V. Shustek	President, Chief Executive Officer and Director (Principal Executive Officer)	May 27, 2005

/s/ John W. Alderfer John W. Alderfer	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	May 27, 2005

/s/ Robert J. Aalberts Robert J. Aalberts	Director	May 27, 2005

/s/ Frederick J. Zaffarese Leavitt Frederick J. Zaffarese Leavitt	Director	May 27, 2005

/s/ Roland M. Sansone Roland M. Sansone	Director	May 27, 2005

Exhibit Index

Exhibit
Number		Document

2	.1*	Agreement and Plan of Merger between Vestin Fund I, LLC and the Registrant is included as Annex A to this proxy statement/ prospectus that is part of this Registration Statement.

3	.1*	Articles of Incorporation of the Registrant is included as Annex B to this proxy statement/ prospectus that is part of this Registration Statement.

3	.2*	Bylaws of the Registrant is included as Annex C to this proxy statement/ prospectus that is part of this Registration Statement.

3	.3*	Articles Supplementary of the Registrant is included as Annex D to this proxy statement/ prospectus that is part of this Registration Statement.

4	.1*	Reference is made to Exhibits 3.1, 3.2 and 3.3

4	.2*	Specimen Common Stock Certificate

4	.3*	Form of Rights Certificate

5	.1*	Opinion of Venable LLP as to the legality of the common stock

8	.1*	Opinion of Morrison & Foerster LLP as to certain tax matters

10	.1*	Form of Management Agreement between Vestin Mortgage, Inc.and the Registrant is included as Annex E to this proxystatement/ prospectus that is part of this Registration Statement.

10	.2*	Rights Agreement between the Registrant and the rights agent

10.3		Assignment Agreement, dated January 23, 2004, by and between Vestin Mortgage, Inc., Vestin Fund I, LLC, Vestin Fund II, LLC, Owens Financial Group, Inc. and Owens Mortgage Investment Fund

10.4		Intercreditor Agreement, dated January 17, 2003, by and among Vestin Mortgage, Inc., Vestin Fund I, LLC, Vestin Fund II, LLC and Western United Life Assurance Company

10.5		Intercreditor Agreement, dated April 22, 2004, by and between Vestin Mortgage, Inc. and Owens Mortgage Investment Fund

10.6		Intercreditor Agreement, dated June 24, 2004, by and betweenVestin Mortgage, Inc. and Owens Mortgage Investment Fund

10.7		Participation Agreement, dated May 13, 2004, by and among the Registrant, Vestin Fund I, LLC, Vestin Fund II, LLC and Royal Bank of America

21	.1*	List of subsidiaries of the Registrant

23	.1*	Consent of Venable LLP. Reference is made to Exhibit 5.1

23	.2*	Consent of Morrison & Foerster LLP. Reference is made to Exhibit 8.1

23.3		Consent of Moore Stephens Wurth Frazer and Torbet, LLP, Independent Auditors

24.1		Powers of Attorney. Reference is made to Page II-4

99	.1*	Form of Proxy Card of Registrant.

*	To be filed by amendment.